Exhibit 2.1

Execution Version

GOLDEN MINERALS COMPANY

AND

ECU SILVER MINING INC.

ARRANGEMENT AGREEMENT

DATED JUNE 24, 2011

i

TABLE OF CONTENTS

(continued)

ii

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated June 24, 2011,

GOLDEN MINERALS COMPANY, a corporation incorporated under the laws of Delaware (“Golden”)

- and -

ECU SILVER MINING INC., a corporation incorporated under the laws of Québec (“ECU”)

WHEREAS Golden and ECU wish to enter into a transaction providing for, among other things, the acquisition by Golden of all of the ECU Securities (as defined below);

AND WHEREAS Golden and ECU intend to carry out the transactions contemplated by this Agreement (as defined below) by way of an arrangement under the provisions of the QBCA (as defined below);

AND WHEREAS the ECU Board (as defined below), after consultation with its financial and legal advisors, has determined unanimously that the Plan of Arrangement (as defined below) is fair to the ECU Shareholders (as defined below) and is in the best interests of ECU and has resolved unanimously to recommend to the ECU Securityholders (as defined below), other than the holder of the Convertible Notes (as defined below), that they vote in favour of the Arrangement Resolution (as defined below);

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition Proposal” means, in relation to Golden or ECU, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal, expression of interest, or inquiry (oral or in writing) from any person (other than the other Party) after the date hereof relating to:

(a)                                  any alliance, joint venture, earn-in right, option to acquire, acquisition, sale or transfer, direct or indirect, of or affecting:

(i)                                     the assets of such Party and/or of one or more of its subsidiaries that, individually or in the aggregate:

(A)                              constitute 20% or more of the fair market value of the consolidated assets of such Party and its subsidiaries; or

(B)                                generate 20% or more of the consolidated revenue of such Party and its subsidiaries; or

(C)                                generate 20% or more of the consolidated operating income of such Party and its subsidiaries; or

(ii)                                  20% or more of any voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of such Party or, in the case of ECU, any of its subsidiaries or, in the case of Golden, any of the Golden Material Subsidiaries; or

(b)                                 any take-over bid, tender offer, exchange offer or similar transaction that, if consummated, would result in such person beneficially owning, directly or indirectly, 20% or more of any class of voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of such Party or, in the case of ECU, any of its subsidiaries or, in the case of Golden, any of the Golden Material Subsidiaries; or

(c)                                  a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such Party and, in the case of ECU, any of its subsidiaries or, in the case of Golden, any of the Golden Material Subsidiaries; or

(d)                                 any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or the Arrangement or which could reasonably be expected to materially reduce the benefits to the other Party under this Agreement or the Plan of Arrangement;

“Adverse Recommendation Change” has the meaning ascribed thereto in Section 7.2.3(b);

“affiliate” means, in respect of a specified person, a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, that specified person;

“Agreement” means this Arrangement Agreement, including (unless the context requires otherwise) the Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“AMF” means the Québec Autorité des marchés financiers;

“Arrangement” means the arrangement under Chapter XVI — Division II of the QBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.3 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of ECU and Golden, each acting reasonably;

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be voted upon by the ECU Shareholders and the ECU Securityholders at the ECU Meeting, to be substantially in the form and content of Schedule B hereto;

“Articles of Arrangement” means the articles of arrangement of ECU in respect of the Arrangement, required to be filed pursuant to section 418 of the QBCA with the Enterprise Registrar after the Final Order is made by the Court, which shall be in form and content satisfactory to ECU and Golden, each acting reasonably;

“Business Day” means any day, other than a Saturday, a Sunday or any other day on which the principal chartered banks located in (i) Denver, Colorado, or (ii) Montreal, Québec are not open for business during normal banking hours;

“Canadian GAAP” means generally accepted accounting principles determined with reference to the Handbook of the Canadian Institute of Chartered Accountants, as amended from time to time, including, for greater certainty, IFRS, where applicable;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Enterprise Registrar in accordance with Chapter XVIII of the QBCA in respect of the Articles of Arrangement;

“Chicago Project” means the Chicago Project, Velardeña Mining District, Durango State, Mexico, as described on Schedule 3.1(w)(i) to the ECU Disclosure Letter;

“Competition Act” means the Competition Act (Canada), as amended from time to time;

“Confidentiality Agreement” means the letter agreement dated April 21, 2011 between Golden and ECU pursuant to which Golden has been provided with access to confidential information of ECU and ECU has been provided with access to confidential information of Golden;

“Consideration” means the consideration payable by Golden in respect of each ECU Security pursuant to the Plan of Arrangement;

“control”: a person shall be deemed to be controlled by another person or by two or more persons if (i) voting securities of the first-mentioned person carrying more than 50 per cent of the votes attaching to such securities are held, otherwise than by way of security only, by or for the benefit of the other person or by or for the benefit of the other persons, and (ii), in the case of a company, the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of such company;

“Convertible Notes” means the convertible senior unsecured notes due June 30, 2012 to be issued by ECU to Golden pursuant to the Private Placement;

“Court” means the Superior Court of Québec;

“Cultural Heritage Laws” means all applicable Laws relating to the protection, reconnaissance and preservation of archaeological, historical or cultural evidences, remains, sites, features or artefacts;

“December 2009 Warrants” means the ECU Warrants issued pursuant to the December 2009 Warrant Indenture;

“December 2009 Warrant Indenture” means the warrant indenture dated as of December 9, 2009 between ECU and the Warrant Agent;

“Definitive Golden Proxy Statement” means the notice of the Golden Meeting and accompanying definitive proxy statement, including all schedules, appendices and exhibits thereto, filed with the SEC and to be sent to Golden Stockholders in connection with the Golden Meeting, as amended, supplemented or otherwise modified from time to time;

“Depositary” means Computershare Investor Services Inc., in its capacity as depositary for the Arrangement, or such other person as the Parties agree to engage as depositary for the Arrangement;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“ECU Approvals” means all Permits from any Governmental Entity necessary to conduct the businesses of ECU or any of its subsidiaries as now conducted or currently proposed to be conducted, as listed on Schedule 5.1(m) to the ECU Disclosure Letter;

“ECU Benefit Plans” has the meaning ascribed thereto in Section 3.1(ff)(i);

“ECU Board” means the board of directors of ECU as the same is constituted from time to time;

“ECU Board Change in Recommendation” has the meaning ascribed thereto in Section 8.2.1(c)(i);

“ECU Circular” means the notice of the ECU Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto, to be sent to ECU Securityholders in connection with the ECU Meeting, as amended, supplemented or otherwise modified from time to time;

“ECU Concessions” means any mining freehold title, conventional property interest, concession, claim, lease, licence, permit or other right to explore for, exploit, develop, remove, mine, produce, process or refine minerals or any interest therein which ECU or any of its subsidiaries owns or has a right or option to acquire or use, all as listed in Schedule 3.1(w)(i) to the ECU Disclosure Letter;

“ECU Contract” means any contract, agreement, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (written or oral) to which ECU or any of its subsidiaries is a party or by which ECU or any of its subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

“ECU Corporate Opinions” means legal opinions of local counsel, dated no earlier than the date that is three (3) days prior to the Effective Date and addressed to Golden, in respect of the legal status of each of the subsidiaries of ECU, substantially in the form and having the substance of the draft ECU Corporate Opinions attached to the ECU Disclosure Letter;

“ECU Data Room” means the internet-based data room established by or on behalf of ECU at https://ecusilver.sharefile.com/;

“ECU Data Room Information” means all information, books, maps, records, reports, files, data, interpretations, papers or other records or documents relating to ECU and its subsidiaries or their respective businesses, made available to Golden and its advisors prior to the date hereof in the ECU Data Room;

“ECU Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement executed by ECU and delivered to Golden prior to the execution of this Agreement;

“ECU Fairness Advisor” means Stonecap Securities Inc.;

“ECU Fairness Advisor Engagement Letter” has the meaning ascribed thereto in Section 3.1(rr);

“ECU Financial Advisor” means Dahlman Rose & Company, LLC, financial advisor to the ECU Board;

“ECU Financial Advisor Engagement Letter” has the meaning ascribed thereto in Section 3.1(rr);

“ECU Financial Statements” has the meaning ascribed thereto in Section 3.1(k);

“ECU Lands” means all interests and rights in real and immoveable property, including property rights, possession rights, licenses, leases, rights of way, rights to use, surface rights, easements and any kind of permits or authorizations permitting the use of land or other real property interests (but excluding the ECU Concessions) which ECU or any of its subsidiaries owns or has a right in or interest in or has an option or other right to acquire or use, all as indicated in Schedule 3.1(w)(i) to the ECU Disclosure Letter;

“ECU Locked-Up Securityholders” means the ECU Securityholders who will enter into the ECU Meeting Voting Agreement with Golden, including all directors and senior officers of ECU, pursuant to which they will agree, subject to the terms of the ECU Meeting Voting Agreement, to vote their ECU Securities (including any ECU Shares issuable upon the exercise of ECU Options or ECU Warrants) in favour of the Arrangement Resolution;

“ECU Material Adverse Effect” means any change, effect, event, occurrence or state of facts that individually or in the aggregate with other such changes, effects, events, occurrences or states of fact, (i) would prevent, make illegal, materially delay the consummation of, or impose material limitations or conditions on the consummation of the Arrangement or Golden’s ability to acquire, own, or exercise full rights of ownership over, the ECU Securities or any material portion of the business or assets of ECU, or (ii) is or would reasonably be expected to be material and adverse to the business, assets (tangible or intangible), capital, properties, liabilities (contingent or otherwise), prospects, operations, results of operations or condition (financial or otherwise) of ECU and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts resulting primarily from:

(a)                                  the announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder;

(b)                                 general changes in the political, economic, currency exchange, securities, commodity market or financial conditions in Canada or Mexico;

(c)                                  any change in applicable Laws or regulations or in Canadian GAAP or in the TSX rules;

(d)                                 any natural disaster;

(e)                                  conditions generally affecting, as a whole, the mining industry generally in jurisdictions in which ECU and its subsidiaries operate;

(f)                                    any matter that has been disclosed in the ECU Public Disclosure Record or has been communicated in writing to Golden as of the date of this Agreement in the ECU Disclosure Letter;

(g)                                 any change in the market price of silver; or

(h)                                 any decrease in the market price or any decline in the trading volume of ECU Shares on the TSX (it being understood, however, that any cause underlying such change in market price or trading volume may be taken into account in determining whether an ECU Material Adverse Effect has occurred) or any suspension of trading in securities generally on the TSX;

provided that, notwithstanding the foregoing, any change, effect, event, occurrence or state of facts described in clauses (b), (c), (d), (e) and (g) of this definition shall constitute an ECU Material Adverse Effect to the extent that any such change, effect, event, occurrence or state of facts has or would reasonably be expected to have, individually or in the aggregate, a disproportionate impact on the business, assets, capital, properties, liabilities, prospects, operations, results of operations or condition (financial or otherwise) of ECU and its subsidiaries, taken as a whole, relative to comparable entities operating in the industry in which ECU operates;

“ECU Material Contract” means any ECU Contract (i) involving current and future aggregate actual or contingent obligations to pay (including advances) to or by ECU or any of its subsidiaries of more than $250,000 in any one calendar year or $500,000 during the entire term (including, if applicable, any renewals thereof) of the ECU Material Contract, (ii) relating to current or future indebtedness of $250,000 or more; (iii) related to litigation or settlement thereof which does or could have any actual or contingent obligations or entitlements of ECU or any of its subsidiaries which have not been fully satisfied prior to the date of this Agreement, other than such ECU Contracts which, individually or together, would have aggregate obligations or entitlements of not more than $250,000, (iv) with any Governmental Entity; (v) that limits or purports to limit the ability of any of ECU or any of its subsidiaries or any key executives of any of the foregoing, to compete in any line of business or with any person or in any geographic area or during any period of time, (vi) that limits or purports to limit the ability of ECU or any of its subsidiaries to solicit any customers, clients, employees or service or product providers of the other parties thereto, (vii) in respect of any joint venture, earn-in rights, partnership or shareholders’ agreement, (viii) involving a sharing of profits, losses, costs or liabilities by ECU or any of its subsidiaries with any third party that would result in one or more third parties being entitled to more than $250,000 in the aggregate, (ix) the termination of which would reasonably be expected to have an ECU Material Adverse Effect (x) that could result in the payment of a finder’s fee, success fee or other similar fee upon completion of the Arrangement, or (xi) with annual payments by ECU or any of its subsidiaries in excess of $250,000 with a term or commitment to or by ECU or any of its subsidiaries that may reasonably extend beyond one year after the date hereof and which cannot be terminated without penalty or payment on less than 60 days’ notice or which is outside the ordinary course of business;

“ECU Meeting” means the special meeting of ECU Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“ECU Meeting Record Date” means the record date for ECU Securityholders entitled to receive notice of and vote at the ECU Meeting;

“ECU Meeting Voting Agreement” means the voting agreement (including all amendments thereto) to be entered into between Golden and the ECU Locked-Up Securityholders, in form and substance satisfactory to ECU, acting reasonably;

“ECU Option In-the-Money Amount” means the amount, if any, by which (A) the total fair market value (determined immediately before the Effective Time) of the ECU Shares that an ECU Optionholder was entitled to acquire upon the exercise of such ECU Option exceeds (B) the amount payable to acquire such ECU Shares;

“ECU Optionholder” means a registered holder of ECU Options;

“ECU Options” means options to purchase ECU Shares granted under the ECU Stock Option Plan;

“ECU Public Disclosure Record” means all documents and information filed by ECU under applicable Securities Laws and publicly available on SEDAR;

“ECU Securities” means, collectively, the ECU Shares, the ECU Options, the ECU Warrants and the Convertible Notes;

“ECU Securityholders” means the holders of ECU Securities;

“ECU Shareholder” means a holder of ECU Shares;

“ECU Shares” means the common shares in the capital of ECU;

“ECU Stock Option Plan” means the Stock Option Plan of ECU, as approved by ECU Shareholders on June 28, 2007 and as amended on May 1, 2009;

“ECU Termination Fee” has the meaning ascribed thereto in Section 7.4.3;

“ECU Termination Fee Event” has the meaning ascribed thereto in Section 7.4.4;

“ECU Title Opinions” means one or more legal opinions, dated no earlier than the date that is three (3) days prior to the Effective Date and addressed to Golden, in respect of title to the ECU Lands and ECU Concessions pertaining to the Velardeña Properties, the Chicago Project and the San Diego Project confirming that as of the date of such opinion, ECU and/or one or more of its subsidiaries has good and valid title to the ECU Lands and ECU Concessions, free and clear of all Liens and defects of any nature whatsoever, other than such qualifications as are noted therein, substantially in the form and having the substance of the draft forms of ECU Title Opinions attached to the ECU Disclosure Letter and being similar in scope to the Golden Title Opinions;

“ECU Warrants” means, collectively, the February 2009 Warrants and the December 2009 Warrants;

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System;

“Effective Date” means the date shown upon the Certificate of Arrangement which gives effect to the Arrangement;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“El Quevar Project” means the El Quevar Project located in Salta Province, Argentina, including the concessions held by Silex Argentina, S.A. as described on Schedule 4.1(w)(i) to the Golden Disclosure Letter;

“Enterprise Registrar” means the enterprise registrar appointed by the Minister of Revenue of Québec;

“Environmental Laws” means all applicable Laws imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances or wastes in connection with or for or to the protection of human health, safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation);

“Environmental Liabilities” means, with respect to any person, all liabilities, obligations, responsibilities, responses, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs and expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative order, investigation, proceeding or demand by any person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, relating to any environmental matter arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any real or personal property;

“Environmental Permits” means all permits, licenses, written authorizations, certificates, approvals, program participation requirements, sign-offs or registrations required by or available with or from any Governmental Entity under any Environmental Laws;

“Exchange Ratio” means 0.050;

“Exclusivity Agreement” means the letter agreement dated May 31, 2011 between Golden and ECU which is attached as a schedule to the proposal letter between Golden and ECU dated the same date;

“February 2009 Warrants” means the ECU Warrants issued pursuant to the February 2009 Warrant Indenture;

“February 2009 Warrant Indenture” means the warrant indenture dated as of February 20, 2009, as amended on March 26, 2009 and May 8, 2009, between ECU and the Warrant Agent;

“Final Order” means the order made after application to the Court, presented to the Court in a form and content acceptable to the Parties, each acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of the Parties, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any requested amendment is acceptable to the Parties, each acting reasonably) on appeal;

“Golden Approvals” means all Permits from any Governmental Entity necessary to conduct the businesses of Golden or any of the Golden Material Subsidiaries as now conducted or currently proposed to be conducted, as listed on Schedule 5.4(k) to the Golden Disclosure Letter;

“Golden Benefit Plans” has the meaning ascribed thereto in Section 4.1(ff);

“Golden Board” means the board of directors of Golden as the same is constituted from time to time;

“Golden Board Change in Recommendation” has the meaning ascribed thereto in Section 8.2.1(d)(i);

“Golden Concessions” means any mining freehold title, conventional property interest, concession, claim, lease, licence, permit or other right to explore for, exploit, develop, remove, mine, produce, process or refine minerals or any interest therein which Golden or any of its subsidiaries owns or has a right or option to acquire or use in respect of the El Quevar Project and the Zacatecas Project, as listed in Schedule 4.1(w)(i) to the Golden Disclosure Letter;

“Golden Contract” means any contract, agreement, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (written or oral) to which Golden or any of the Golden Material Subsidiaries is a party or by which Golden or any of the Golden Material Subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

“Golden Corporate Opinions” means legal opinions of local counsel, dated no earlier than the date that is three (3) days prior to the Effective Date and addressed to ECU, in respect of the legal status of each of the Golden Material Subsidiaries, substantially in the form and having the substance of the draft Golden Corporate Opinions attached to the Golden Disclosure Letter;

“Golden Data Room” means the internet-based data room established on behalf of Golden at https://services.intralinks.com/login/?w=890715&p=3&urlId=137734708;

“Golden Data Room Information” means all information, books, maps, records, reports, files, data, interpretations, papers or other records or documents relating to Golden and its subsidiaries or their respective businesses, made available to ECU and its advisors prior to the date hereof in the Golden Data Room;

“Golden Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement executed by Golden and delivered to ECU prior to the execution of this Agreement;

“Golden Equity Incentive Plan” means the equity incentive plan adopted by Golden on April 3, 2009, as amended from time to time;

“Golden Financial Advisor” means BMO Capital Markets Inc., financial advisor to the Golden Board;

“Golden Financial Statements” has the meaning ascribed thereto in Section 4.1(k);

“Golden Lands” means all interests and rights in real and immoveable property, including property rights, possession rights, licenses, leases, rights of way, rights to use, surface rights, easements and any kind of permits or authorizations permitting the use of land or other real property interests (but excluding the Golden Concessions) which Golden or any of its subsidiaries owns or has a right in or interest in or has an option or other right to acquire or use in respect of the El Quevar Project or the Zacatecas Project, all as indicated in Schedule 4.1(w)(i) to the Golden Disclosure Letter;

“Golden Locked-Up Stockholders” means the Golden Stockholders who will enter into the Golden Meeting Voting Agreement with ECU, including all directors and senior officers of Golden, pursuant to which they will agree, subject to the terms of the Golden Meeting Voting Agreement, to vote their Golden Stock (including any Golden Stock issuable upon the exercise of any securities convertible into or exercisable for Golden Stock) in favour of the Golden Meeting Resolution;

“Golden Material Adverse Effect” means any change, effect, event, occurrence or state of facts that individually or in the aggregate with other such changes, effects, events, occurrences or states of fact, (i) would prevent, make illegal, materially delay the consummation of, or impose material limitations or conditions on the consummation of the Arrangement, (ii) is or would reasonably be expected to be material and adverse to the business, assets (tangible or intangible), capital, properties, liabilities (contingent or otherwise), prospects, operations, results of operations or condition (financial or otherwise) of Golden and its subsidiaries taken as a whole, other than any change, effect, event, occurrence or state of facts resulting primarily from:

(a)                                  the announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder;

(b)                                 general changes in political, economic, currency exchange, securities, commodity market or financial conditions in Canada, the United States or Argentina;

(c)                                  any change in applicable Laws or regulations or in U.S. GAAP or in TSX or NYSE Amex rules;

(d)                                 any natural disaster;

(e)                                  conditions generally affecting, as a whole, the mining industry generally in jurisdictions in which Golden and its subsidiaries operate;

(f)                                    any matter that has been disclosed in the Golden Public Disclosure Record or has been communicated in writing to ECU as of the date of this Agreement in the Golden Disclosure Letter;

(g)                                 any change in the market price of silver; or

(h)                                 any decrease in the market price or any decline in the trading volume of Golden Stock on the TSX or NYSE Amex (it being understood, however, that any cause underlying such change in market price or trading volume may be taken into account in determining whether a Golden Material Adverse Effect has occurred) or any suspension of trading in securities generally on the TSX or NYSE Amex;

provided that, notwithstanding the foregoing, any change, effect, event, occurrence or state of facts described in clauses (b), (c), (d), (e) and (g) of this definition shall constitute a Golden Material Adverse Effect to the extent that any such change, effect, event, occurrence or state of facts has or would reasonably be expected to have, individually or in the aggregate, a disproportionate impact on the business, assets, capital, properties, liabilities, prospects, operations, results of operations or condition (financial or otherwise) of Golden and its subsidiaries taken as a whole, relative to comparable entities operating in the industry in which Golden operates;

“Golden Material Contract” means any (a) Golden Contract or (b) other contract, agreement, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation of any of Golden’s subsidiaries relating to the El Quevar Project or the Zacatecas Project (i) involving current and future aggregate actual or contingent obligations to pay (including advances) to or by Golden or any of its subsidiaries of more than $250,000 in any one calendar year or $500,000 during the entire term (including, if applicable, any renewals thereof) of the Golden Material Contract, (ii) relating to current or future indebtedness of $250,000 or more; (iii) related to litigation or settlement thereof which does or could have any actual or contingent obligations or entitlements of Golden or any of its subsidiaries which have not been fully satisfied prior to the date of this Agreement, other than such Golden Contracts which, individually or together, would have aggregate obligations or entitlements of not more than $250,000, (iv) with any Governmental Entity; (v) that limits or purports to limit the ability of any of Golden or any of its subsidiaries or any key executives of any of the foregoing, to compete in any line of business or with any person or in any geographic area or during any period of time, (vi) that limits or purports to limit the ability of Golden or any of its subsidiaries to solicit any customers, clients, employees or service or product providers of the other parties thereto, (vii) in respect of any joint venture, earn-in rights, partnership or shareholders’ agreement, (viii) involving a sharing of profits, losses, costs or liabilities by Golden or any of its subsidiaries with any third party that would result in one or more third parties being entitled to more than $250,000 in the aggregate, (ix) the termination of which would reasonably be expected to have a Golden Material Adverse Effect, (x) that could result in the payment of a finder’s fee, success fee or other similar fee upon completion of the Arrangement; or (xi) with annual payments by Golden or any of its subsidiaries in excess of $250,000 with a term or commitment to or by Golden or the applicable subsidiary that may reasonably extend beyond one year after the date hereof and which cannot be terminated without penalty or payment on less than 60 days’ notice or which is outside the ordinary course of business;

“Golden Material Subsidiaries” means Silex Argentina, S.A., Compañía de Minerales de Zacatecas, S. de R.L. de C.V.,  Minera de Cordilleras, S. de R.L. de C.V., and Minera Largo, S. de R.L. de C.V.;

“Golden Meeting” means the special meeting of the Golden Stockholders, including any adjournment or postponement thereof, to be called for the purposes of obtaining the approval of the Golden Meeting Resolution and the increase of Golden’s authorized capital above 50,000,000 shares of Golden Stock, all in accordance with the requirements of the TSX and NYSE Amex, as applicable;

“Golden Meeting Resolution” means the resolutions to be voted upon by Golden Stockholders at the Golden Meeting approving (a) the issuance of Golden Stock pursuant to this Agreement, the Plan of Arrangement and the exercise of the Golden Replacement Securities and (b) to the extent required by applicable Law, the adoption of the Golden Replacement Option Plan;

“Golden Meeting Voting Agreement” means the voting agreement (including all amendments thereto) to be entered into between ECU and the Golden Locked-Up Stockholders, in form and substance satisfactory to Golden, acting reasonably;

“Golden Option In-the-Money Amount” means the amount, if any, by which (A) the total fair market value (determined immediately after the Effective Time)

of the Golden Stock that a holder of a Golden Replacement Option is entitled to acquire upon the exercise of such Golden Replacement Option exceeds (B) the amount payable to acquire such Golden Stock;

“Golden Options” means options to purchase Golden Stock issued pursuant to the Golden Equity Incentive Plan;

“Golden Proxy Statement” means either the Preliminary Golden Proxy Statement or the Definitive Golden Proxy Statement;

“Golden Public Disclosure Record” means all documents and information filed by Golden under applicable Securities Laws and publicly available on SEDAR or EDGAR;

“Golden Replacement December 2009 Warrants” means warrants exercisable to acquire Golden Stock issued pursuant to the Plan of Arrangement, in replacement of the December 2009 Warrants;

“Golden Replacement February 2009 Warrants” means warrants exercisable to acquire Golden Stock issued pursuant to the Plan of Arrangement, in replacement of the February 2009 Warrants;

“Golden Replacement Option Plan” means the stock option plan to be adopted by Golden and, if necessary, approved by Golden Stockholders at the Golden Meeting, providing for the issuance of Golden Replacement Options, which option plan shall be substantially similar in form and substance to the ECU Stock Option Plan, as amended by the Plan of Arrangement;

“Golden Replacement Options” means options to purchase Golden Stock issued pursuant to the Plan of Arrangement in replacement of ECU Options;

“Golden Replacement Securities” means, collectively, the Golden Replacement Options and the Golden Replacement Warrants;

“Golden Replacement Warrants” means collectively, the Golden Replacement February 2009 Warrants and the Golden Replacement December 2009 Warrants;

“Golden Securities” means, collectively, the Golden Stock, the Golden Replacement Options and the Golden Replacement Warrants;

“Golden Shelf Registration Statement” has the meaning ascribed thereto in Section 5.11.1(e);

“Golden Stock” means common stock, par value U.S.$0.01 of Golden;

“Golden Stockholder” means a holder of Golden Stock;

“Golden Termination Fee” has the meaning ascribed thereto in Section 7.4.3;

“Golden Termination Fee Event” has the meaning ascribed thereto in Section 7.4.5;

“Golden Title Opinions” means one or more legal opinions, dated no earlier than the date that is three (3) days prior to the Effective Date and addressed to ECU, in respect of title to the Golden Lands and Golden Concessions, confirming that as of the date of such opinion, Golden and/or one or more of its subsidiaries has good and valid title to the Golden Lands and Golden Concessions, free and clear of all Liens and defects of any nature whatsoever, other than such qualifications as are noted therein, substantially in the form and having the substance of the draft forms of Golden Title Opinions attached to the Golden Disclosure Letter;

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing, (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) any stock exchange, including the TSX and the NYSE Amex;

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the regulations promulgated thereunder;

“IFRS” means, at any given date, International Financial Reporting Standards, as applied in Canada, which include standards and interpretations adopted by the International Accounting Standards Board, applied on a consistent basis;

“including”, “includes” or similar expressions are not intended to be limiting and are deemed to be followed by the expression “without limitation”;

“Interim Order” means the order made after application to the Court, presented to the Court in a form and content acceptable to the Parties, each acting reasonably, providing for, among other things, the calling and holding of the ECU Meeting, as the same may be amended by the Court at the request of ECU with the consent of Golden, acting reasonably;

“Intervening Event” has the meaning ascribed thereto in Section 7.2.3(b);

“Investment Canada Act” means the Investment Canada Act, as amended from time to time;

“Key Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities set out in Schedule C hereto;

“Key Third Party Consents” means those consents, approvals and notices, including as set out in Schedule D hereto, required to proceed with the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, writs, awards, decrees, rulings, ordinances, judgements, injunctions, determinations or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including, where applicable, the TSX and the NYSE Amex), and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are applicable to such person or its business, undertaking, property or securities and emanate from a person having jurisdiction over the person or persons or its or their business, undertaking, property or securities;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests or encumbrances of any kind, whether contingent or absolute, and any right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“material fact” means a fact that would reasonably be expected to have a significant effect on the market price or value of securities;

“Minerals” means all ores, doré, concentrates and other products derived therefrom, of precious, base and industrial minerals, including diamonds, which may be lawfully explored for, mined and sold pursuant to Mineral Rights and other instruments of title;

“Mineral Rights” means prospecting licences, exploration licences, mining leases, mining licences, mineral concessions and other forms of mineral tenure or other rights to Minerals, or to work upon lands for the purposes of exploring for, developing or extracting Minerals under any forms of mineral title (or any interest therein) recognized under applicable Laws;

“Money Laundering Laws” means, collectively, all financial recordkeeping and reporting requirements and money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity;

“NI 43-101” means National Instrument 43-101 — Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators;

“NI 45-102” means National Instrument 45-102 — Resale of Securities of the Canadian Securities Administrators;

“Notified Party” has the meaning ascribed thereto in Section 7.3.1;

“Notifying Party” has the meaning ascribed thereto in Section 7.3.1;

“NYSE Amex” means the NYSE Amex Stock Exchange;

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a person, that such action is consistent in nature, scope and magnitude with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person; provided that in any event such action is not unreasonable or unusual or could not reasonably be expected to impede or impair the completion of the Arrangement;

“Outside Date” means the date that is four (4) months from the date of entering into this Agreement; provided, however, that in the event the outside date for the ECU Meeting is extended pursuant to Section 2.4(a) and/or the Golden Meeting is extended pursuant to Section 2.10(a), the Outside Date shall be extended by the same number of days;

“Parties” means ECU and Golden, and “Party” means either of them;

“Permit” means any license, permit, certificate, consent, order, grant, approval, classification, registration, flagging or other authorization of or from any Governmental Entity;

“person” shall be broadly interpreted and includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A hereto, and any amendments or variations thereto made in accordance with Section 8.3 hereof or the plan of arrangement or made at the direction of the Court in the Final Order with the consent of ECU and Golden, each acting reasonably;

“Preliminary Golden Proxy Statement” means the preliminary proxy statement, including all schedules, appendices and exhibits thereto, to be filed with the SEC in connection with the Golden Meeting as required under applicable Securities Laws, as amended, supplemented or otherwise modified from time to time;

“Private Placement” means the subscription by Golden for $15,000,000 in principal amount of Convertible Notes at par, pursuant to the Subscription Agreement;

“Proceedings” means any claim, action, suit, proceeding, objection, opposition, arbitration, mediation or investigation, assessment or reassessment, whether civil, criminal, administrative or investigative;

“QBCA” means the Business Corporations Act (Québec), R.S.Q., c. S-31.1, as amended, and the regulations made thereunder, as promulgated or amended from time to time;

“Québec Securities Act” means the Securities Act (Québec) and the rules, regulations, forms and published instruments, policies, bulletins and notices made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Regulatory Authorities” means all Governmental Entities having jurisdiction over ECU, Golden or any of their respective subsidiaries, as applicable, or the respective activities of any of the foregoing;

“Regulatory Authorization” means licenses, permits, authorizations, approvals, registrations and consents under or issued by the Regulatory Authorities;

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water or property;

“Representatives” has the meaning ascribed thereto in Section 7.2.1;

“Response Period” has the meaning ascribed thereto in Section 7.3.1(b);

“Returns” means all reports, forms, elections, information statements and returns (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto relating to, or required to be filed or prepared in connection with any Taxes;

“San Diego Project” means the San Diego Project, Velardeña Mining District, Durango State, Mexico, as described on Schedule 3.1(w)(i) to the ECU Disclosure Letter;

“SEC” means the United States Securities and Exchange Commission;

“Section 3(a)(10) Exemption” has the meaning ascribed thereto in Section 2.3;

“Securities Authorities” means, collectively, the AMF, the SEC and the applicable securities commissions and other securities regulatory authorities in each of the other provinces of Canada and states of the United States;

“Securities Laws” means the applicable securities Laws in each of the provinces of Canada and the U.S. Securities Act and the U.S. Exchange Act, together with other applicable securities rules, regulations, forms, published instruments, policies, bulletins and notices made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“SEDAR” means the System for Electronic Document Analysis Retrieval of the Canadian Securities Administrators;

“Shareholder Rights Plan” means the Shareholder Rights Plan Agreement dated as of May 1, 2009 between ECU and Computershare Investor Services Inc., in its capacity as rights agent;

“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan;

“Subscription Agreement” means the agreement dated the date of this Agreement between ECU and Golden setting out the terms and conditions of the Private Placement;

“subsidiary” means, in relation to a specified person, a person controlled by such specified person directly, or indirectly through one or more intermediaries;

“Superior Proposal” means any bona fide written Acquisition Proposal that is an unsolicited offer made after the date of this Agreement (and not obtained in violation of Section 7.2 or the Exclusivity Agreement or any agreement between the person making the Superior Proposal and the Party in respect of which the Superior Proposal is made) that relates to 100% of the outstanding ECU Shares or Golden Stock, as applicable, or all or substantially all of the consolidated assets of ECU or Golden, as applicable, and its subsidiaries, and (i) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the person making such proposal; (ii) that is made on the same terms and conditions to all ECU Shareholders or Golden Stockholders (to the extent the offer relates to the acquisition of securities), as the case may be; (iii) the financing of which is fully committed; (iv) that is not subject to a due diligence condition; (v) in respect of which the applicable Party’s board of directors determines, in its good faith judgment, after receiving the written advice of its outside legal advisors and the ECU Financial Advisor or the Golden Financial Advisor, as applicable, that (a) failure to recommend such Acquisition Proposal to the ECU Shareholders or Golden Stockholders, as applicable, would be inconsistent with its fiduciary duties under applicable Law; and (b) having regard for all of its terms and conditions, such Acquisition Proposal, will, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the ECU Shareholders or Golden Stockholders, as the case may be, from a financial point of view than the transaction contemplated by this Agreement, after taking into account any change to the transaction contemplated by this Agreement proposed by the other Party pursuant to Section 7.3; and (vi) that does not provide for the payment of any break, termination or other fees or expenses to the other party to the Acquisition Proposal in the event that ECU completes the Arrangement or any other similar transaction with Golden or any of its affiliates agreed to prior to any termination of this Agreement;

“Supplemental December 2009 Warrant Indenture” has the meaning ascribed thereto in Section 5.11.2(d);

“Supplemental February 2009 Warrant Indenture” has the meaning ascribed thereto in Section 5.11.1(d);

“Tax Act” means the Income Tax Act (Canada) as amended from time to time;

“Taxes” means (a) any and all taxes, imposts, levies, withholdings, duties, fees, premiums, assessments and other charges of any kind, however denominated and instalments in respect thereof, imposed by any Governmental Entity, including for greater certainty all income or profits taxes (including Canadian and foreign federal, provincial, state and territorial income taxes), payroll and employee withholding taxes, employment taxes, unemployment insurance, disability taxes, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, goods and services taxes, harmonized sales taxes, value-added taxes, franchise taxes, gross receipts taxes, capital taxes, business license taxes, alternative minimum taxes, estimated taxes, abandoned or unclaimed (escheat) taxes, occupation taxes, real and personal property taxes, land transfer taxes, resource royalty taxes, production taxes, stamp taxes, documentation taxes, environmental taxes, transfer taxes, severance taxes, workers’ compensation, Canada, Québec and other government pension plan premiums or contributions and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which ECU, Golden or any of their respective subsidiaries, as applicable, is required to pay, withhold or collect, together with any interest, penalties or other additions to tax that may become payable in respect of such taxes, and any interest in respect of such interest, penalties and additions whether disputed or not, and (b) any liability for the payment of any amount described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any Tax sharing or Tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s Taxes as a transferee or successor, by contract or otherwise;

“Termination Fee” means the ECU Termination Fee or the Golden Termination Fee, as applicable;

“TSX” means the Toronto Stock Exchange;

“U.S.” or “United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“U.S. Economic Sanctions” means economic sanctions of the United States administered by OFAC or any Law or executive order relating thereto;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. GAAP” means United States generally accepted accounting principles;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“Velardeña Properties” means the Velardeña District Properties, Velardeña Mining District, Durango State, Mexico, as described on Schedule 3.1(w)(i) to the ECU Disclosure Letter;

“Warrant Agent” means Computershare Trust Company of Canada, in its capacity as warrant agent under the February 2009 Warrant Indenture and the December 2009 Warrant Indenture; and

“Zacatecas Project” means the Zacatecas Project located in the state of Zacatecas, Mexico, as described on Schedule 4.1(w)(i) to the Golden Disclosure Letter.

1.2                                                                               Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3                                                                               Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4                                                                               Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5                                                                               Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.6                                                                               Knowledge

In this Agreement, references to “the knowledge of ECU” mean the knowledge of Michel Roy, Stephen Altmann and Dwight Walker after due enquiry within ECU and its subsidiaries (including of relevant documentation), and references to “the knowledge of Golden” means the knowledge of Jeffrey Clevenger, Robert Vogels and Jerry Danni after due inquiry within Golden and its subsidiaries (including of relevant documentation).

1.7                                                                               Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	-	Plan of Arrangement

Schedule B	-	Arrangement Resolution

Schedule C	-	Key Regulatory Approvals

Schedule D	-	Key Third Party Consents

ARTICLE 2
THE ARRANGEMENT

2.1                                                                               Arrangement

ECU and Golden agree that the Arrangement shall be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2                                                                               Interim Order

ECU shall, as soon as reasonably practicable and in any event not later than fifteen (15) days after the date hereof, apply in a manner acceptable to Golden, acting reasonably, pursuant to Chapter XVI — Division II of the QBCA and, in cooperation with Golden, prepare, file and thereafter diligently pursue (subject to the Court’s availability) an application on an ex parte basis before the Court for the Interim Order, which shall provide, among other things:

(a)                                  for the class of persons to whom notice is to be provided in respect of the Arrangement and the ECU Meeting and for the manner in which such notice is to be provided;

(b)                                 for the fixing of the ECU Meeting Record Date and that the ECU Meeting Record Date will not change in respect of any adjourned ECU Meeting;

(c)                                  that the requisite approvals for the Arrangement Resolution shall be (i) at least 66 2/3% of the votes cast on the Arrangement Resolution by ECU Shareholders present in person or represented by proxy at the ECU Meeting, and (ii) at least 66 2/3% of the votes cast on the Arrangement Resolution by ECU Securityholders (voting together as a single class on the basis of one vote per ECU Share, one vote per ECU Option (vested or unvested), one vote per ECU Warrant and one vote for each ECU Share into which the Convertible Notes are convertible (it being acknowledged and agreed that the Convertible Notes will vote on an “as converted” basis, notwithstanding that they may not have been converted into ECU Shares as at the ECU Meeting Record Date)) present in person or represented by proxy at the ECU Meeting;

(d)                                 that, in all other respects, the terms, restrictions and conditions of ECU’s articles of incorporation and by-laws, including quorum requirements and all other matters, shall apply in respect of the ECU Meeting;

(e)                                  for the grant of Dissent Rights;

(f)                                    for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(g)                                 that the ECU Meeting may be adjourned or postponed from time to time by ECU (with the prior written consent of Golden) without the need for additional approval of the Court;

(h)                                 a statement of the Parties’ intention to rely on the Section 3(a)(10) Exemption to issue Golden Stock, Golden Replacement Options and Golden Replacement Warrants pursuant to the Arrangement; and

(i)                                     for such other matters as Golden or ECU (with the prior consent of the other) may reasonably require.

2.3                                                                               U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Golden Securities issued on completion of the Arrangement to the ECU Securityholders will be issued by Golden in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act (the “Section 3(a)(10) Exemption”).  In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)                                  the terms and conditions of the Arrangement will be subject to the approval of the Court;

(b)                                 the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the terms and conditions of the Arrangement;

(c)                                  the Court will be required to approve the procedural and substantive fairness of the terms and conditions of the Arrangement to the ECU Securityholders;

(d)                                 the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement;

(e)                                  the Final Order will expressly state that the terms and conditions of the Arrangement are approved by the Court as being procedurally and substantively fair to the ECU Securityholders;

(f)                                    each ECU Securityholder entitled to receive Golden Stock, Golden Replacement Options or Golden Replacement Warrants on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing for the Final Order to give approval of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(g)                                 the ECU Securityholders will be advised that Golden Stock, Golden Replacement Options and Golden Replacement Warrants issued pursuant the Arrangement have not been registered under the U.S. Securities Act and will be issued by Golden in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act and certain restrictions on resale under the securities laws of the United States, including, as applicable, Rule 144 and Regulation S under the U.S. Securities Act may be applicable with respect to securities issued to affiliates of Golden;

(h)                                 the Interim Order approving the ECU Meeting will specify that each ECU Securityholder will have the right to appear before the Court at the hearing for the Final Order to approve of the terms and conditions of the Arrangement so long as it files a response to the petition and delivers a copy of the filed response, together with copies of any affidavit materials or other materials upon which it intends to rely at the hearing for the Final Order, to the solicitors for the petitioner at the address and within the time periods specified in the Interim Order; and

(i)                                     the Final Order shall include statements substantially to the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Golden Minerals Company pursuant to the Plan of Arrangement.”; and

“The terms and conditions of the Arrangement are procedurally and substantively fair to the securityholders of ECU Silver Mining Inc. and are hereby approved by the Court.”

2.4                                                                               ECU Meeting

(a)                                  Subject to the terms of this Agreement, ECU shall convene and conduct the ECU Meeting in accordance with the Interim Order, ECU’s articles of constitution and by-laws and applicable Law and shall hold the ECU Meeting as soon as reasonably practicable and, in any event, within ninety-five (95) days from the date hereof, subject to such extension as the Parties may agree, each acting reasonably, is required to address any comments received from the SEC on the Preliminary Golden Proxy Statement and to conform the disclosure in the ECU Circular. Except as required by applicable Law, or with the prior written consent of Golden, which shall not be unreasonably delayed or withheld, the Arrangement Resolution shall be the only matter of business transacted at the ECU Meeting; provided that, if ECU is required by applicable Law, or permitted by Golden in writing, to transact any other item of business at the ECU Meeting, ECU shall cause the Arrangement Resolution to be considered and voted upon before any other item of business to be transacted at the ECU Meeting.

(b)                                 Subject to the terms of this Agreement, ECU shall solicit proxies in favour of the approval of the Arrangement Resolution and take all other reasonable action necessary or desirable to secure the approval of the Arrangement Resolution, including using proxy solicitation services; provided, however, that if ECU makes any ECU Board Change in Recommendation in accordance with Section 8.2.1(c)(i), it shall remain obligated to solicit proxies, but shall no longer be obligated to recommend approval of the Arrangement Resolution.

(c)                                  ECU shall give notice to Golden of the ECU Meeting and allow Golden’s representatives and legal counsel to attend the ECU Meeting.

(d)                                 ECU shall advise Golden as Golden may reasonably request, and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the ECU Meeting, as to the aggregate tally of the proxies (for greater certainty, specifying votes “for” and votes “against” the Arrangement Resolution) received by ECU in respect of the Arrangement Resolution from both the ECU Shareholders and the ECU Securityholders.

(e)                                  ECU shall promptly advise Golden of any written notice of dissent or purported exercise by any ECU Shareholder of Dissent Rights received by ECU in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by ECU and, subject to applicable Law, any written communications sent by or on behalf of ECU to any ECU Shareholder who is exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.

(f)                                    ECU shall, within seven (7) Business Days of the date of this Agreement and thereafter upon reasonable request from time to time by Golden, deliver to Golden (i) basic lists of all registered ECU Shareholders and other securityholders of ECU, showing the name and address of each holder and the number of ECU Shares or other securities of ECU held by each such holder, all as shown on the records of ECU, as of a date that is not more than three (3) Business Days prior to the date of delivery of such list and a list of participants in book-based clearing systems, nominee registered Shareholders or other securities of ECU and non-registered beneficial owner lists that are available to ECU, and securities positions, and (ii) from time to time, at the request of Golden, updated or supplemental lists setting out any changes from the list(s) referred to in clause (i) of this Section 2.4(f).

(g)                                 As soon as practicable, following the date of this Agreement, ECU shall convene a meeting of the ECU Board to approve the ECU Circular.

(h)                                 ECU shall not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation), or fail to call, the ECU Meeting without Golden’s prior written consent, (i) except as required for quorum purposes (in which case the ECU Meeting shall be adjourned and not cancelled) or by applicable Law or by a Governmental Entity, or (ii) other than as directed by Golden in accordance with Section 7.3.3.

(i)                                     ECU shall promptly advise Golden of any material communication (written or oral) received by ECU from the TSX, any of the Securities Authorities or any other Governmental Entity in connection with the ECU Meeting.

2.5                                                                               ECU Circular

(a)                                  ECU shall prepare the ECU Circular in compliance with Securities Laws and file the ECU Circular on a timely basis in all jurisdictions where it is required to be filed and mail it as required by the Interim Order, all in accordance with applicable Laws.  Without limiting the generality of the foregoing, ECU shall file on SEDAR, concurrently with the filing and mailing of the ECU Circular, any technical report required by NI 43-101 to be filed in connection with any disclosure in the ECU Circular with respect to any material property of ECU or any of its subsidiaries, as well as any required translation into French of the ECU Circular, documents incorporated by reference therein, and other materials related to the ECU Meeting.

(b)                                 ECU shall ensure that the ECU Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the ECU Circular shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any written information relating to and provided by Golden for inclusion in the ECU Circular). Subject to

Section 7.2, the ECU Circular shall include (a) the unanimous recommendation of the ECU Board that ECU Securityholders vote their ECU Securities in favour of approving the Arrangement Resolution, and a statement that each director and senior officer of ECU intends to vote all of his ECU Securities (including any ECU Shares issued upon the exercise of any ECU Options or ECU Warrants) in favour of approving the Arrangement Resolution, and (b) a summary and a copy of the opinion of the ECU Fairness Advisor, to the effect that, as of the date of such opinion, and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received pursuant to the Plan of Arrangement by the holders of ECU Shares is fair, from a financial point of view, to the holders of ECU Shares.  ECU agrees that the content of the ECU Circular shall comply with the terms of this Agreement.

(c)                                  Golden shall furnish to ECU such information regarding Golden as may be reasonably required by ECU in the preparation of the ECU Circular, including such information as may be required in connection with preparing any pro forma financial statements in accordance with U.S. GAAP and applicable Laws as required by the Interim Order or applicable Laws, and Golden shall ensure that no such information will include any untrue statement of a material fact or omit to state a material fact required to be stated in such information or necessary in order to make any information so furnished or any information concerning Golden not misleading in light of the circumstances in which it is disclosed. Golden shall also use commercially reasonable efforts to cause to be delivered to ECU any necessary consents from any of Golden’s auditors and any other advisors to the use of any financial, technical or other expert information required to be included or included in the ECU Circular and to the disclosure in the ECU Circular of the identity of any such advisor.

(d)                                 Golden and its legal counsel shall be given a reasonable opportunity to review and comment on the ECU Circular, prior to the ECU Circular being printed, mailed to ECU Securityholders and filed with the Securities Authorities, and reasonable and due consideration shall be given to any comments made by Golden and its counsel, provided that all information relating solely to Golden included in the ECU Circular, and any information describing the terms and conditions of this Agreement and/or the Plan of Arrangement, shall be in form and content satisfactory to Golden, acting reasonably. ECU shall provide Golden with a final copy of the ECU Circular prior to its mailing to the ECU Securityholders.

(e)                                  Each Party shall notify the other promptly if at any time before the Effective Date it becomes aware (in the case of Golden, only in respect of information relating solely to Golden) that the ECU Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or otherwise requires an amendment or supplement to the ECU Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the ECU Circular, as required or appropriate, and ECU shall, if required by the Court or applicable Laws, promptly mail or otherwise publicly disseminate any amendment or supplement to the ECU Circular to ECU Securityholders and file the same with the Securities Authorities and as otherwise required.

2.6                                                                               Final Order

If (i) the Interim Order is obtained, (ii) the Arrangement Resolution is approved at the ECU Meeting by ECU Shareholders and ECU Securityholders, as provided for in the Interim Order and as required by applicable Law, (iii) the Golden Meeting Resolution is approved at the Golden Meeting, and (iv) the Key Regulatory Approvals are obtained, ECU shall, subject to the terms of this Agreement, as soon as reasonably practicable thereafter and in any event within three (3) Business Days thereafter take all steps necessary or desirable to secure a hearing date before the Court for the Final Order approving the Arrangement and diligently pursue an application for the Final Order pursuant to Chapter XVI — Division II of the QBCA.

2.7                                                                               Court Proceedings

Subject to the terms of this Agreement, Golden will cooperate with, assist and consent to ECU seeking the Interim Order and the Final Order, including by providing ECU on a timely basis any information required by applicable Law to be supplied by Golden in connection therewith. ECU will provide legal counsel to Golden with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable and due consideration to all such comments. ECU also will provide legal counsel to Golden on a timely basis with copies of any responses to any petition to oppose and any evidence served on ECU or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom.  Subject to applicable Law, ECU will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except with Golden’s prior written consent, such consent not to be unreasonably delayed or withheld; provided that nothing herein shall require Golden to agree or consent to any increase in Consideration or other modification or amendment to such filed or served materials that expands or increases Golden’s obligations set forth in any such filed or served materials or under this Agreement or decreases the anticipated benefits to Golden under the Arrangement.

2.8                                                                               Articles of Arrangement and Effective Date

The Articles of Arrangement shall implement the Plan of Arrangement. No later than the third (3rd) Business Day after the satisfaction or, where not prohibited and subject to applicable Law, the waiver of the conditions set forth in Article 6 by the applicable Party for whose benefit such conditions exist (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited and subject to applicable Law, the waiver of those conditions as of the Effective Date by the applicable Party for whose benefit such conditions exist), unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed by ECU with the Enterprise Registrar.  From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by applicable Law, including the QBCA. The closing of the transactions contemplated hereby shall take place at the offices of Fasken Martineau DuMoulin LLP in Toronto, or at such other location as may be agreed upon by the Parties.

2.9                                                                               Payment of Consideration

Golden shall, following receipt of the Final Order and prior to the filing by ECU of the Articles of Arrangement with the Enterprise Registrar, ensure that the Depositary has been provided with Golden Stock, Golden Replacement Warrants and aggregate funds in the amount of $125,000 in escrow in order to pay the aggregate Consideration payable pursuant to the Arrangement.

2.10                                                                        Golden Meeting

(a)                                  Subject to the terms of this Agreement, Golden shall convene and conduct the Golden Meeting in accordance with Golden’s certificate of incorporation and bylaws and applicable Law and shall hold the Golden Meeting as soon as reasonably practicable and, in any event, within ninety-five (95) days from the date hereof, subject to such extension as the Parties may agree, acting reasonably, is required to address any comments received from the SEC on the Preliminary Golden Proxy Statement and to conform the disclosure in the ECU Circular. The Parties agree that Golden may, in its sole discretion and in addition to seeking the approval from Golden Stockholders of the Golden Meeting Resolution, seek the approval of Golden Stockholders to increase its authorized capital above 50,000,000 shares of Golden Stock. Any other matters of business to be transacted at the Golden Meeting shall require the prior written consent of ECU, which shall not be unreasonably delayed or withheld.

(b)                                 Subject to the terms of this Agreement, Golden shall solicit proxies in favour of the approval of the Golden Meeting Resolution and take all other action necessary or desirable to secure such approval, including, if so requested by ECU, using proxy solicitation services; provided, however, that if Golden makes any Golden Board Change of Recommendation in accordance with Section 8.2.1(d)(i), it shall remain obligated to solicit proxies, but shall no longer be obligated to recommend approval of the Golden Meeting Resolution.

(c)                                  Golden shall give notice to ECU of the Golden Meeting and allow ECU’s representatives and legal counsel to attend the Golden Meeting.

(d)                                 Golden shall advise ECU as ECU may reasonably request, and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Golden Meeting, as to the aggregate tally of the proxies received by Golden in respect of the matters to be voted upon at the Golden Meeting.

(e)                                  As soon as practicable following the date of this Agreement, Golden shall convene a meeting of the Golden Board to approve the Definitive Golden Proxy Statement.

(f)                                    Golden shall not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation), or fail to call, the Golden Meeting without ECU’s prior written consent, (i) except as required for quorum purposes (in which case the Golden Meeting shall be adjourned and not cancelled) or by applicable Law or by a Governmental Entity, or (ii) other than as directed by ECU in accordance with Section 7.3.3.

(g)                                 Golden shall promptly advise ECU of any material communication (written or oral) received by Golden from the TSX, NYSE Amex, any of the Securities Authorities or any other Governmental Entity in connection with the Golden Meeting.

2.11                                                                        Preliminary and Definitive Golden Proxy Statements

(a)                                  Golden shall prepare the Preliminary Golden Proxy Statement in compliance with Securities Laws and file the Preliminary Golden Proxy Statement on a timely basis in all jurisdictions where it is required to be filed. Following resolution of any comments from the SEC, Golden shall file the Definitive Golden Proxy Statement and shall mail it in accordance with all applicable Laws.  Without limiting the generality of the foregoing, Golden shall file on SEDAR and EDGAR, as applicable, concurrently with the filing and mailing of the Definitive Golden Proxy Statement, any technical report required by NI 43-101 to be filed in connection with any disclosure in the Golden Proxy Statement with respect to any material property of Golden or any of its subsidiaries.

(b)                                 Golden shall ensure that the Definitive Golden Proxy Statement complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Definitive Golden Proxy Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any written information relating to and provided by ECU for inclusion in the Definitive Golden Proxy Statement). Subject to Section 7.2, the Definitive Golden Proxy Statement shall include (a) the unanimous recommendation of the Golden Board that Golden Stockholders vote their Golden Stock in favour of the Golden Meeting Resolution, and a statement that each director and executive officer of Golden intends to vote all of his Golden Stock (including all Golden Stock issuable upon the exercise of any securities convertible into or exercisable for Golden Stock) in favour of the Golden Meeting Resolution, and (b) a summary and a copy of the opinion of the Golden Financial Advisor, to the effect that, as of the date of such opinion, and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to Golden. Golden agrees that the content of the Definitive Golden Proxy Statement shall comply with the terms of this Agreement.

(c)                                  ECU shall furnish to Golden such information regarding ECU as may be reasonably required by Golden in the preparation of the Golden Proxy Statement, including such information as may be required in connection with preparing any pro forma financial statements in accordance with U.S. GAAP and applicable Laws as required by the Interim Order or applicable Laws, and ECU shall ensure that no such information will include any untrue statement of a material fact or omit to state a material fact required to be stated in such information or necessary in order to make any information so furnished or any information concerning ECU not misleading in light of the circumstances in which it is disclosed. ECU shall also use commercially reasonable efforts to cause to be delivered to Golden any necessary consents from any of ECU’s auditors and any other advisors to the use of any financial, technical or other expert information required to be included or included in the Golden Proxy Statement and to the disclosure in the Golden Proxy Statement of the identity of any such advisor.

(d)                                 ECU and its legal counsel shall be given a reasonable opportunity to review and comment on the Preliminary Golden Proxy Statement prior to the filing thereof with the SEC, and reasonable and due consideration shall be given to any comments made by ECU and its counsel, provided that all information relating solely to ECU included in the Preliminary Golden Proxy Statement, and any information describing the terms and conditions of this Agreement and/or the Plan of Arrangement, shall be in form and content satisfactory to ECU, acting reasonably. ECU and its legal counsel shall be given a reasonable opportunity to review and comment on the Definitive Golden Proxy Statement prior to the Definitive Golden Proxy Statement being filed with the applicable Securities Authorities, and reasonable and due consideration shall be given to any comments made by ECU and its counsel, provided that all information relating solely to ECU included in the Definitive Golden Proxy Statement, and any information describing the terms and conditions of this Agreement and/or the Plan of Arrangement, shall be in form and content satisfactory to ECU, acting reasonably. Golden shall provide ECU with a final copy of the Definitive Golden Proxy Statement prior to its mailing to the Golden Stockholders.

(e)                                  Each Party shall notify the other promptly if at any time before the Effective Date it becomes aware (in the case of ECU, only in respect of information relating solely to ECU) that the Golden Proxy Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or otherwise requires an amendment or supplement to the Golden Proxy Statement, and the Parties shall co-operate in the preparation of any amendment or supplement to the Golden Proxy Statement, as required or appropriate, and Golden shall, if required by applicable Laws, promptly mail or otherwise publicly disseminate any amendment or supplement to the Definitive Golden Proxy Statement to Golden Stockholders and file the same with the applicable Securities Authorities and as otherwise required.

2.12                                                                        Preparation of Filings

Golden and ECU shall co-operate in the preparation of any application for the Key Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals, and in the preparation of any documents reasonably deemed by either of the Parties to be necessary to discharge its respective obligations or otherwise advisable under applicable Laws in connection with this Agreement or the Plan of Arrangement.

2.13                                                                        Announcement and Shareholder Communications

ECU and Golden shall jointly publicly announce the transactions contemplated hereby promptly following the execution of this Agreement by the Parties, the text and timing of each such announcement to be approved by ECU and Golden in advance, acting reasonably. Golden and ECU agree to co-operate in the preparation of presentations, if any, to the ECU Securityholders and Golden Stockholders regarding this Agreement or the Plan of Arrangement, and no Party shall (i) issue any press release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without having provided the other Party with a reasonable advance opportunity to review and comment on such press release or announcement and without the consent of the other Party (which consent shall not be unreasonably delayed or withheld), (ii) make any filing with any Governmental Entity with respect to this Agreement or the Plan of Arrangement without prior consultation with the other Party, or (iii) issue any press release or otherwise make any public announcement updating or amending the mineral reserves or mineral resources disclosed in the ECU Public Disclosure Record or the Golden Public Disclosure Record, as the case may be, prior to the date of this Agreement; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, provided that the Party making such disclosure shall use commercially reasonable efforts to give prior written notice to the other Party and provide the other Party reasonable opportunity to review and comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.14                                                                        Withholding Taxes

Golden, ECU and the Depositary, as applicable, shall be entitled to deduct and withhold from any Consideration payable or otherwise deliverable to any ECU Securityholder such amounts as Golden, ECU or the Depositary may be required to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes.  To the extent that any amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.  Golden, ECU or the Depositary, as applicable, may sell or otherwise dispose of any portion of the Consideration otherwise payable to an ECU Securityholder as is necessary to provide sufficient funds to enable Golden, ECU or the Depositary, as applicable, to comply with such deduction and/or withholding requirements.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF ECU

3.1                                                                               Representations and Warranties of ECU

ECU hereby represents and warrants to and in favour of Golden as follows, except to the extent that such representations and warranties are qualified by the ECU Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), and acknowledges that Golden is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)                                  Board Approval.  The ECU Board, after consultation with its legal advisors, the ECU Financial Advisor and the ECU Fairness Advisor, has determined unanimously that the Plan of Arrangement is fair to the ECU Shareholders and is in the best interests of ECU and has resolved unanimously to recommend to the ECU Securityholders that they vote in favour of the Arrangement Resolution.  The ECU Board has approved the Arrangement pursuant to the Plan of Arrangement and the execution and performance of this Agreement and the performance of the Plan of Arrangement. All of the directors and senior officers of ECU have advised ECU that they intend to vote or cause to be voted in favour of the approval of the Plan of Arrangement (i) all ECU Shares beneficially held by such directors and senior officers (including all ECU Shares issuable upon exercise of the ECU Options and ECU Warrants and any other securities convertible into or exercisable for ECU Shares) and (ii) all ECU Securities beneficially held by such directors and senior officers and ECU shall make a statement to that effect in the ECU Circular and in any joint press release issued pursuant to the provisions of Section 2.13.

(b)                                 Fairness Opinion. The ECU Board has received the oral opinion of the ECU Fairness Advisor and confirmation that they will receive the written opinion of the ECU Fairness Advisor, to the effect that, as of the date hereof, and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be received pursuant to the Plan of Arrangement by the ECU Shareholders is fair, from a financial point of view, to the ECU Shareholders, other than Golden and its affiliates.

(c)                                  Organization and Qualification. Each of ECU and its subsidiaries is a corporation duly incorporated and validly existing under the Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted.  Each of ECU and its subsidiaries (i) has all licenses, permits, certificates, orders and other authorizations of or from any Governmental Entity necessary to conduct its business as now conducted, and (ii) is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to hold such license, permit, certificate, order or other authorization or to be so registered or in good standing would not reasonably be expected to have an ECU Material Adverse Effect.

(d)                                 Authority Relative to this Agreement.  ECU has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by ECU and the performance by ECU of its obligations under this Agreement have been duly authorized by the ECU Board and (other than the approval of the Arrangement Resolution as required by the Court) no other corporate proceedings on the part of ECU are necessary to authorize the execution and delivery by ECU of this Agreement or the performance by ECU of its obligations under this Agreement or the Arrangement pursuant to the Plan of Arrangement. This Agreement has been duly executed and delivered by ECU and constitutes a legal, valid and binding obligation of ECU, enforceable against ECU in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(e)                                  No Violations.  Except as disclosed in Schedule 3.1(e) to the ECU Disclosure Letter, none of the authorization, execution and delivery of this Agreement by ECU, the completion of the transactions contemplated by this Agreement or the Plan of Arrangement, or compliance by ECU with any of the provisions hereof or thereof will: (1) violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, require, except for the Key Third Party Consents, any consent, approval or notice under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of ECU or any of its subsidiaries, cause any indebtedness to come due before its stated maturity, cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on ECU or its subsidiaries, under any of the terms, conditions or provisions of (A) any Laws applicable to ECU including, without limitation, applicable Securities Laws and the rules and regulations of the TSX, (B) their respective articles, by-laws or other comparable organizational documents or resolutions, or (C) any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, license, Permit, or other ECU Contract; or (2) subject to obtaining the Key Regulatory Approvals, (x) result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable to ECU, or any its subsidiaries or any of their respective properties or assets; or (y) cause the suspension or revocation of any Permit currently in effect in respect of ECU or any of its subsidiaries (except, in the case of each of clauses (1) and (2) above, for such violations, conflicts, breaches, defaults, terminations, accelerations, suspensions or creations of Liens which, or any consents (expressly excluding the Key Third-

Party Consents and Key Regulatory Approvals), approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any ECU Material Adverse Effect). The authorization of this Agreement, the execution and delivery by ECU of this Agreement, the performance by ECU of its obligations under this Agreement, and the consummation by ECU of the Arrangement, will not give rise to any rights of first refusal or trigger any change in control provisions or any restrictions or limitation under any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, license, Permit or other ECU Contract, or result in the imposition of any encumbrance, charge or Lien upon any of ECU’s assets or the assets of any of its subsidiaries.

(f)                                    Capitalization.  As of the date hereof, the authorized share capital of ECU consists of unlimited number of ECU Shares. As of the date hereof, there are issued and outstanding 317,081,333 ECU Shares, 13,235,000 ECU Options, pursuant to which an aggregate of 13,235,000 ECU Shares are issuable, and 44,365,826 ECU Warrants, pursuant to which an aggregate of 44,365,826 ECU Shares are issuable. Except as disclosed above and in Schedule 3.1(f) to the ECU Disclosure Letter, and except for the Shareholder Rights Plan and the SRP Rights, there are no ECU Securities outstanding and no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by ECU of any securities of ECU (including ECU Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of ECU (including ECU Shares) or of subsidiaries of ECU. All outstanding ECU Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all ECU Shares issuable upon the exercise of the ECU Options and ECU Warrants in accordance with their terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of ECU (including the ECU Shares, the ECU Options, and the ECU Warrants) have been issued in compliance with all applicable Laws and Securities Laws.  There are no securities of ECU or of any of its subsidiaries outstanding which have the right to vote generally (or, other than the ECU Options, ECU Warrants and SRP Rights, are convertible into, or exchangeable or exercisable for securities having the right to vote generally) with the ECU Shareholders on any matter.  There are no outstanding contractual or other obligations of ECU or any subsidiary to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of ECU or any of its subsidiaries having the right to vote with the holders of the outstanding ECU Shares on any matters.

(g)                                 Shareholder Rights Plan.  With respect to the Shareholder Rights Plan:

(i)                                   to the knowledge of ECU, neither a “Flip-in Event” nor a “Separation Time” which could lead to the implementation of the dilutive features of the Shareholder Rights Plan has occurred;

(ii)                                the Arrangement is an “Exempt Acquisition” for purposes of the Shareholder Rights Plan; and

(iii)                             the ECU Board, with respect to the Arrangement, has deferred the Separation Time of the SRP Rights to the Outside Date, subject to such deferral being automatically revoked upon the earlier termination of this Agreement in accordance with its terms.

For purposes of this Section 3.1(g) and Section 5.3(a), the terms “Flip-in Event”, “Separation Time” and “Exempt Acquisition” shall have the meanings ascribed to such terms in the Shareholder Rights Plan.

(h)                                 Reporting Status and Securities Laws Matters.  ECU is a “reporting issuer” in, and is not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws of, each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Québec, New Brunswick, Nova Scotia, Newfoundland and Labrador and Prince Edward Island and is in compliance in all material respects with applicable Securities Laws of such provinces. Except as disclosed in Schedule 3.1(h) to the ECU Disclosure Letter, no delisting, suspension of trading in or cease trading order with respect to any securities of ECU and, to the knowledge of ECU, no inquiry or investigation (formal or informal) of any Securities Authority, is in effect or ongoing or, to the knowledge of ECU, threatened or expected to be implemented or undertaken.  The ECU Shares and the February 2009 Warrants are listed and posted for trading on the TSX.  ECU is in compliance in all material respects with all rules, policies and other requirements of the TSX. ECU is not required to file reports with, or furnish reports to, the SEC pursuant to the U.S. Exchange Act.

(i)                                     Ownership of Subsidiaries.  Schedule 3.1(i) to the ECU Disclosure Letter includes a complete and accurate list of all subsidiaries, direct and indirect, of ECU, and, except as described therein, each such subsidiary is wholly-owned by ECU.  Except as disclosed in Schedule 3.1(i) to the ECU Disclosure Letter, all of the issued and outstanding shares of capital stock and other ownership interests in the subsidiaries of ECU are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by ECU are legally and beneficially owned free and clear of all Liens, and, except as disclosed in Schedule 3.1(i) to the ECU Disclosure Letter, there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or other ownership interests in any subsidiaries of ECU or material assets or properties of any of the subsidiaries of ECU. There are no contracts, commitments, agreements, understandings, arrangements or restrictions which require any subsidiaries of ECU to issue, sell or deliver any shares in its share capital or other ownership interests, or any securities or obligations convertible into, or exchangeable or exercisable for, any shares of its share capital or other ownership interests. Except as disclosed in Schedule 3.1(i) to the ECU Disclosure Letter, all ownership interests of ECU and its subsidiaries are owned free and clear of all Liens of any kind or nature whatsoever held by third parties.

(j)                                     Public Filings.  Since January 1, 2008, ECU has filed all documents in the ECU Public Disclosure Record required to be filed by it in accordance with applicable Securities Laws with the Securities Authorities or the TSX. All such documents and information comprising the ECU Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto), (1) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (2) complied in all material respects with the requirements of applicable Securities Laws, and any amendments to the ECU Public Disclosure Record required to be made have been filed on a timely basis with the Securities Authorities or the TSX. ECU has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement remains confidential. There has been no change in a material fact or a material change (as such term is defined under the Québec Securities Act) in any of the information contained in the ECU Public Disclosure Record, except for changes in material facts or material changes that are reflected in a subsequently filed document included in the ECU Public Disclosure Record.

(k)                                  ECU Financial Statements.  ECU’s audited financial statements as at and for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008 and ECU’s unaudited interim financial statements as at and for the three-month period ended March 31, 2011 (including in each case, the notes thereto and related management’s discussion and analysis) (collectively, the “ECU Financial Statements”) were prepared (in compliance with the requirements of Securities Laws) in accordance with Canadian GAAP, consistently applied and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of ECU and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments) and reflect reserves required by Canadian GAAP, in respect of all material contingent liabilities, if any, of ECU and its subsidiaries on a consolidated basis.  Except as required by the changes to Canadian GAAP and disclosed in ECU’s unaudited financial statements as at and for the three-month period ended March 31, 2011, there has been no material change in ECU’s accounting policies since December 31, 2010.

(l)                                     Books and Records.  The financial books, records and accounts of ECU and its subsidiaries, in all material respects: (i) have been maintained in accordance with Canadian GAAP, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of ECU and its subsidiaries, and (iii) accurately and fairly reflect the basis for the ECU Financial Statements. The corporate records and minute books for each of ECU and its subsidiaries are true and correct in all material respects and have been maintained in compliance with applicable Laws; they contain, in all material respects, the duly signed minutes of all meetings of the boards of directors, committees of the boards and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders other than minutes of meetings held in connection with the matters contemplated herein (drafts of which have been provided to Golden). The corporate records and minute books for each of the subsidiaries of ECU are true and correct in all material respects and have been maintained in compliance with applicable Laws, except where failure to do so would not in the aggregate have an ECU Material Adverse Effect.

(m)                               Internal Control over Financial Reporting.  ECU maintains a system of internal control over financial reporting that has been designed by ECU’s senior officers, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP. ECU’s internal control over financial reporting is effective and ECU is not aware of any material weaknesses in its internal control over financial reporting.

(n)                                 No Undisclosed Liabilities.  Except for intercompany balances and agreements solely between ECU and its subsidiaries, ECU and its subsidiaries have no outstanding material indebtedness or liabilities to third parties and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person, other than those specifically identified, and adequately provided for, in the ECU Financial Statements or, to the extent disclosed in the ECU Disclosure Letter, incurred in the ordinary course of business since the date of the most recent financial statements of ECU filed on SEDAR and consistent with past practice.

(o)                                 No Material Change.  Since December 31, 2010, except as disclosed in the ECU Public Disclosure Record, no ECU Material Adverse Effect has occurred, and the debt, business and material property of ECU and its subsidiaries conform in all respects to the description thereof contained in the ECU Public Disclosure Record; and there has been no dividend or distribution of any kind declared, paid or made by ECU on any ECU Shares.

(p)                                 ECU Material Contracts. Schedule 3.1(p) to the ECU Disclosure Letter includes a complete and accurate list of all ECU Material Contracts in effect as of the date hereof to which ECU or any of its subsidiaries is a party.  ECU has made available in the ECU Public Disclosure Record or in the ECU Data Room true and complete copies of all ECU Material Contracts.  All ECU Material Contracts are in full force and effect, and ECU or its subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof.  All of the ECU Material Contracts are valid and binding obligations of ECU enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.  ECU and its subsidiaries have complied in all material respects with all terms of those ECU Material Contracts to which they are parties, have paid all amounts due thereunder, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of ECU or any of its subsidiaries or, to the knowledge of ECU or any of its subsidiaries, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach or trigger a right of termination of any such ECU Material Contracts. As at the date hereof, neither ECU nor any of its subsidiaries has received written notice that any party to an ECU Material Contract to which they are parties intends to cancel, terminate or otherwise modify or not renew such ECU Material Contract, and to the knowledge of ECU, no such action has been threatened.

(q)                                 Non-Competition and Restrictions of Business. No ECU Contract contains any non-competition obligation or otherwise restricts in any material way the business of ECU and its subsidiaries, taken as a whole, except to the extent that such restrictions would not in the aggregate have an ECU Material Adverse Effect.

(r)                                    No Defaults under Leases and Agreements.

(i)                                     None of ECU or its subsidiaries has received notice of any default under any of the leases, permits and other title and operating documents or any other agreement or instrument pertaining to the mining assets of ECU or any of its subsidiaries to which ECU or any of its subsidiaries is a party or by or to which ECU or any of its subsidiaries or any such assets are bound or subject except to the extent that such defaults would not in the aggregate have an ECU Material Adverse Effect.

(ii)                                  ECU and its subsidiaries are in good standing under all, and are not in default under any, and there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under any, leases, permits and other title and operating documents or any other agreements and instruments pertaining to the mining assets of ECU or its subsidiaries to which ECU or any of its subsidiaries is a party or by or to which ECU or any of its subsidiaries or such assets are bound or subject and, to the knowledge of ECU, all such leases, permits, title and operating documents and other agreements and instruments are in good standing and in full force and effect and none of the counterparties to such leases, permits, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults would not have an ECU Material Adverse Effect.

(s)                                  Litigation.  There are no claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of ECU, threatened affecting ECU or any of its subsidiaries or affecting any of their respective property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws.  Neither ECU nor any of its subsidiaries nor any of their respective assets or properties is subject to any outstanding judgement, order, writ, injunction or decree which would reasonably be expected to have an ECU Material Adverse Effect.

(t)                                    Royalties, Rentals and Taxes Paid. All royalties and rentals payable under the leases and permits of ECU and its subsidiaries and other title and operating documents pertaining to the mining assets of ECU and its subsidiaries and all ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of such assets or the production of base metals therefrom or allocated thereto or the proceeds of sales thereof payable have been properly paid in full and in a timely manner except to the extent that such non-payment would not have an ECU Material Adverse Effect.

(u)                                 Long Term and Derivative Transactions. ECU and its subsidiaries have no material obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, production sales transactions having terms greater than 90 days or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions, except those incurred in the ordinary course of business.

(v)                                 Taxes.  Except as disclosed in Schedule 3.1(v) to the ECU Disclosure Letter:

(i)                                   ECU and each of its subsidiaries has duly and timely filed all Returns required to be filed by them prior to the date hereof and all such Returns are complete and correct in all material respects.

(ii)                                ECU and each of its subsidiaries has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which adequate reserves have been provided in the ECU Financial Statements. Neither ECU nor any of its subsidiaries is liable for the taxes of any other person pursuant to any provision of applicable Law or any tax sharing agreement, tax indemnification agreement or other similar agreement.

(iii)                             No material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of ECU or any of its subsidiaries, and neither ECU nor any of its subsidiaries is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of ECU, threatened against ECU or any of its subsidiaries or any of their respective assets.

(iv)                            No claim has been made by any Government Entity in a jurisdiction where ECU or any of its subsidiaries does not file Returns that ECU or any of its subsidiaries is or may be subject to Tax by that jurisdiction.

(v)                               There are no Tax Liens (other than in respect of Taxes not yet due and payable) upon any of the assets of ECU or any of its subsidiaries.

(vi)                            ECU and each of its subsidiaries has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(vii)                         There are no outstanding agreements, forms or other documents extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from ECU or any of its subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(viii)                      ECU has included in the ECU Data Room true, correct and complete copies of all tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, by ECU or any of its subsidiaries for which the applicable statutory periods of limitations have not expired.

(ix)                              The tax attributes of the assets of ECU and each of its subsidiaries and the amount of the tax loss carry-forwards of ECU and each of its subsidiaries are accurately reflected in the tax Returns of ECU and each of its subsidiaries, as applicable, and have not materially and adversely changed since the date of such Returns.

(x)                                 ECU and each of its subsidiaries are in full compliance with all terms and conditions of any special or preferential Tax treatment, Tax exemption, Tax holiday or other Tax reduction agreement or order of a taxing authority, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such special or preferential Tax treatment, Tax exemption, Tax holiday or other Tax reduction agreement or order.

(xi)                              All returns, pedimentos, and information issued, made or given by ECU and each of its subsidiaries to any Governmental Entity or Regulatory Authority or custom broker in any country regarding the importation, exportation or re-exportation of products, services, or technology, including tariff classifications and information on the origin of any products have been correct, and each subsidiary of ECU (i) has at all times been in material compliance with all applicable customs law provisions, regulations or provisions of all Governmental Entities of Mexico in connection with imports, exports, payment of all applicable custom duties, taxes, fees and expenses in connection with the custom clearance, and the issuance and payment of any Taxes applicable to the corresponding pedimentos or customs declarations, (ii) has obtained all material permits required by any Governmental Entity relating to the importation of any product into Mexico, from any foreign country or exportation or re-exportation of any product from Mexico or any foreign entity to any foreign country, (iii) has maintained all documents and records as required by any export promotion program in force, or by any Governmental Entity, including all documents relevant to those imports and exports, and (iv) is not, and has not been, the subject of any material audit, assessment, review, investigation or inquiry by any Governmental Entity or Regulatory Authority in any country regarding the importation, exportation or re-exportation of products, services, or technology.

(xii)                           The accounting value of the ECU Shares is not more than 50% attributable, directly or indirectly, to real properties located in Mexico, within the meaning of Article 190 of the Mexican Income Tax Law.

(w)                               Property.

(i)                                   The:

(A)                              ECU Concessions are the only mining concessions, claims, leases, licenses, permits or other rights to explore for, exploit, develop, remove, mine, produce, process or refine minerals that ECU or any of its subsidiaries have any legal or equitable interest in and that are required to conduct ECU’s businesses; and

(B)                                Except for the ECU Concessions, the ECU Lands are the only interests in real property, including licences, leases, rights of way, rights to use, surface rights, easements or other real property interests that ECU or any of its subsidiaries have any legal or equitable interest in and that are required to conduct ECU’s businesses.

(ii)                                Except as disclosed in Schedule 3.1(w)(ii) to the ECU Disclosure Letter, each ECU Concession is in good standing and each ECU Concession and all of the ECU Lands are held by ECU or its subsidiaries free and clear of all Liens and ECU and its subsidiaries are lawfully authorized to hold the interests of ECU and its subsidiaries in the ECU Concessions and the ECU Lands.

(iii)                             Schedule 3.1(w)(iii) to the ECU Disclosure Letter sets out a list which is an up to date, complete, true and accurate list in all material respects of the interests of ECU and its subsidiaries in each of the ECU Concessions and ECU Lands.

(iv)                            Each ECU Concession has been obtained and maintained in compliance with applicable Laws.

(v)                               Any and all Taxes and other payments due and payable in respect of the ECU Concessions and the ECU Lands have been paid.

(vi)                            Any and all material filings required to be filed in respect of the ECU Concessions and the ECU Lands have been filed.

(vii)                         Except as set forth in Schedule 3.1(w)(iii) to the ECU Disclosure Letter, ECU or its subsidiaries have the exclusive right to deal with the ECU Concessions and the ECU Lands.

(viii)                      Except as set forth in Schedule 3.1(w)(iii) to the ECU Disclosure Letter, other than as provided in this Agreement, no other person has any material interest in the ECU Concessions or the ECU Lands or any right to acquire any such interest.

(ix)                              There are no adverse claims, actions, suits or proceedings that have been commenced or, to the knowledge of ECU, that are pending or threatened, affecting or which could affect the title to or right to explore for, develop, mine, extract, exploit, remove, process or refine the minerals relating to the ECU Concessions or ECU Lands, including the title to or ownership by ECU or its subsidiaries of any of the foregoing, which might involve the possibility of any judgement or liability affecting the ECU Concessions or ECU Lands.

(x)                                 Neither ECU nor its subsidiaries have received any written notice or, to the knowledge of ECU, any oral notice from any Governmental Entity or any person with jurisdiction or applicable authority of any expropriation or revocation, or any intention to expropriate or revoke, ECU’s or any of its subsidiaries’ interests in the ECU Concessions or ECU Lands.

(x)                                   Mineral Resources.  The most recent estimated mineral resources disclosed in the ECU Public Disclosure Record prior to the date of this Agreement have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practises and all applicable Laws, including NI 43-101. The information provided by ECU to the Qualified Persons (as defined in NI 43-101) in connection with the preparation of such estimates was complete and accurate in all material respects at the time such information was furnished. No material mineral deposits are subject to illegal occupation.  There has been no material reduction in the aggregate amount of estimated mineral resources of ECU and its subsidiaries from the amounts disclosed in the ECU Public Disclosure Record.

(y)                                 Mining.

(i)                                   ECU or one of its subsidiaries holds Mineral Rights recognized in the jurisdiction in which each of the ECU Concessions or ECU Lands is located, in respect of the ore bodies and minerals in such mining properties under valid, subsisting and enforceable title documents, contracts, leases, licenses of occupation, licences, mining concessions, permits, or other recognized and enforceable instruments and documents sufficient to permit ECU or one or more of its subsidiaries, as the case may be, to explore for, develop, mine, extract, exploit, remove, process or refine the minerals relating to such ECU Concessions or ECU Lands. In addition, ECU or one of its subsidiaries has all necessary surface rights, access rights and water rights, and all other presently required rights and interests granting ECU or one of its subsidiaries, as the case may be, the rights and ability to explore for, develop, mine, extract, exploit, remove, process or refine (as applicable) the minerals derived from each ECU Concession or ECU Land. Each of the aforementioned interests and rights is currently in good standing in all material respects.

(ii)                                ECU and its subsidiaries have good and sufficient title to their real property interests including fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from landowners or authorities permitting the use of land by ECU and its subsidiaries necessary to permit the operation of their respective businesses as presently owned and conducted. ECU does not have any knowledge nor is it aware of any defects, failures or impairments in the title of ECU or its subsidiaries to their respective assets, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party, which in the aggregate would have an ECU Material Adverse Effect.

(iii)                             Except as set forth in Schedule 3.1(y)(iii) to the ECU Disclosure Letter, no royalty, commission or similar payment is payable by ECU or any of its subsidiaries in respect of any of the ECU Concessions or ECU Lands.

(iv)                            None of ECU or any of its subsidiaries has received written or, to the knowledge of ECU, oral notice of the termination, cancellation, or declaration of invalidity or unenforceability by any person of any Mineral Rights of ECU or any of its subsidiaries, or has become aware of any intention on the part of, nor has there been any announcement by, any person to terminate, cancel, declare invalid or unenforceable or revoke any Mineral Rights of ECU or any of its subsidiaries, which in the aggregate would have an ECU Material Adverse Effect.

(v)                               All leases, licences and claims pursuant to which ECU or any of its subsidiaries derives the interests in the ECU Concessions and ECU Lands are in good standing and there has been no material default under any such lease, licence or claim.

(vi)                            Except as set out in Schedule 3.1(y)(vi) to the ECU Disclosure Letter, none of the ECU Concessions or ECU Lands (or any interest in, or right to earn an interest in, any such property) or other material assets of ECU or any of its subsidiaries is subject to any back-in rights, earn-in rights, rights of first refusal, rights of first offer, option rights, or similar provisions which would materially affect ECU’s or its subsidiaries’ interests in the ECU Concessions or the ECU Lands.

(vii)                         All mineral exploration, development, construction, extraction, exploitation, removal, processing or refining activities on the properties of ECU and each of its subsidiaries has been conducted in material compliance with applicable Laws and contractual obligations to third parties (where applicable) and in accordance with good mining and engineering practices and all applicable workers’ compensation and health and safety and workplace Laws have been duly complied with in all material respects, except as would not in the aggregate have an ECU Material Adverse Effect.

(z)                                   Mining Safety and Health.  ECU, its subsidiaries and its and their respective assets, and the ownership, operation, development, maintenance and use thereof, are in compliance in all material respects with all mining safety and health Laws applicable to their operations. In addition:

(i)                                   neither ECU nor any of its subsidiaries has received (or is otherwise aware of) any demand or notice with respect to a material breach of any applicable mining safety and health Laws;

(ii)                                there are no claims, investigations or inquiries pending or, to the knowledge of ECU, threatened against ECU or any of its subsidiaries (or naming ECU or any of its subsidiaries as a potentially responsible party) based on non-compliance with any applicable mining safety and health Laws at any of the operations or facilities currently or formerly owned, leased, licensed or operated by ECU or any of its subsidiaries;

(iii)                             since January 1, 2008, no major or fatal accident involving ECU or any of its subsidiaries has occurred in their operations or facilities currently or formerly owned, leased, licensed or operated by ECU or any of its subsidiaries, regarding their own employees or third parties employees;

(iv)                            since January 1, 2008, neither ECU nor any of its subsidiaries has been a party to any pending sanctioning proceeding, and it has not been fined by any governmental authority due to any breach of any applicable mining safety and health Laws; and

(v)                               neither ECU nor any of its subsidiaries expects to be subject to any sanctioning proceeding due to infractions to any applicable mining safety and health Laws.

(aa)                            Cultural Heritage.  No archaeological permits, licences, approvals, consents, surveys, removals, certificates, monitoring reports or other authorizations of any kind or nature have been obtained in connection with any property of ECU or its subsidiaries during the activities performed to date on such properties, neither have archaeological remains been discovered nor damages to any archaeological remains been caused as a direct or indirect result of activities undertaken on such properties.  In addition:

(i)                                   neither ECU nor any of its subsidiaries has received (or is otherwise aware of) any demand or notice with respect to the material breach of any applicable Cultural Heritage Laws or any order or directive relating to archaeological matters which requires any material work, repairs, construction, or capital expenditures, applicable to ECU or any of its subsidiaries or any of their business undertakings;

(ii)                                there are no claims, investigations or inquiries pending or, to the knowledge of ECU, threatened against ECU or any of its subsidiaries (or naming ECU or any of its subsidiaries as a potentially responsible party) based on non-compliance with any applicable Cultural Heritage Laws at any of the properties or facilities currently or formerly owned, leased, licensed or operated by ECU or any of its subsidiaries; and

(iii)                             ECU and each of its subsidiaries has provided Golden with all archaeological surveys, assessments, removals, monitoring and audits that have been performed by them or by others who have furnished a copy to ECU or any of its subsidiaries with respect to any property or facility currently owned, leased, licensed or operated by ECU or any of its subsidiaries.

(bb)                          Expropriation.  No part of the ECU Concessions or the ECU Lands has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does ECU or any of its subsidiaries know of any intent or proposal to give such notice or commence any such proceedings.

(cc)                            Permits.  ECU and each of its subsidiaries has obtained and is in compliance with all Permits required by applicable Laws, necessary to conduct its current businesses as they are now being conducted, except to the extent that the failure to obtain such permit or be in compliance therewith would not reasonably be expected to have an ECU Material Adverse Effect.  Without limiting the generality of the foregoing, neither ECU or any of its subsidiaries has received notice of any proceeding relating to the revocation or adverse modification of any ECU Concession and none of ECU or any of its subsidiaries has knowledge of any facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with or renew in the ordinary course of business such Permits as are necessary to conduct its businesses as they are now being conducted.

(dd)                          Environmental Matters.  Except as set forth in Schedule 3.1(dd) to the ECU Disclosure Letter, each of ECU and its subsidiaries and their respective businesses, operations, and properties:

(i)                                   is in compliance in all material respects with all Environmental Laws and all terms and conditions of all Environmental Permits;

(ii)                                has not received any order, request or notice from any person alleging a violation of any Environmental Law or requiring any material work, repairs, rehabilitation, remediation, construction or expenditures;

(iii)                             (i) is not a party to any litigation or administrative proceeding, nor to the knowledge of ECU is any litigation or administrative proceeding threatened against ECU or any of the ECU Concessions or the ECU Lands, which in either case (1) asserts or alleges that it violated any Environmental Laws, (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances, (ii) to the knowledge of ECU, is not subject to any conditions existing currently which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response by it pursuant to applicable Environmental Laws; and (iii) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws; and

(iv)                            is not involved in operations and does not know of any facts, circumstances or conditions, including any Release of Hazardous Material, that would reasonably be expected to result in any material Environmental Liabilities.

(ee)                            Regulatory. Except as disclosed in Schedule 3.1(ee) to the ECU Disclosure Letter:

(i)                                   ECU and its subsidiaries have, since January 1, 2004, operated and are currently operating in material compliance with all applicable material Laws, including all applicable rules, regulations, guidelines and policies of any Regulatory Authorities.

(ii)                                ECU and its subsidiaries have, since January 1, 2004, operated and are currently operating their respective businesses in material compliance with all Regulatory Authorizations, except to the extent that the failure to so operate would not reasonably be expected to have an ECU Material Adverse Effect. ECU and its subsidiaries have not received any written notices or other correspondence from the Regulatory Authorities regarding any circumstances that have existed or currently exist which would lead to a loss, suspension, or modification of, or a refusal to issue, any Regulatory Authorization relating to its activities which would reasonably be expected to materially restrict, curtail, limit or adversely affect the ability of ECU or its subsidiaries to operate their respective businesses.

(ff)                                Employee Benefits.

(i)                                   ECU and each of its subsidiaries has complied, in all material respects, with the terms of all agreements, health, welfare, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, stock purchase, stock compensation, stock option, disability, pension or retirement plans and other employee compensation or benefit plans, policies, arrangements, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured which are maintained by or binding upon ECU or such of its subsidiaries or in respect of which ECU or any of its subsidiaries has any actual or potential liability (collectively, the “ECU Benefit Plans”) and with all applicable Laws and collective bargaining agreements relating thereto.

(ii)                                Schedule 3.1(ff)(ii) to the ECU Disclosure Letter sets forth a complete list of the ECU Benefit Plans. Current and complete copies of all written ECU Benefit Plans as amended to date or, where oral, written summaries of the terms thereof, and all booklets and communications concerning the ECU Benefit Plans which have been provided to persons entitled to benefits under the ECU Benefit Plans together with true and complete copies of all material documents relating to the ECU Benefit Plans have been included in the ECU Data Room.

(iii)                             Each ECU Benefit Plan is and has been established, registered (if required), qualified, funded, invested and administered, in all material respects, in compliance with the terms of such ECU Benefit Plan (including the terms of any documents in respect of such ECU Benefit Plan), all applicable Laws and any collective bargaining agreement relating thereto.

(iv)                            All obligations of ECU or any of its subsidiaries regarding the ECU Benefit Plans have been satisfied in all material respects and no Taxes are owing or exigible under any of the ECU Benefit Plans. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each ECU Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all applicable Laws.

(v)                               Each ECU Benefit Plan is insured or funded in compliance with the terms of such ECU Benefit Plan, all applicable Laws and any collective bargaining agreement relating thereto and is in good standing with such Governmental Entities as may be applicable and, as of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by ECU or any of its subsidiaries from any such Governmental Entities.

(vi)                            To the knowledge of ECU, (i) no ECU Benefit Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity, or by any other party (other than routine claims for benefits), and (ii) there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any ECU Benefit Plan required to be registered or qualified.

(vii)                         ECU and its subsidiaries have no formal plan and have made no promise or commitment, whether legally binding or not, to create any additional ECU Benefit Plan or to improve or change the benefits provided under any ECU Benefit Plan.

(viii)                      There is no entity other than ECU and any of its subsidiaries participating in any ECU Benefit Plan.

(ix)                              None of the ECU Benefit Plans provides benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees.

(x)                                 Neither the execution and delivery of this Agreement by ECU nor completion of the Arrangement pursuant to the Plan of Arrangement nor compliance by ECU with any of the provisions hereof shall result in any payment or other compensation (including severance, unemployment compensation, bonuses or otherwise) becoming due to any director or employee of ECU or any of its subsidiaries or result in any increase or acceleration of contributions, liabilities, benefits or vesting, under any ECU Benefit Plan or restriction held in connection with any ECU Benefit Plan.

(xi)                              All data necessary to administer each ECU Benefit Plan is in the possession of ECU or its subsidiaries or their respective agents and is in a form which is sufficient for the proper administration of the ECU Benefit Plan in accordance with its terms and all applicable Laws and such data is complete and correct.

(gg)                          Labour and Employment.

(i)                                   All current assessments under applicable workers compensation legislation in relation to the employees of ECU and its subsidiaries have been paid or accrued by ECU and its subsidiaries, as applicable, and ECU and its subsidiaries are not subject to any special or penalty assessment under such legislation which has not been paid.

(ii)                                Except for those (i) written employment contracts with salaried employees of ECU and any of its subsidiaries identified in Schedule 3.1(gg)(ii) to the ECU Disclosure Letter, and (ii) contracts with independent contractors of ECU and any of its subsidiaries identified in Schedule 3.1(gg)(ii) to the ECU Disclosure Letter, there are no written ECU Contracts of employment or service entered into with any such employees or independent contractors or any oral ECU Contracts of employment or service.  True and complete copies of all such ECU Contracts (or in the case of any oral ECU Contracts, written summaries of the terms of such ECU Contracts) have been made available in the ECU Data Room. Except as disclosed in Schedule 3.1(gg)(ii) to the ECU Disclosure Letter, no employee of ECU or any of its subsidiaries is party to a change of control, severance, termination, golden parachute or similar agreement or provision or would receive payments under such agreement or provision as a result of the Arrangement.

(iii)                             Except as disclosed in Schedule 3.1(gg)(iii) to the ECU Disclosure Letter, neither ECU nor any of its subsidiaries is subject to any collective agreement, either directly or by operation of law, with any trade union or association which may qualify as a trade union.  There are no outstanding or, to the knowledge of ECU, threatened labour tribunal (administrative or judicial) proceedings of any kind related to any labour or employment obligation under any applicable Laws, including unfair labour practice proceedings or any proceedings which could result in certification of a trade union as bargaining agent for any employees of ECU or any of its subsidiaries. There are no threatened or apparent union organizing activities involving employees of ECU or any of its subsidiaries nor is ECU or any of its subsidiaries currently negotiating any collective agreement.

(hh)                          Compliance with Laws.  Except as disclosed in Schedule 3.1(hh) to the ECU Disclosure Letter, ECU and its subsidiaries have complied, since January 1, 2004,

in all material respects with and are not in material violation of any applicable material Laws.

(ii)                                  Absence of Cease Trade Orders.  No order or ruling having the effect of ceasing or suspending trading in the ECU Shares (or any of them) or any other securities of ECU is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of ECU, are pending, contemplated or threatened.

(jj)                                  Key Third Party Consents and Key Regulatory Approvals.  The only approvals, consents, registrations, permits, authorizations and other considerations required to be obtained by ECU from any Governmental Entity or third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement are the Key Third Party Consents and Key Regulatory Approvals relating to ECU.

(kk)                            Winding Up.  No order has been made, petition presented or meeting convened for the purpose of winding up of ECU or any of its subsidiaries, or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of ECU or any of its subsidiaries are distributed amongst the creditors and/or shareholders or other contributors, and there are no proceedings under any applicable insolvency, bankruptcy, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings.

(ll)                                  Administration and Receivership.  No person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to ECU or any of its subsidiaries, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any of ECU or any of its subsidiaries nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed by any Governmental Entity).

(mm)                      Voluntary Arrangement, Etc.  None of ECU or any of its subsidiaries has taken any step with a view to a suspension of payments or a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they fall due.

(nn)                          Related Party Transactions.  There are no ECU Contracts or other transactions currently in place between, on the one hand, ECU or any of its subsidiaries and, on the other hand: (i) any holder of record or, to the knowledge of ECU, beneficial owner of 5% or more of the ECU Shares; (ii) any officer or director of ECU or any of its subsidiaries; or (iii) to the knowledge of ECU, any affiliate or associate of any such, officer, director, holder of record, beneficial owner or any other person not dealing at arm’s length to ECU or its subsidiaries.

(oo)                          Registration Rights.  No ECU Shareholder has any right to compel ECU to register or otherwise qualify the ECU Shares (or any of them) for public sale or distribution.

(pp)                          Rights of Other Persons.  No person has any right of first refusal or option to purchase or any other right of participation in any of the ECU Concessions or ECU Lands.

(qq)                          Restrictions on Business Activities.  There is no agreement, arbitral award, judgment, injunction, order or decree binding upon ECU or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing in any material respect (i) any business practice of any of them, (ii) any acquisition or disposition of property by any of them, or (iii) the conduct of the business by any of them as currently conducted.

(rr)                                Brokers.  No broker, investment banker, financial advisor, finder, intermediary or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of ECU or any of its subsidiaries, other than the ECU Financial Advisor, the fees and expenses of which are as set forth in the engagement letter (“ECU Financial Advisor Engagement Letter”) dated May 19, 2011, and the ECU Fairness Advisor, the fees and expenses of which are as set forth in the engagement letter (the “ECU Fairness Advisor Engagement Letter”) dated June 10, 2011, and will be paid by ECU in accordance with the terms of the ECU Financial Advisor Engagement Letter and the ECU Fairness Advisor Engagement Letter, as applicable (true and complete copies of which have been provided to Golden).

(ss)                            Fees and Expenses.  Schedule 3.1(ss) to the ECU Disclosure Letter sets forth (A) the estimated amount of any fees and expenses, including change of control, severance and transaction costs, reasonably attributable to this Agreement and the transactions contemplated hereby that ECU has incurred to date and expects to incur as of the Effective Date (other than the fees and expenses payable to the ECU Financial Advisor pursuant to the ECU Financial Advisor Engagement Letter and the fees and expenses payable to the ECU Fairness Advisor pursuant to the ECU Fairness Advisor Engagement Letter) and (B) the estimated amount of such fees and expenses, including change of control, severance and estimated transaction costs, that have been paid to date.

(tt)                                Insurance.  As of the date hereof, ECU and its subsidiaries have such policies of insurance as are listed in Schedule 3.1(tt) to the ECU Disclosure Letter.  All insurance maintained by ECU or any of its subsidiaries is in full force and effect and is in good standing and neither ECU nor any of its subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has ECU or any of its subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of ECU or any of its subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

(uu)                          ECU Data Room. All of the ECU Data Room Information was accurate in all material respects as at the date of such information as stated therein, or, if any ECU Data Room Information is undated, as of the date of its delivery to the ECU Data Room. All information provided to Golden in relation to Golden’s due diligence requests, including information in the ECU Public Disclosure Record or not otherwise provided in the ECU Data Room, was accurate in all material respects as at its respective date as stated therein, except as modified by information included in the ECU Public Disclosure Record or the ECU Disclosure Letter. Except as disclosed in the ECU Public Disclosure Record on or before the date of this Agreement, there has been no material change to the ECU Data Room Information or any other information provided to Golden since the date posted to the ECU Data Room or provided to Golden, as the case may be.

(vv)                          Intellectual Property. ECU or its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property necessary to carry on the business now operated by them, and neither ECU nor any of its subsidiaries has received any written notice or claim challenging ECU or its subsidiaries respecting the validity of, use of or ownership of the processes and technology, and to the knowledge of ECU, there are no facts upon which such a challenge could be made.

(ww)                      Competition Act.  ECU and its subsidiaries do not have assets in Canada that exceed $73 million or annual gross revenues from sales in or from Canada that exceed $73 million, in either case, as determined in accordance with the Competition Act and the regulations thereunder.

(xx)                           Investment Canada Act.  (i) ECU and its subsidiaries do not carry on a “cultural business” as defined in the Investment Canada Act, and (ii) the value of the assets of ECU and its subsidiaries, calculated in accordance with the Investment Canada Act, does not exceed $312 million.

(yy)                          HSR Act.  As determined in accordance with the HSR Act, ECU and all entities controlled by ECU (i) did not hold more than U.S.$66 million in U.S. assets or have aggregate sales in or into the United States in excess of U.S.$66 million in ECU’s most recent fiscal year, and (ii) are not “United States issuers” as defined in the HSR Act.

3.2                                                                               Survival of Representations and Warranties

The representations and warranties of ECU contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF GOLDEN

4.1                                                                               Representations and Warranties

Golden (which for the purposes of this Article 4 shall exclude its predecessor, Apex Silver Mines Limited, except with respect to Golden Financial Statements) hereby represents and warrants to and in favour of ECU as follows, except to the extent that such representations and warranties are qualified by the Golden Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), and acknowledges that ECU is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)                                  Board Approval.  The Golden Board, after consultation with its legal advisors and the Golden Financial Advisor, has determined unanimously that the transactions contemplated by this Agreement and the Plan of Arrangement are in the best interests of Golden and has resolved unanimously to recommend to the Golden Stockholders that they vote in favour of the Golden Meeting Resolution. The Golden Board has approved the Arrangement pursuant to the Plan of Arrangement and the execution of this Agreement and the performance of Golden’s obligations under this Agreement and the Plan of Arrangement. All of the directors and senior officers of Golden have advised Golden that they intend to vote or cause to be voted in favour of the Golden Meeting Resolution, all Golden Stock beneficially held by such directors and senior officers (including all Golden Stock issuable upon the exercise of any securities convertible into or exercisable for Golden Stock) and Golden shall make a statement to that effect in the Golden Proxy Statement and in any joint press release issued pursuant to the provisions of Section 2.13.

(b)                                 Fairness Opinion. The Golden Board has received the oral opinion of the Golden Financial Advisor and confirmation that it will receive the written opinion of the Golden Financial Advisor, to the effect that, as of the date hereof, and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to Golden.

(c)                                  Organization and Qualification. Each of Golden and its subsidiaries is duly organized and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted.  Each of Golden and its subsidiaries (i) has all licenses, permits, certificates, orders and other authorizations of or from any Governmental Entity necessary to conduct its business as now conducted, and (ii) is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to hold such license, permit, certificate, order or other authorization or to be so registered or in good standing would not reasonably be expected to have a Golden Material Adverse Effect.

(d)                                 Authority Relative to this Agreement.  Golden has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Golden and the performance by Golden of its obligations under this Agreement have been duly authorized by the Golden Board and (other than the approval of the Golden Meeting Resolution) no other corporate proceedings on the part of Golden are necessary to authorize the execution and delivery by Golden of this Agreement or the performance by Golden of its obligations under this Agreement or the Arrangement pursuant to the Plan of Arrangement. This Agreement has been duly executed and delivered by Golden and constitutes a legal, valid and binding obligation of Golden, enforceable against Golden in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(e)                                  No Violations. None of the authorization, execution and delivery of this Agreement by Golden, the completion of the transactions contemplated by this Agreement or the Plan of Arrangement, or compliance by Golden with any of the provisions hereof or thereof will: (1) violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, require, except for the Key Third Party Consents, any consent, approval or notice under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Golden or any of its subsidiaries, cause any indebtedness to come due before its stated maturity, cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on Golden or its subsidiaries, under any of the terms, conditions or provisions of (A) any laws applicable to Golden including, without limitation, applicable Securities Laws and the rules and regulations of the TSX and NYSE Amex, (B) their respective articles, by-laws or other comparable organizational documents or resolutions, or (C) any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, license, Permit, or other Golden Contract; or (2) subject to obtaining the Key Regulatory Approvals, (x) result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable to Golden, or any its subsidiaries or any of their respective properties or assets; or (y) cause the suspension or revocation of any Permit currently in effect in respect of Golden or any of its subsidiaries (except, in the case of each of clauses (1) and (2) above, for such violations, conflicts, breaches, defaults, terminations, accelerations, suspensions or creations of Liens which, or any consents (expressly excluding the

Key Third-Party Consents and Key Regulatory Approvals), approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Golden Material Adverse Effect). The authorization of this Agreement, the execution and delivery by Golden of this Agreement, the performance by Golden of its obligations under this Agreement, and the consummation by Golden of the Arrangement, will not give rise to any rights of first refusal or trigger any change in control provisions or any restrictions or limitation under any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, license, Permit or other Golden Contract, or result in the imposition of any encumbrance, charge or Lien upon any of Golden’s assets or the assets of any of its subsidiaries.

(f)                                    Capitalization.  As of the date hereof, the authorized share capital of Golden consists of 50,000,000 shares of Golden Stock and 10,000,000 shares of preferred stock. As of the date hereof, there are issued and outstanding 15,302,675 shares of Golden Stock, 136,810 Golden Options, pursuant to which an aggregate of 136,810 shares of Golden Stock are issuable, and an aggregate of 60,910 shares of Golden Stock are issuable pursuant to other awards under the Golden Equity Incentive Plan. Except as disclosed above, there are no shares of Golden Stock outstanding and no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Golden of any securities of Golden (including Golden Stock), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Golden (including Golden Stock) or of subsidiaries of Golden. All outstanding shares of Golden Stock have been duly authorized and validly issued, are fully paid and non-assessable, and all shares of Golden Stock issuable upon the exercise of Golden Options or pursuant to awards under the Golden Equity Incentive Plan, in each case in accordance with their terms, have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of Golden (including the Golden Stock, the Golden Options and the securities awarded under the Golden Equity Incentive Plan) have been issued in compliance with all applicable Laws and Securities Laws. There are no securities of Golden or of any of its subsidiaries outstanding which have the right to vote generally (or, other than options under the Golden Equity Incentive Plan that are convertible into, or exchangeable or exercisable for, securities having the right to vote generally) with the Golden Stockholders on any matter. There are no outstanding contractual or other obligations of Golden or any subsidiary to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of Golden or any of its subsidiaries carrying the right to vote with holders of the outstanding Golden Stock on any matters.

(g)                                 No Shareholder Rights Plan.  As at the date hereof, Golden is not party to any shareholder rights plan or similar agreement.

(h)                                 Reporting Status and Securities Laws Matters. Golden is a “reporting issuer” in, and is not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws of, each of the Provinces of British Columbia, Alberta and Ontario and is in compliance in all material respects with applicable Securities Laws of such provinces and of the United States.  No delisting, suspension of trading in or cease trading order with respect to any securities of and, to the knowledge of Golden, no inquiry or investigation (formal or informal) of any Securities Authority, is in effect or ongoing or, to the knowledge of Golden, threatened or expected to be implemented or undertaken. The Golden Stock is registered under Section 12(b) of the U.S. Exchange Act. The Golden Stock is listed and posted for trading on the TSX and the NYSE Amex.  Golden is in compliance in all material respects with all rules, policies and other requirements of the TSX and the NYSE Amex.

(i)                                     Ownership of Subsidiaries.  Schedule 4.1(i) to the Golden Disclosure Letter includes a complete and accurate list of all subsidiaries, direct and indirect, of Golden, and each such subsidiary is directly or indirectly wholly-owned by Golden.  All of the issued and outstanding shares of capital stock and other ownership interests in the subsidiaries of Golden are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by Golden are legally and beneficially owned free and clear of all Liens, and there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or other ownership interests in any subsidiaries of Golden or material assets or properties of any of the subsidiaries of Golden. There are no contracts, commitments, agreements, understandings, arrangements or restrictions which require any subsidiaries of Golden to issue, sell or deliver any shares in its share capital or other ownership interests, or any securities or obligations convertible into, or exchangeable or exercisable for, any shares of its share capital or other ownership interests. All ownership interests of Golden and the Golden Material Subsidiaries are owned free and clear of all Liens of any kind or nature whatsoever held by third parties.

(j)                                     Public Filings.  Since March 24, 2009, Golden has filed all documents in the Golden Public Disclosure Record required to be filed by it in accordance with applicable Securities Laws with the applicable Securities Authorities, the TSX or the NYSE Amex. All such documents and information comprising the Golden Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto), (1) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (2) complied in all material respects with the requirements of applicable Securities Laws, and any amendments to the Golden Public Disclosure

Record required to be made have been filed on a timely basis with the Securities Authorities, the TSX or the NYSE Amex. Golden has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement remains confidential. There has been no change in a material fact or a material change (as such term is defined under the Québec Securities Act) in any of the information contained in the Golden Public Disclosure Record, except for changes in material facts or material changes that are reflected in a subsequently filed document included in the Golden Public Disclosure Record.

(k)                                  Golden Financial Statements.  Golden’s audited financial statements as at and for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008 and Golden’s unaudited interim financial statements as at and for the three-month period ended March 31, 2011 (including, in each case, the notes thereto and related management’s discussion and analysis) (collectively, the “Golden Financial Statements”) were prepared (in compliance with the requirements of Securities Laws) in accordance with U.S. GAAP and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of Golden and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments) and reflect reserves required by U.S. GAAP in respect of all material contingent liabilities, if any, of Golden and its subsidiaries on a consolidated basis.  There has been no material change in Golden’s accounting policies since December 31, 2010.

(l)                                     Books and Records.  The financial books, records and accounts of Golden, in all material respects: (i) have been maintained in accordance with U.S. GAAP, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Golden and its subsidiaries, and (iii) accurately and fairly reflect the basis for the Golden Financial Statements. The corporate records and minute books of Golden are true and correct in all material respects and have been maintained in compliance with all applicable Laws; they contain, in all material respects, the duly signed minutes of all meetings of the boards of directors, committees of the boards and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders other than minutes of meetings held in connection with the matters contemplated herein (drafts of which have been provided to ECU). The corporate records and minute books for each of the subsidiaries of Golden are true and correct in all material respects and have been maintained in compliance with applicable Laws, except where failure to do so would not in the aggregate have a Golden Material Adverse Effect.

(m)                               Internal Control over Financial Reporting.  Golden maintains a system of internal control over financial reporting that complies with the requirements of the U.S. Exchange Act and that has been designed by Golden’s senior officers, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Golden’s internal control over financial reporting is effective and Golden is not aware of any material weaknesses in its internal control over financial reporting.

(n)                                 No Undisclosed Liabilities.  Except for intercompany balances and agreements solely between Golden and its subsidiaries, Golden and its subsidiaries have no outstanding material indebtedness or liabilities to third parties and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person, other than those specifically identified, and adequately provided for, in the Golden Financial Statements or, to the extent disclosed in the Golden Disclosure Letter, incurred in the ordinary course of business since the date of the most recent financial statements of Golden filed on SEDAR and consistent with past practice.

(o)                                 No Material Change.  Since December 31, 2010, except as disclosed in the Golden Public Disclosure Record, no Golden Material Adverse Effect has occurred and the debt, business and material property of Golden conform in all respects to the description thereof contained in the Golden Public Disclosure Record; and there has been no dividend or distribution of any kind declared, paid or made by Golden on any Golden Stock.

(p)                                 Golden Material Contracts.  Schedule 4.1(p) to the Golden Disclosure Letter includes a complete and accurate list of all Golden Material Contracts in effect as of the date hereof.  Golden has made available in the Golden Public Disclosure Record or in the Golden Data Room true and complete copies of all Golden Material Contracts.  All Golden Material Contracts are in full force and effect, and Golden or its subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof.  All of the Golden Material Contracts are valid and binding obligations of Golden enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.  Golden and its subsidiaries have complied in all material respects with all terms of those Golden Material Contracts to which they are parties, have paid all amounts due thereunder, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of Golden or its subsidiaries or, to the knowledge of Golden or its subsidiaries, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach or trigger a right of termination of any such Golden Material Contracts. As at the date hereof, neither Golden nor any of its subsidiaries has received written notice that any party to a Golden Material Contract to which they are parties intends to cancel, terminate or otherwise modify or not renew such Golden Material Contract, and to the knowledge of Golden, no such action has been threatened.

(q)                                 Non-Competition and Restrictions on Business.  No Golden Contract contains any non-competition obligation or otherwise restricts in any material way the business of Golden and its subsidiaries, taken as a whole, except to the extent that such restrictions would not in the aggregate have a Golden Material Adverse Effect.

(r)                                    No Defaults under Leases and Agreements.

(i)                                     None of Golden or the Golden Material Subsidiaries has received notice of any default under any of the leases, permits and other title and operating documents or any other agreement or instrument pertaining to the mining assets of Golden or any of its subsidiaries relating to the El Quevar Project or the Zacatecas Project to which Golden or any of its subsidiaries is a party or by or to which Golden or any of its subsidiaries or any such assets are bound or subject except to the extent that such defaults would not in the aggregate have a Golden Material Adverse Effect.

(ii)                                  Golden and its subsidiaries are in good standing under all, and are not in default under any, and there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under any, leases, permits and other title and operating documents or any other agreements and instruments pertaining to the mining assets of Golden or any of its subsidiaries relating to the El Quevar Project or the Zacatecas Project to which Golden or any of its subsidiaries is a party or by or to which Golden or any of its subsidiaries or such assets are bound or subject and, to the knowledge of Golden, all such leases, permits, title and operating documents and other agreements and instruments are in good standing and in full force and effect and none of the counterparties to such leases, permits, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults would not have a Golden Material Adverse Effect.

(s)                                  Litigation.  There are no claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of Golden, threatened affecting Golden or the Golden Material Subsidiaries or affecting any of their respective property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws. There are no claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of Golden, threatened affecting any subsidiary of Golden or affecting any of their respective property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws, except to the extent that such claims, actions, suits, grievances, complaints or proceedings would not in the aggregate have a Golden Material Adverse Effect. Neither Golden nor any of its subsidiaries nor any of their respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree which would reasonably be expected to have a Golden Material Adverse Effect.

(t)                                    Royalties, Rentals and Taxes Paid. All royalties and rentals payable under the leases and permits of Golden and its subsidiaries and other title and operating documents pertaining to the mining assets of Golden and its subsidiaries and all ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of such assets or the production of base metals therefrom or allocated thereto or the proceeds of sales thereof payable have been properly paid in full and in a timely manner except to the extent that such non-payment would not have a Golden Material Adverse Effect.

(u)                                 Long Term and Derivative Transactions. Except as disclosed in the Golden Public Disclosure Record, Golden and its subsidiaries have no material obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, production sales transactions having terms greater than 90 days or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions, except those incurred in the ordinary course of business.

(v)                                 Taxes.

(i)            Golden and each of its subsidiaries has duly and timely filed all Returns required to be filed by them prior to the date hereof and all such Returns are complete and correct in all material respects.

(ii)           Golden and each of its subsidiaries has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which adequate reserves have been provided in the Golden Financial Statements. Neither Golden nor any of its subsidiaries is liable for the taxes of any other person pursuant to any provision of applicable Law or any tax sharing agreement, tax indemnification agreement or other similar agreement.

(iii)          No material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of Golden or any of its subsidiaries, and neither Golden nor any of its subsidiaries is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of Golden, threatened against Golden or any of its subsidiaries or any of their respective assets.

(iv)          No claim has been made by any Government Entity in a jurisdiction where Golden or any of its subsidiaries does not file Returns that Golden or any of its subsidiaries is or may be subject to Tax by that jurisdiction.

(v)           There are no Tax Liens (other than in respect of Taxes not yet due and payable) upon any of the assets of Golden or any of its subsidiaries.

(vi)          Golden and each of its subsidiaries has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(vii)         There are no outstanding agreements, forms or other documents extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Golden or any of its subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(viii)        Golden has included in the Golden Data Room true, correct and complete copies of all tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, by Golden or any of the Golden Material Subsidiaries for which the applicable statutory periods of limitations have not expired.

(ix)           Golden and each of its subsidiaries are in full compliance with all terms and conditions of any special or preferential Tax treatment, Tax exemption, Tax holiday or other Tax reduction agreement or order of a taxing authority, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such special or preferential Tax treatment, as defined by such Laws, Tax exemption, Tax holiday or other Tax reduction agreement or order.

(x)            All returns, pedimentos, and information issued, made or given by Golden and each of its subsidiaries to any Governmental Entity or Regulatory Authority or custom broker in any country regarding the importation, exportation or re-exportation of products, services, or technology, including tariff classifications and information on the origin of any products have been correct, and each subsidiary of Golden  (i) has at all times been in material compliance with all applicable customs law provisions, regulations or provisions of all applicable Governmental Entities in connection with imports, exports, payment of all applicable custom duties, taxes, fees and expenses in connection with the custom clearance, and the issuance and payment of any Taxes applicable to the corresponding pedimentos or customs declarations, (ii) has obtained all material permits required by any Governmental Entity relating to the importation of any product from any foreign country or exportation or re-

exportation of any product to any foreign country, (iii) has maintained all documents and records as required by any export promotion program in force, or by any Governmental Entity, including all documents relevant to those imports and exports, and (iv) is not, and has not been, the subject of any material audit, assessment, review, investigation or inquiry by any Governmental Entity or Regulatory Authority in any country regarding the importation, exportation or re-exportation of products, services, or technology.

(w)                               Property.

(i)            The:

(A)          Golden Concessions are the only mining concessions, claims, leases, licenses, permits or other rights to explore for, develop, extract, exploit, remove, mine, produce, process or refine minerals that Golden or its subsidiaries have any legal or equitable interest in, and that are required to conduct Golden’s business in respect of, the El Quevar Project and the Zacatecas Project; and

(B)           Except for the Golden Concessions, Golden Lands are the only interests in real property, including licences, leases, rights of way, rights to use, surface rights, easements or other real property interests that Golden or its subsidiaries have any legal or equitable interest in, and that are required to conduct Golden’s business in respect of, the El Quevar Project and the Zacatecas Project.

(ii)           Each Golden Concession is in good standing and each Golden Concession and all of the Golden Lands are held by Golden or its subsidiaries free and clear of all Liens and Golden and its subsidiaries are lawfully authorized to hold the interests of Golden and its subsidiaries in the Golden Concessions and the Golden Lands.

(iii)          Schedule 4.1(w)(iii) to the Golden Disclosure Letter sets out a list which is an up to date, complete, true and accurate list in all material respects of the interests of Golden and its subsidiaries in each of the Golden Concessions and Golden Lands.

(iv)          Each Golden Concession has been obtained and maintained in compliance with applicable Laws;

(v)           Any and all Taxes and other payments due and payable in respect of the Golden Concessions and the Golden Lands have been paid;

(vi)          Any and all material filings required to be filed in respect of the Golden Concessions and the Golden Lands have been filed;

(vii)         Golden and/or its subsidiaries have the exclusive right to deal with the Golden Concessions and the Golden Lands;

(viii)        Other than as provided in this Agreement, no other person has any material interest in the Golden Concessions or the Golden Lands or any right to acquire any such interest;

(ix)           There are no adverse claims, actions, suits or proceedings that have been commenced or, to the knowledge of Golden, that are pending or threatened, affecting or which could affect the title to or right to explore for, develop, mine, extract, exploit, remove, process or refine the minerals relating to the Golden Concessions or the Golden Lands, including the title to or ownership by Golden or its subsidiaries of any of the foregoing, which might involve the possibility of any judgement or liability affecting the Golden Concessions or the Golden Lands.

(x)            Neither Golden nor its subsidiaries have received any written notice or, to the knowledge of Golden, any oral notice, from any Governmental Entity or any person with jurisdiction or applicable authority of any expropriation or revocation, or any intention to expropriate or revoke, Golden’s or any of its subsidiaries’ interests in the Golden Concessions or Golden Lands.

(x)                                   Mineral Resources.  The most recent estimated mineral resources disclosed in the Golden Public Disclosure Record prior to the date of this Agreement have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practises and all applicable Laws, including NI 43-101. The information provided by Golden to the Qualified Persons (as defined in NI 43-101) in connection with the preparation of such estimates was complete and accurate in all material respects at the time such information was furnished. No material mineral deposits are subject to illegal occupation.  There has been no material reduction in the aggregate amount of estimated mineral resources of Golden and its subsidiaries from the amounts disclosed in the Golden Public Disclosure Record.

(y)                                 Mining.

(i)            Golden or one of its subsidiaries holds Mineral Rights recognized in the jurisdiction in which each of the Golden Concessions and Golden Lands are located, in respect of the ore bodies and minerals in such mining properties under valid, subsisting and enforceable title documents, contracts, leases, licenses of occupation, licences, mining concessions, permits, or other recognized and enforceable instruments and documents sufficient to permit Golden or one or more of its subsidiaries, as the case may be, to explore for, develop, mine, extract, exploit, remove, process or refine the minerals relating to such Golden Concessions or Golden Lands. In addition, Golden or one of its subsidiaries has all necessary surface rights, access rights and water rights, and all other presently required rights and interests granting Golden or one of its subsidiaries, as the case may be, the rights and ability to explore for, develop, mine, extract, exploit, remove, process or refine (as applicable) the minerals derived from each Golden Concession or Golden Land, all as referred to in the Golden Public Disclosure. Each of the aforementioned interests and rights is currently in good standing in all material respects.

(ii)           Golden and the Golden Material Subsidiaries have good and sufficient title to their real property interests including fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from landowners or authorities permitting the use of land by Golden and its subsidiaries necessary to permit the operation of their respective businesses as presently owned and conducted in respect of the El Quevar Project or the Zacatecas Project. Golden does not have any knowledge nor is it aware of any defects, failures or impairments in the title of Golden or any of its subsidiaries to the assets relating to the El Quevar Project or the Zacatecas Project, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party, which in the aggregate would have a Golden Material Adverse Effect.

(iii)          No royalty, commission or similar payment is payable by Golden or any of its subsidiaries in respect of any of the Golden Concessions or Golden Lands.

(iv)          None of Golden or any of its subsidiaries has received written, or to the knowledge of Golden, oral notice of the termination, cancellation, or declaration of invalidity or unenforceability by any person of any Mineral Rights of Golden or any of its subsidiaries relating to the El Quevar Project or the Zacatecas Project, or has become aware of any intention on the part of, nor has there been any announcement by, any person to terminate, cancel, declare invalid or unenforceable or revoke any Mineral Rights of Golden or its subsidiaries, which in the aggregate would have a Golden Material Adverse Effect.

(v)           All leases, licences and claims pursuant to which Golden or its subsidiaries derives the interests in the Golden Concessions and Golden Lands are in good standing and there has been no material default under any such lease, licence or claim.

(vi)          None of the Golden Concessions or Golden Lands (or any interest in, or right to earn an interest in, any such property) or other material assets of Golden is subject to any back-in rights, earn-in rights, rights of first refusal, rights of first offer, option rights, or similar provisions which would materially affect Golden’s or its subsidiaries’ interests in the Golden Concessions or the Golden Lands.

(vii)         All mineral exploration, development, construction, extraction, exploitation, removal, processing or refining activities on the properties of Golden and each of its subsidiaries has been conducted in material compliance with applicable Laws and contractual obligations to third parties (where applicable) and in accordance with good mining and engineering practices and all applicable workers’ compensation and health and safety and workplace Laws have been duly complied with in all material respects, except as would not in the aggregate have a Golden Material Adverse Effect.

(z)                                   Mining Safety and Health.  Golden, its subsidiaries and its and their respective assets, and the ownership, operation, development, maintenance and use thereof, are in compliance in all material respects with all applicable mining safety and health Laws applicable to their operations.  In addition:

(i)            neither Golden nor any of its subsidiaries has received (or is otherwise aware of) any demand or notice with respect to a material breach of any applicable mining safety and health Laws;

(ii)           there are no claims, investigations or inquiries pending or, to the  knowledge of Golden, threatened against Golden or any of its subsidiaries (or naming Golden or any of its subsidiaries as a potentially responsible party) based on non-compliance with any applicable mining safety and health Laws at any of the operations or facilities currently or formerly owned, leased, licensed or operated by Golden or any of its subsidiaries;

(iii)          since March 24, 2009, no major or fatal accident involving Golden or any of its subsidiaries has occurred in their operations or facilities currently or formerly owned, leased, licensed or operated by Golden or any of its subsidiaries, regarding their own employees or third parties employees;

(iv)          since March 24, 2009, neither Golden nor any of its subsidiaries has been a party to any pending sanctioning proceeding, and it has not been fined by any governmental authority due to any breach of any applicable mining safety and health Laws; and

(v)           neither Golden nor any of its subsidiaries expects to be subject to any sanctioning proceeding due to infractions to any applicable mining safety and health Laws.

(aa)                            Cultural Heritage.  No archaeological permits, licences, approvals, consents, surveys, removals, certificates, monitoring reports or other authorizations of any kind or nature have been obtained in connection with any property of Golden or its subsidiaries during the activities performed to date thereon, neither archaeological remains have been discovered nor damages to any archaeological remains have been caused as a direct or indirect result of activities undertaken thereon.  In addition:

(i)            neither Golden nor any of its subsidiaries has received (or is otherwise aware of) any demand or notice with respect to the material breach of any applicable Cultural Heritage Laws or any order or directive relating to archaeological matters which requires any material work, repairs, construction, or capital expenditures, applicable to Golden or any of its subsidiaries or any of their business undertakings;

(ii)           there are no claims, investigations or inquiries pending or, to Golden’s knowledge, threatened against Golden or any of its subsidiaries (or naming Golden or any of its subsidiaries as a potentially responsible party) based on non-compliance with any applicable Cultural Heritage Laws at any of the properties or facilities currently or formerly owned, leased, licensed or operated by Golden or any of its subsidiaries;

(iii)          Golden and each of its subsidiaries has provided ECU with all archaeological surveys, assessments, removals, monitoring and audits that have been performed by them or by others who have furnished a copy to Golden or any of its subsidiaries with respect to any of the properties or facilities currently owned, leased, licensed or operated by Golden or any of its subsidiaries.

(bb)                          Expropriation.  No part of the Golden Concessions or the Golden Lands has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does Golden or any of its subsidiaries know of any intent or proposal to give such notice or commence any such proceedings.

(cc)                            Permits.  Golden and each of its subsidiaries has obtained and is in compliance with all Permits required by applicable Laws, necessary to conduct its current businesses as they are now being conducted, except to the extent that the failure to obtain such permit or be in compliance therewith would not reasonably be expected to have a Golden Material Adverse Effect. Without limiting the generality of the foregoing, neither Golden or any of its subsidiaries has received notice of any proceeding relating to the revocation or adverse modification of any Golden Concession and none of Golden or any of its subsidiaries has knowledge of any facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with or renew in the ordinary course of business such Permits as necessary to conduct its businesses as they are now being conducted.

(dd)                          Environmental Matters.  Golden and each of the Golden Material Subsidiaries and their respective businesses and operations, and each of the operations in respect of the Golden Concessions and the Golden Lands:

(i)            is in compliance in all material respects with all Environmental Laws and all terms and conditions of all Environmental Permits;

(ii)           has not received any order, request or notice from any person alleging a violation of any Environmental Law or requiring any material work, repairs, rehabilitation, remediation, construction or expenditures;

(iii)          (i) is not a party to any litigation or administrative proceeding, nor to the knowledge of Golden is any litigation or administrative proceeding threatened against Golden or any of the Golden Concessions or the Golden Lands, which in either case (1) asserts or alleges that it violated any Environmental Laws in respect of the El Quevar Project or the Zacatecas Project, (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances in respect of the El Quevar Project or the Zacatecas Project, or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances in respect of the El Quevar Project or the Zacatecas Project, (ii) to the knowledge of Golden, is not subject to any conditions currently existing in respect of the El Quevar Project or the Zacatecas Project which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response by it pursuant to applicable Environmental Laws; and (iii) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws in respect of the El Quevar Project or the Zacatecas Project; and

(iv)          is not involved in operations and does not know of any facts, circumstances or conditions, including any Release or threatened Release of Hazardous Material, that would reasonably be expected to result in any material Environmental Liabilities.

(ee)         Regulatory.

(i)            Golden and its subsidiaries have, since March 24, 2009, operated and are currently operating in material compliance with all applicable material Laws and all Regulatory Authorities.

(ii)           Golden and its subsidiaries have, since March 24, 2009, operated and are currently operating their respective businesses in material compliance with all Regulatory Authorizations, except to the extent that the failure to so operate would not reasonably be expected to have a Golden Material Adverse Effect. Golden and is subsidiaries have not received any written notices or other correspondence from the Regulatory Authorities regarding any circumstances that have existed or currently exist which would lead to a loss, suspension, or modification of, or a refusal to issue, any Regulatory

Authorization relating to its activities which would reasonably be expected to materially restrict, curtail, limit or adversely affect the ability of Golden or its subsidiaries to operate their respective businesses.

(ff)           Employee Benefits.

(i)            Golden and each of its subsidiaries has complied, in all material respects, with the terms of all agreements, health, welfare, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, stock purchase, stock compensation, stock option, disability, pension or retirement plans and other employee compensation or benefit plans, policies, arrangements, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured which are maintained by or binding upon Golden or such of its subsidiaries or in respect of which Golden or any of its subsidiaries has any actual or potential liability (collectively, the “Golden Benefit Plans”) and with all applicable Laws and collective bargaining agreements relating thereto.

(ii)           Each Golden Benefit Plan is and has been established, registered (if required), qualified, funded, invested and administered, in all material respects, in compliance with the terms of such Golden Benefit Plan (including the terms of any documents in respect of such Golden Benefit Plan), all applicable Laws, any collective bargaining agreement relating thereto.

(iii)          All obligations of Golden or any of its subsidiaries regarding the Golden Benefit Plans have been satisfied in all material respects and no Taxes are owing or exigible under any of the Golden Benefit Plans. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Golden Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all applicable Laws.

(iv)          Each Golden Benefit Plan is insured or funded in compliance with the terms of such Golden Benefit Plan, all applicable Laws and any collective bargaining agreement relating thereto and is in good standing with such Governmental Entities as may be applicable and, as of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by Golden or any of its subsidiaries from any such Governmental Entities.

(v)           To the knowledge of Golden, (i) no Golden Benefit Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity, or by any other party (other than routine claims for benefits), and (ii) there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Golden Benefit Plan required to be registered or qualified.

(vi)          Golden and its subsidiaries have no formal plan and have made no promise or commitment, whether legally binding or not, to create any additional Golden Benefit Plan or to improve, amend or change the benefits provided under any Golden Benefit Plan.

(vii)         There is no entity other than Golden and any of its subsidiaries participating in any Golden Benefit Plan.

(viii)        None of the Golden Benefit Plans provides benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees.

(ix)           Neither the execution and delivery of this Agreement by Golden nor completion of the Arrangement pursuant to the Plan of Arrangement nor compliance by Golden with any of the provisions hereof shall result in any payment or other compensation (including severance, unemployment compensation, bonuses or otherwise) becoming due to any director or employee of Golden or any of its subsidiaries or result in any increase or acceleration of contributions, liabilities, benefits or vesting, under any Golden Benefit Plan or restriction held in connection with any Golden Benefit Plan.

(gg)         Labour and Employment.

(i)            All current assessments under applicable workers compensation legislation in relation to the employees of Golden and its subsidiaries have been paid or accrued by Golden and its subsidiaries, as applicable, and Golden and its subsidiaries are not subject to any special or penalty assessment under such legislation which has not been paid.

(ii)           No employee of Golden or any of its subsidiaries is party to a change of control, severance, termination, golden parachute or similar agreement or provision or could receive payments under such agreement or provision as a result of the Arrangement.

(iii)          Neither Golden nor any of its subsidiaries is subject to any collective agreement, either directly or by operation of law, with any trade union or association which may qualify as a trade union.  There are no outstanding or, to the knowledge of Golden, threatened labour tribunal (administrative or judicial) proceedings of any kind related to any labour or employment obligation under any applicable Laws, including unfair labour practice proceedings or any proceedings which could result in certification of a trade union as bargaining agent for any employees of Golden or any of its subsidiaries. There are no threatened or apparent union organizing activities involving employees of Golden or any of its subsidiaries nor is Golden or any of its subsidiaries currently negotiating any collective agreement.

(hh)         Compliance with Laws.  Golden and its subsidiaries have, since March 24, 2009, complied in all material respects with and are not in material violation of any applicable material Laws.

(ii)           Absence of Cease Trade Orders.  No order, or ruling having the effect of, ceasing or suspending trading in the Golden Stock (or any of it) or any other securities of Golden is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Golden, are pending, contemplated or threatened.

(jj)           Key Third Party Consents and Key Regulatory Approvals.  The only approvals, consents, registrations, permits, authorizations and other considerations required to be obtained by Golden from any Governmental Entity or third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement are the Key Third Party Consents and Key Regulatory Approvals relating to Golden.

(kk)         Winding Up.  No order has been made, petition presented or meeting convened for the purpose of winding up of Golden or any of its subsidiaries, or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of Golden or its subsidiaries are distributed amongst the creditors and/or shareholders or other contributors, and there are no proceedings under any applicable insolvency, bankruptcy, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings.

(ll)           Administration and Receivership.  No person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to Golden or the Golden Material Subsidiaries, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any of Golden or its subsidiaries nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed by any Governmental Entity).

(mm)       Voluntary Arrangement, Etc.  None of Golden or its subsidiaries has taken any step with a view to a suspension of payments or a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they fall due.

(nn)         Related Party Transactions.  There are no Golden Contracts or other transactions currently in place between, on the one hand, Golden or any of its subsidiaries and,

on the other hand: (i) any holder of record or, to the knowledge of Golden, beneficial owner of 5% or more of the Golden Stock; (ii) any officer or director of Golden or any of its subsidiaries; or (iii) to the knowledge of Golden, any affiliate or associate of any such officer, director, holder of record, beneficial owner or any other person not dealing at arm’s length with Golden or its subsidiaries.

(oo)         Registration Rights.  No Golden Stockholder has any right to compel Golden to register or otherwise qualify the Golden Stock (or any of it) for public sale or distribution.

(pp)         Rights of Other Persons.  No person has any right of first refusal or option to purchase or any other right of participation in any of the Golden Concessions or Golden Lands.

(qq)         Restrictions on Business Activities.  There is no agreement, arbitral award, judgment, injunction, order or decree binding upon Golden or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing in any material respect (i) any business practice of any of them, (ii) any acquisition or disposition of property by any of them, or (iii) the conduct of the business by any of them as currently conducted.

(rr)           Brokers.  No broker, investment banker, financial advisor, finder, intermediary or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Golden or any of its subsidiaries, other than the Golden Financial Advisor, the fees and expenses of which are as set forth in the engagement letter (“Golden Financial Advisor Engagement Letter”) dated June 22, 2011 and will be paid by Golden in accordance with the terms of the Golden Financial Advisor Engagement Letter (a true and complete copy of which has been provided to Golden).

(ss)         Fees and Expenses.  Schedule 4.1(ss) to the Golden Disclosure Letter sets forth (A) the estimated amount of any fees and expenses, including change of control, severance and transaction costs, reasonably attributable to this Agreement and the transactions contemplated hereby that Golden has incurred to date and expects to incur as of the Effective Date (other than the fees and expenses payable to the Golden Financial Advisor pursuant to the Golden Financial Advisor Engagement Letter) and (B) the estimated amount of such fees and expenses, including change of control, severance and estimated transaction costs, that have been paid to date.

(tt)           Insurance.  As of the date hereof, Golden and the Golden Material Subsidiaries have such policies of insurance as are listed in Schedule 4.1(tt) to the Golden Disclosure Letter.  All insurance maintained by Golden and its subsidiaries is in full force and effect and is in good standing and neither Golden nor any of its subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has Golden or any of its subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of Golden or any of its subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

(uu)         Golden Data Room. All of the Golden Data Room Information was accurate in all material respects as at the date of such information as stated therein, or, if any Golden Data Room Information is undated, as of the date of its delivery to the Golden Data Room.  All information provided to ECU in relation to ECU’s due diligence requests, including information in the Golden Public Disclosure Record or not otherwise provided in the Golden Data Room, was accurate in all material respects as at its respective date as stated therein, except as modified by information included in the Golden Public Disclosure Record or the Golden Disclosure Letter. Except as disclosed in the Golden Public Disclosure Record on or before the date of this Agreement, there has been no material change to the Golden Data Room Information or any other information provided to ECU since the date posted to the Golden Data Room or provided to ECU, as the case may be.

(vv)         Intellectual Property. Golden or its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property necessary to carry on the business now operated by them, and neither Golden nor any of its subsidiaries has received any written notice or claim challenging Golden or its subsidiaries respecting the validity of, use of or ownership of the processes and technology, and to the knowledge of Golden, there are no facts upon which such a challenge could be made.

(ww)       Investment Canada.  Golden is a “WTO investor” within the meaning of the Investment Canada Act (Canada).

(xx)          Issuance of Golden Stock. The Golden Stock to be issued as part of the Consideration for the ECU Securities pursuant to the Arrangement will, upon issue, be issued as fully paid and non-assessable shares in the capital stock of Golden and the Golden Stock issuable upon exercise of the Golden Replacement Securities, as assumed and adjusted in accordance with Sections 5.8 and 5.11 respectively, will, upon issue and payment of the issue price provided by each such securities, be issued as fully paid and non-assessable shares of Golden Stock and will not be subject to any statutory hold or restricted period under Canadian Securities Laws and, subject to the restrictions contained therein in respect of “control distributions” (as defined in NI 45-102) or in respect of shares held by “affiliates” (as defined by Rule 144 under the U.S. Securities Act, will be freely tradable by the holders thereof.

4.2                                                                               Survival of Representations and Warranties

The representations and warranties of Golden contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5

COVENANTS

5.1                                                                               Covenants of ECU Regarding the Conduct of Business

ECU covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, ECU shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business except as required or permitted pursuant to this Agreement or as required by applicable Law.  Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required or permitted by this Agreement or as required by applicable Law, ECU shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, without the prior written consent of Golden:

(a)           take any action except in the usual and ordinary course of business of ECU and its subsidiaries, and ECU shall use commercially reasonable efforts to maintain and preserve its and its subsidiaries’ business organization, material assets, employees, goodwill and business relationships;

(b)           (i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) split, combine or reclassify any shares in the capital of ECU or any of its subsidiaries, or declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of the ECU Shares owned by any person or the securities of any subsidiary other than, in the case of any subsidiary wholly-owned by ECU, any dividends payable to ECU or any other wholly-owned subsidiary of ECU; (iii) other than pursuant to the Private Placement, issue, grant, deliver, sell, encumber or pledge, or agree to issue, grant, deliver, sell, encumber or pledge, or create any derivative interest in, any shares of ECU or its subsidiaries, or any options, warrants, securities or similar rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares or other securities of ECU or its subsidiaries, other than the issuance of ECU Shares (and the accompanying issuance of SRP Rights in accordance with the terms of the Shareholder Rights Plan) on the valid exercise of ECU Options or ECU Warrants outstanding on the date hereof in accordance with their terms; (iv) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of ECU or any of its subsidiaries; (v) amend the terms of any of its securities; (vi) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of ECU or any of its subsidiaries; (vii)

amend its accounting policies or adopt new accounting policies, in each case except as required by Canadian GAAP; or (viii) enter into, modify or terminate any ECU Contract with respect to any of the foregoing;

(c)           (i) sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, any assets, securities, properties, interests or businesses of ECU or any of its subsidiaries (including Minerals Rights and ECU Concessions), other than the sale in the ordinary course of business by  ECU of mineral products produced from the ECU Concessions and ECU Lands; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any asset, security, property, interest, business, corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contributions of capital, property transfer, or purchase of any other property or assets of any other person, for an amount greater than $250,000; (iii) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person, or make any loans, capital contributions, investments or advances, other than in the ordinary course of business; (iv) pay, discharge or satisfy any material claims, liabilities or obligations, other than in the ordinary course of business; (v) waive, release, grant or transfer any rights of material value; or (vi) authorize or propose any of the foregoing, or enter into or modify any ECU Contract to do any of the foregoing;

(d)           other than as is necessary to comply with applicable Laws, or any ECU Contracts or ECU Benefit Plans in effect as at the date hereof and except for such proposed actions as are disclosed in Schedule 5.1(d) to the ECU Disclosure Letter and are taken in the ordinary course of business consistent with past practice, (i) grant to any officer, employee or director of ECU or any of its subsidiaries an increase in compensation in any form, or grant any general salary increase, (ii) make any loan to any officer, employee, or director of ECU or any of its subsidiaries, (iii) take any action with respect to the grant of any rights of indemnification, severance, change of control, bonus or termination pay to, or enter into any employment agreement, indemnity agreement, deferred compensation, bonus compensation or other similar agreement (or amend such existing agreement) with, any officer, employee or director of ECU or any of its subsidiaries, or hire or terminate the employment (except for just cause) of any officer or director of ECU or any of its subsidiaries, (iv) increase any benefits payable under any existing severance or termination pay policies or employment agreements, or adopt or amend or make any contribution to any ECU Benefit Plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, indemnity, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors, officers or employees or former directors, officers, employees of ECU or any of its subsidiaries; (v) increase compensation, bonus levels or other benefits payable to any director, executive officer or employee of ECU or any of its subsidiaries; (vi) except to the extent required in connection with the Arrangement, provide for accelerated vesting, or the removal of restrictions on the exercise, of any stock based or stock related awards (including stock options, stock appreciation rights, performance units and restricted share awards) upon a change of control occurring on or prior to the Effective Time; or (vii) establish, adopt or amend any collective bargaining agreement or similar agreement;

(e)           settle, pay, discharge, satisfy, compromise, waive, assign or release (i) any action, claim or proceeding brought against ECU and/or any of its subsidiaries seeking a remedy against ECU and/or any of its subsidiaries which has a value in excess of $250,000; or (ii) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement;

(f)            enter into any agreement or arrangement that provides for an area of mutual interest or an area of exclusion or that limits or otherwise restricts in any material respect ECU or any of its subsidiaries or any successor thereto, or that would, after the Effective Time, limit or restrict in any material respect ECU or any of its subsidiaries from competing in any manner;

(g)           enter into, or resolve to enter into, any agreement that has the effect of creating a joint venture, partnership or similar relationship between ECU or any of its subsidiaries and another person;

(h)           engage in any transaction with any related parties, other than transactions with subsidiaries and existing employment relationships in the ordinary course of business;

(i)            enter into any transaction or perform any act that would render, or would reasonably be expected to render any representations and warranties made by ECU set forth in this Agreement untrue or inaccurate in any respect;

(j)            waive, release or assign any material rights, claims or benefits of ECU or any of its subsidiaries;

(k)           (i) enter into any agreement that if entered into prior to the date hereof would be an ECU Material Contract; (ii) modify, amend in any material respect, transfer or terminate any ECU Material Contract, or waive, release or assign any material rights or claims thereto or thereunder; (iii) or fail to enforce any breach or threatened breach of any ECU Material Contract, or (iv) breach or violate or be in default under any ECU Material Contract;

(l)            change any method of Tax accounting, make or change any Tax election, file any amended Return, settle or compromise any Tax liability, agree to an extension or waiver of the limitation period with respect to the assessment, reassessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a material Tax refund;

(m)          take any action or fail to take any action which action or failure to act would, or would reasonably be expected to, result in the loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any ECU Approvals, or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for ECU Approvals;

(n)           except in accordance with Sections 7.2 and 7.3, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of ECU to consummate the Arrangement or the other transactions contemplated by this Agreement;

(o)           take any action or fail to take any action that would, or would reasonably be expected to in the aggregate, (i) cause the tax attributes of assets of ECU or any of its subsidiaries or the amount of tax loss carry-forwards of ECU or any of its assets to materially and adversely change from what is reflected in their respective Tax Returns or (ii) render such tax loss carry-forwards unusable (in whole or in part) by any of them or any successor of ECU;

(p)           except for capital expenditures necessary to address emergencies or other urgent matters involving actual or potential loss or damage to property or threats to human safety or the environment, incur or commit to capital expenditures prior to the Effective Date individually or in the aggregate exceeding $250,000; or

(q)           agree, resolve or commit to do any of the foregoing.

5.2                                                                               Additional Covenants of ECU

(a)           ECU shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by ECU or any of its subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductibles and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that none of ECU or any of its subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months.

(b)           ECU shall maintain the Mineral Rights relating to the ECU Concessions and ECU Lands in good standing, including renewing any such Mineral Rights prior to the expiration thereof and shall provide Golden with all relevant correspondence relating thereto.

(c)                                  ECU shall promptly notify Golden orally and in writing upon becoming aware of any circumstance or development that, to the knowledge of ECU, would, or could reasonably be expected to, constitute or result in an ECU Material Adverse Effect.

(d)                                 ECU shall apply to the TSX for, and use its commercially reasonable efforts to obtain, by no later than the day that is five (5) Business Days prior to the ECU Meeting Record Date, the conditional approval of the TSX regarding the listing of the ECU Shares issuable pursuant to the Convertible Note.

(e)                                  ECU shall use the proceeds from the Private Placement only in the manner contemplated by the terms of the Subscription Agreement.

(f)                                    ECU shall promptly notify Golden orally and in writing of any material communications with federal, state or local government agencies or representatives or communities or representatives including the Velardeña and Vista Hermosa ejidos, including with respect to the negotiation or renegotiation of any surface use agreements.

(g)                                 ECU shall use commercially reasonable efforts to obtain a waiver from the party identified in Schedule 5.2(g) to the Golden Disclosure Letter regarding the matters set out therein, such waiver to be on terms and conditions satisfactory to Golden, acting reasonably.

5.3                                                                               Covenants of ECU Relating to the Arrangement

ECU shall and shall cause its subsidiaries to perform all obligations required or desirable to be performed by ECU or any of its subsidiaries under this Agreement, co-operate with Golden in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, ECU shall and, where applicable, shall cause its subsidiaries to:

(a)                                  with respect to the Shareholder Rights Plan:

(i)                                     use its commercially reasonable efforts to defend any application to a court or a Securities Authority having jurisdiction to cease-trade the Shareholder Rights Plan until the date that is ten (10) Business Days after the date on which the ECU Securityholders have resolved to not approve the Arrangement at the ECU Meeting; and

(ii)                                  not amend the Shareholder Rights Plan, redeem the rights issuable under the Shareholder Rights Plan, revoke its determination to continue to defer the Separation Time under the Shareholder Rights Plan as provided under Section 3.1(g) above, or otherwise take any action to terminate or suspend the Shareholder Rights Plan (or seek ECU Shareholders’ approval to do any of the foregoing), or adopt a new shareholder rights plan, without the prior written consent of Golden until the date on which a court or a

Securities Authority having jurisdiction cease-trades the Shareholder Rights Plan in a final and non-appealable order;

(b)                                 promptly, and in any event within five (5) Business Days following the date of this Agreement, provide to Golden a copy of each confidentiality and/or standstill agreement (except to the extent prohibited thereby) which has been entered into by ECU or any subsidiary of ECU and any third party which has not expired or terminated in accordance with its terms;

(c)                                  use commercially reasonable efforts to cause the ECU Locked-Up Securityholders to enter into the ECU Meeting Voting Agreement prior to the ECU Meeting Record Date;

(d)                                 subject to obtaining confirmation that insurance coverage is maintained as contemplated in Section 7.6, and provided that the Effective Date has occurred, use commercially reasonable efforts to cause such members of the ECU Board to resign as Golden may require, at the time and in the manner requested by Golden, as of the Effective Date, with a nominee of Golden to be appointed to the ECU Board immediately after each such resignation;

(e)                                  apply for and use commercially reasonable efforts to obtain all Key Regulatory Approvals relating to ECU or any of its subsidiaries and, in doing so, keep Golden reasonably informed as to the status of the proceedings related to obtaining the Key Regulatory Approvals, including providing Golden with copies of all related applications and notifications, in draft form (except where such material is confidential in which case it will be provided (subject to applicable Laws) to Golden’s outside counsel on an “external counsel” basis) in order for Golden to provide its comments thereon, which shall be given due and reasonable consideration;

(f)                                    use commercially reasonable efforts to obtain as soon as practicable following execution of this Agreement all Key Third Party Consents of ECU;

(g)                                 use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against ECU or any of its subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; and

(h)                                 subject to the terms of this Agreement, the ECU Board shall: (A) recommend to all ECU Securityholders that they vote in favour of the Arrangement and the Arrangement Resolution and the other transactions contemplated hereby or thereby; and (B) not take any action or omit to take any action or step that could constitute an ECU Board Change of Recommendation.

5.4                                                                               Covenants of Golden Regarding the Conduct of Business

Golden covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, Golden shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business except as required or permitted pursuant to this Agreement.  Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required or permitted by this Agreement, Golden shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, without the prior written consent of ECU:

(a)                                  take any action except in the usual and ordinary course of business of Golden and its subsidiaries, and Golden shall use commercially reasonable efforts to maintain and preserve its and its subsidiaries’ business organization, material assets, employees, goodwill and business relationships;

(b)                                 with respect to Golden and the Golden Material Subsidiaries, (i) amend its articles, charter or by-laws or other comparable organizational documents, other than in connection with intercompany capital contributions made in the ordinary course of business; (ii) split, combine or reclassify any shares in the capital stock of Golden or the Golden Material Subsidiaries, or declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of the Golden Stock owned by any person or the securities of any subsidiary other than, in the case of any subsidiary wholly-owned by Golden, any dividends payable to Golden or any other wholly-owned subsidiary of Golden; (iii) issue, grant, deliver, sell, encumber or pledge, or agree to issue, grant, deliver, sell, encumber or pledge, or create any derivative interest in, any stock of Golden or its subsidiaries, or any options, warrants, securities or similar rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares or other securities of Golden or its subsidiaries, other than the issuance of Golden Stock on the valid exercise of Golden Options outstanding on the date hereof in accordance with their terms; (iv) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Golden or the Golden Material Subsidiaries; (v) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Golden or the Golden Material Subsidiaries; (vi) amend its accounting policies or adopt new accounting policies, or (vii) enter into, modify or terminate any Golden Contract with respect to any of the foregoing;

(c)                                  (i) sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, any assets, securities, properties, interests or businesses of Golden or any of the Golden Material Subsidiaries (including Minerals Rights and Golden Concessions), other than the sale in the ordinary course of business by  Golden of mineral products produced from the Golden Concessions and Golden Lands; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any asset, security, property, interest, business, corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contributions of capital, property transfer, or purchase of any other property or assets of any other person, for an amount greater than $5,000,000; (iii) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person, or make any loans, capital contributions, investments or advances, other than intercompany loans, capital contributions, investments or advances made in the ordinary course of business; (iv) pay, discharge or satisfy any material claims, liabilities or obligations; (v) waive, release, grant or transfer any rights of material value; or (vi) authorize or propose any of the foregoing, or enter into or modify any Golden Contract to do any of the foregoing;

(d)                                 settle, pay, discharge, satisfy, compromise, waive, assign or release (i) any action, claim or proceeding brought against Golden and/or any of its subsidiaries seeking a remedy against Golden and/or any of its subsidiaries which has a value in excess of $250,000; or (ii) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement;

(e)                                  enter into any agreement or arrangement that provides for an area of mutual interest or an area of exclusion or that limits or otherwise restricts in any material respect Golden or any of the Golden Material Subsidiaries or any successor thereto, or that would, after the Effective Time, limit or restrict in any material respect Golden or any of the Golden Material Subsidiaries from competing in any manner;

(f)                                    enter into, or resolve to enter into, any agreement that has the effect of creating a joint venture, partnership or similar relationship between Golden and another Person or between any of Golden’s subsidiaries and another person relating to the Golden Lands or the Golden Concessions;

(g)                                 engage in any transaction with any related parties, other than transactions with subsidiaries and under employment agreements in the ordinary course of business;

(h)                                 enter into any transaction or perform any act that would render, or would reasonably be expected to render any representations and warranties made by Golden set forth in this Agreement untrue or inaccurate in any respect;

(i)                                     waive, release or assign any material rights, claims or benefits of Golden or any of its subsidiaries;

(j)                                     (i) enter into any agreement that if entered into prior to the date hereof would be a Golden Material Contract; (ii) modify, amend in any material respect, transfer or terminate any Golden Material Contract, or waive, release or assign any material rights or claims thereto or thereunder; (iii) or fail to enforce any breach or threatened breach of any Golden Material Contract, or (iv) breach or violate or be in default under any Golden Material Contract;

(k)                                  take any action or fail to take any action which action or failure to act would, or would reasonably be expected to, result in the loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any Golden Approvals, or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for Golden Approvals of Golden or any of the Golden Material Subsidiaries;

(l)                                     except in accordance with Sections 7.2 and 7.3, take any action or fail to take any action that is intended to, or would reasonably be expected to, including individually or in the aggregate prevent, materially delay or materially impede the ability of Golden to consummate the Arrangement or the other transactions contemplated by this Agreement;

(m)                               except for capital expenditures with respect to the El Quevar Project or that are necessary to address emergencies or other urgent matters involving actual or potential loss or damage to property or threats to human safety or the environment, Golden shall not incur or commit to capital expenditures prior to the Effective Date individually or in the aggregate exceeding $1,000,000; or

(n)                                 agree, resolve or commit to do any of the foregoing.

5.5                                                                               Additional Covenants of Golden

(a)                                  Golden shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Golden or any of the Golden Material Subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductibles and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that none of Golden or any of the Golden Material Subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months.

(b)                                 Golden shall maintain the Mineral Rights relating to the Golden Concessions and Golden Lands in good standing, including renewing any such Mineral Rights prior to the expiration thereof and shall provide Golden with all relevant correspondence relating thereto.

(c)                                  Golden shall promptly notify ECU orally and in writing upon becoming aware of any circumstance or development that, to the knowledge of Golden, would, or could reasonably be expected to, constitute a Golden Material Adverse Effect.

(d)                                 Golden shall, subject to the terms of the Subscription Agreement, purchase the Convertible Notes pursuant to the Private Placement in accordance with terms of the Subscription Agreement.

(e)                                  Golden shall promptly notify ECU orally and in writing of any material communications with federal, state or local government agencies or representatives or communities or representatives, including with respect to the negotiation or renegotiation of any surface use agreements.

5.6                                                                               Covenants of Golden Relating to the Arrangement

Golden shall and shall cause its subsidiaries to perform all obligations required or desirable to be performed by Golden or its subsidiaries under this Agreement, co-operate with ECU in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Golden shall and, where applicable, shall cause its subsidiaries to:

(a)                                  promptly, and in any event within five (5) Business Days following the date of this Agreement, provide to ECU a copy of each confidentiality and/or standstill agreement (except to the extent prohibited thereby) which has been entered into by Golden or any of its subsidiaries and any third party which has not expired or terminated in accordance with its terms;

(b)                                 provided that the Effective Date has occurred, use reasonable commercial efforts to cause the former member of the ECU Board named in Schedule 5.6(b) to the ECU Disclosure Letter to be appointed to the Golden Board immediately after the Effective Time;

(c)                                  use commercially reasonable efforts to cause the Golden Locked-Up Stockholders to enter into the Golden Meeting Voting Agreement prior to the record date for the Golden Meeting;

(d)                                 vote all of the Convertible Notes, together with any ECU Shares issued upon conversion thereof, in favour of the Arrangement Resolution;

(e)                                  apply for and use commercially reasonable efforts to obtain all Key Regulatory Approvals relating to Golden or any of its subsidiaries and, in doing so, keep ECU reasonably informed as to the status of the proceedings related to obtaining the Key Regulatory Approvals, including providing ECU with copies of all related applications and notifications, in draft form (except where such material is confidential in which case it will be provided (subject to applicable Laws) to ECU’s outside counsel on an “external counsel” basis) in order for ECU to provide its comments thereon, which shall be given due and reasonable consideration;

(f)                                    subject to the provisions of this Agreement and of the Plan of Arrangement and applicable Laws, pay the aggregate Consideration to be paid pursuant to the Arrangement;

(g)                                 use commercially reasonable efforts to obtain as soon as practicable following execution of this Agreement all Key Third Party Consents of Golden;

(h)                                 use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Golden or any of its subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; and

(i)                                     (i) apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the TSX and the NYSE Amex of the Golden Stock to be issued in accordance with the terms of the Plan of Arrangement and the exercise of Golden Replacement Securities; and (ii) apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the TSX of the Golden Replacement February 2009 Warrants.

5.7                                                                               Mutual Covenants

Each of the Parties covenants and agrees that, except as contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)                                  it shall, and shall cause its subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its and the other Party’s obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Plan of Arrangement, including using its commercially reasonable efforts to: (i) obtain all Key Regulatory Approvals required to be obtained by it; (ii) effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Plan of Arrangement; (iii) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Plan of Arrangement; and (iv) co-operate with the other Party in connection with the performance by it and its subsidiaries of their obligations hereunder;

(b)                                 it shall not take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Plan of Arrangement or to prevent or materially delay the transactions contemplated hereby;

(c)                                  it shall take all action within its control to ensure that the representations and warranties in Section 3.1, in the case of ECU and Section 4.1, in the case of Golden, remain true and correct as of the Effective Date as if such representations and warranties were made at and as of such date except to the extent such representations and warranties speak as of an earlier date;

(d)                                 it shall use all commercially reasonable efforts to effect all necessary registrations, filings, requests and submissions of information required by Governmental Entities from such Party relating to the Arrangement;

(e)                                  it shall promptly notify the other Party of:

(i)                                     any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the Arrangement (and shall provide the other Party with the opportunity to review and comment on the response thereto from such Party, its subsidiaries or its representatives);

(ii)                                  any material communication from any Governmental Entity in connection with the Arrangement (and shall provide the other Party with the opportunity to review and comment on the response thereto from such Party, its subsidiaries or its representatives); and

(iii)                               any litigation threatened or commenced against or otherwise affecting such Party or any of its subsidiaries that is related to the Arrangement.

5.8                                                                               Scope of Covenants

Notwithstanding any other provision of this Agreement, the Parties understand and agree that neither Party shall be under any obligation to (a) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated by this Agreement or initiate any lawsuit, action or other legal proceeding challenging this Agreement, the Arrangement or the transactions contemplated hereunder or thereunder, or (b) divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of its subsidiaries or any of its respective affiliates’ businesses, assets or properties.

5.9                                                                                Deliveries

5.9.1                                                                        In connection with the Effective Time, ECU shall deliver to Golden: (a) a certificate of attestation for ECU issued by the Enterprise Registrar dated within two (2) days prior to the Effective Date; (b) a certified copy of the resolutions of the ECU Board, the ECU Shareholders and the ECU Securityholders approving the transactions contemplated hereby (in the case of the ECU Shareholders and the ECU Securityholders, the Arrangement Resolution); (c) a certified copy of ECU’s constating documents; and (d) such other documents relating to the Arrangement as Golden may reasonably request.

5.9.2                                                                        In connection with the Effective Time, Golden shall deliver to ECU: (a) certificate of good standing for Golden issued by the Secretary of State of the State of Delaware, dated within two (2) days prior to the Effective Date; (b) certified copies of the resolutions of each of the Golden Board and the Golden Stockholders approving the Arrangement and the Golden Meeting Resolution, respectively; (c) a certified copy of Golden’s constating documents; and (d) such other documents relating to the Arrangement as ECU may reasonably request..

5.10                                                                         ECU Options

5.10.1                                                                  Subject to receipt of all regulatory approvals, and in accordance with the Plan of Arrangement, all ECU Options that remain outstanding at the Effective Time, whether vested or unvested, shall, without further action or formality by or on behalf of the holders thereof, be transferred and assigned (free and clear of all Liens) by the holders thereof to Golden and Golden Replacement Options shall be issued in exchange for such ECU Options pursuant to the Plan of Arrangement on the basis that:

(a)                                  such Golden Replacement Options will be exercisable to acquire that number of shares of Golden Stock as the holders of the ECU Options so transferred and assigned would have acquired if such holders had exercised such ECU Options immediately prior to the Effective Time and had received ECU Shares in exchange therefor; provided, however, that, in the event that the exchange of any ECU Options for Golden Replacement Options results in the Golden Option In-the-Money Amount exceeding the ECU Option In-the-Money Amount, the number of shares of Golden Stock for which each Golden Replacement Option received on such exchange may be exercised will be adjusted with effect at and from the Effective Time so as to ensure, in accordance with subsection 7(1.4) of the Tax Act, that the Golden Option In-The-Money Amount does not exceed the ECU Option In-The-Money Amount; provided, further, that if the provisions of this Section 5.10.1 would otherwise result in an ECU Optionholder receiving, in the aggregate, Golden Replacement Options exercisable for a fraction of a share of Golden Stock, the aggregate number of Golden Replacement Options received as consideration for the exchange of such ECU Optionholder’s ECU Options shall be determined in accordance with the provisions of Section 4.4 of the Plan of Arrangement;

(b)                                 the vesting terms applicable to such Golden Replacement Options will be identical to the vesting terms applicable to the ECU Options for which they are exchanged;

(c)                                  the expiry date of such Golden Replacement Options shall be identical to the expiry date of the ECU Options for which they are exchanged; provided, however, that, notwithstanding any term or provision of such ECU Options or the ECU Stock Option Plan, any Golden Replacement Options issued in exchange therefor to persons who cease to be employees, officers, directors or consultants of ECU or any of its affiliates within 180 days of the Effective Date shall expire on the date that is the earlier of (I) two (2) years following the Effective Date and (II) the original expiry date of such ECU Options;

(d)                                 the aggregate exercise price of such Golden Replacement Options shall be equal to the aggregate exercise price of the ECU Options replaced by such Golden Replacement Options, such calculation to be applied separately to each grant of ECU Options; and

(e)                                  the terms and conditions otherwise applicable to such Golden Replacement Options shall be those set forth in the Golden Replacement Option Plan.

5.10.2                                                                  The holder of each ECU Option transferred and assigned to Golden in accordance with Section 3.1(h)(i) of the Plan of Arrangement shall cease to be the holder thereof and shall cease to have any rights as a holder or former holder in respect of such ECU Option or under the ECU Stock Option Plan, the name of such holder shall be removed from the register of ECU Options maintained by or on behalf of ECU as of the Effective Time, and all option agreements, grants and similar instruments relating to such ECU Option shall be, and shall be deemed to be, cancelled.

5.10.3                                                                  Each ECU Option transferred and assigned to Golden in accordance with this Section 5.10 shall, without any further action by or on behalf of Golden, be cancelled immediately following such transfer and assignment and Golden shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to cancel such ECU Option in accordance with this Section 5.10.

5.10.4                                                                  On or prior to the Effective Time, Golden shall use commercially reasonable efforts to prepare and file with the SEC a registration statement on Form S-8 (or amended Form S-8) with respect to the shares of Golden Stock issuable upon exercise or settlement, from time to time, of the Golden Replacement Options.  Golden shall use commercially reasonable efforts to maintain effectiveness of such registration statement for so long as such Golden Replacement Options remain outstanding.

5.11                                                                         ECU Warrants

5.11.1                                                                  February 2009 Warrants.

(a)                                  In accordance with the Plan of Arrangement, all February 2009 Warrants that remain outstanding at the Effective Time shall, without further action or formality by or on behalf of the holders thereof, be transferred and assigned (free and clear of all Liens) by the holders thereof to Golden and Golden Replacement February 2009 Warrants shall be issued to such holders in exchange for such February 2009 Warrants on the basis that:

(i)                                     such Golden Replacement February 2009 Warrants will be exercisable to acquire that number of shares of Golden Stock as the holders of February 2009 Warrants so transferred and assigned would have acquired if such holders had exercised such February 2009 Warrants immediately prior to the Effective Time and had received ECU Shares in exchange therefor; provided, however, that if the foregoing would otherwise result in a holder of February 2009 Warrants receiving, in the aggregate, Golden Replacement February 2009 Warrants exercisable for a fraction of a share of Golden Stock, the aggregate number of Golden Replacement February 2009 Warrants received in exchange for  such holder’s February 2009 Warrants shall be determined in accordance with the provisions of Section 4.4 of the Plan of Arrangement;

(ii)           the exercise price of each such Golden Replacement February 2009 Warrant shall be $19 (being $0.95, the exercise price per February 2009 Warrant, divided by the Exchange Ratio); and

(iii)          the terms and conditions otherwise applicable to such Golden Replacement February 2009 Warrants shall be those set forth in the February 2009 Warrant Indenture (as amended and supplemented by the Supplemental February 2009 Warrant Indenture);

(b)                                 the holder of each February 2009 Warrant transferred and assigned to Golden in accordance with this Section 5.11 shall cease to be the holder thereof and shall cease to have any rights as a holder or former holder in respect of such February 2009 Warrant and the name of such holder shall be removed from the register  maintained by or on behalf of ECU in respect of the February 2009 Warrants as of the Effective Time and added to the register of holders maintained by or on behalf of Golden in respect of the Golden Replacement February 2009 Warrants as of the Effective Time;

(c)                                  each February 2009 Warrant transferred and assigned to Golden in accordance with this Section 5.11.1 shall, without any further action by or on behalf of Golden, be cancelled immediately following such exchange and Golden shall be deemed to have executed and delivered all consents, approvals, releases, assignments and waivers, statutory, contractual or otherwise, required to cancel such February 2009 Warrant in accordance with this Section 5.11.1;

(d)                                 Golden shall, as soon as reasonably practicable following the Effective Date, in accordance with Section 10.02 of the February 2009 Warrant Indenture, execute and deliver to the Warrant Agent a supplemental indenture to the February 2009 Warrant Indenture (the “Supplemental February 2009 Warrant Indenture”), with effect from and after the Effective Date, in order to (A) give effect to the foregoing provisions of this Section 5.11.1, and (B) expressly assume, in the place and stead of ECU, the performance and observance of each and every covenant and obligation contained in the February 2009 Warrant Indenture to be performed by ECU, subject to the foregoing provisions of this Section 5.11.1; and

(e)                                  Golden shall use commercially reasonable efforts to prepare and file a shelf registration statement with the SEC registering under the U.S. Securities Act the issuance of the Golden Stock upon exercise, from time to time, of the Golden Replacement February 2009 Warrants and to use commercially reasonable efforts to bring such registration statement effective prior to the Effective Date (it being understood that Golden may satisfy this requirement by maintaining the effectiveness of its currently effective shelf registration statement on Form S-3 filed with the SEC on July 26, 2010 (the “Golden Shelf Registration

Statement”) and using commercially reasonable efforts to file a supplement thereto pursuant to Rule 424 of the U.S. Securities Act).

5.11.2                      December 2009 Warrants.

(a)                                  In accordance with the Plan of Arrangement, all December 2009 Warrants that remain outstanding at the Effective Time shall, without further action or formality by or on behalf of the holders thereof, be transferred and assigned (free and clear of all Liens) by the holders thereof to Golden and Golden Replacement December 2009 Warrants shall be issued to such holders in exchange for such December 2009 Warrants on the basis that:

(i)            such Golden Replacement December 2009 Warrants will be exercisable to acquire that number of shares of Golden Stock as the holders of December 2009 Warrants so transferred and assigned would have acquired if such holders had exercised such December 2009 Warrants immediately prior to the Effective Time and had received ECU Shares in exchange therefor; provided, however, that if the foregoing would otherwise result in a holder of December 2009 Warrants receiving, in the aggregate, Golden Replacement December 2009 Warrants exercisable for a fraction of a share of Golden Stock, the aggregate number of Golden Replacement December 2009 Warrants received in exchange for such holder’s December 2009 Warrants shall be determined in accordance with the provisions of Section 4.4 of the Plan of Arrangement;

(ii)           the exercise price for each such Golden Replacement December 2009 Warrant shall be $18 (being $0.90, the exercise price per December 2009 Warrant, divided by the Exchange Ratio); and

(iii)          the terms and conditions otherwise applicable to such Golden Replacement December 2009 Warrants shall be those set forth in the December 2009 Warrant Indenture (as amended and supplemented by the Supplemental December 2009 Warrant Indenture);

(b)                                 the holder of each December 2009 Warrant transferred and assigned to Golden in accordance with this Section 5.11.2 shall cease to be the holder thereof and shall cease to have any rights as a holder or former holder in respect of such December 2009 Warrant and the name of such holder shall be removed from the register maintained by or on behalf of ECU in respect of the December 2009 Warrants as of the Effective Time and added to the register of holders maintained by or on behalf of Golden in respect of the Golden Replacement December 2009 Warrants as of the Effective Time;

(c)                                  each December 2009 Warrant transferred and assigned to Golden in accordance with this Section 5.11.2 shall, without any further action by or on behalf of Golden, be cancelled immediately following such exchange and Golden shall be deemed to have executed and delivered all consents, approvals, releases, assignments and waivers, statutory, contractual or otherwise, required to cancel such December 2009 Warrant in accordance with this Section 5.11.2;

(d)                                 Golden shall, as soon as reasonably practicable following the Effective Date, in accordance with Section 10.2 of the December 2009 Warrant Indenture, execute and deliver to the Warrant Agent a supplemental indenture to the December 2009 Warrant Indenture (the “Supplemental December 2009 Warrant Indenture”), with effect from and after the Effective Date, in order to (A) give effect to the foregoing provisions of this Section 5.11.2 and (B) expressly assume, in the place and stead of ECU, the performance and observance of each and every covenant and obligation contained in the December 2009 Warrant Indenture to be performed by ECU, subject to the foregoing provisions of this Section 5.11.2; and

(e)                                  Golden shall use commercially reasonable efforts to prepare and file a shelf registration statement with the SEC registering under the U.S. Securities Act the issuance of the Golden Stock upon exercise, from time to time, of the Golden Replacement December 2009 Warrants and to use commercially reasonable efforts to bring such registration statement effective prior to the Effective Date (it being understood that Golden may satisfy this requirement by maintaining the effectiveness of the Golden Shelf Registration Statement and using commercially reasonable efforts to file a supplement thereto pursuant to Rule 424 of the U.S. Securities Act).

ARTICLE 6
CONDITIONS

6.1                                                                               Mutual Conditions Precedent

The obligations of the Parties to complete the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:

(a)                                  the Arrangement Resolution shall have been approved and adopted by the ECU Shareholders and by the ECU Securityholders at the ECU Meeting in accordance with the Interim Order and applicable Law;

(b)                                 the approval by Golden Stockholders of the Golden Meeting Resolution shall have been obtained at the Golden Meeting in accordance with applicable Law;

(c)                                  the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and satisfactory to the Parties, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to ECU and Golden, acting reasonably, on appeal or otherwise;

(d)                                 there shall not exist any prohibition at Law, including a cease trade order, injunction or other prohibition or order at Law or under applicable legislation,

against Golden or ECU which shall prevent the consummation of the Arrangement;

(e)                                  no action, suit or proceeding shall have been taken under any applicable Law or by any Governmental Entity, and no Law, policy, decision or directive (having the force of Law) shall have been enacted, promulgated, amended or applied, in each case (i) that makes consummation of the Arrangement illegal, (ii) to enjoin or prohibit the Plan of Arrangement or the transactions contemplated by this Agreement, (iii) which would render this Agreement unenforceable in any way or frustrate the purpose and intent hereof, (iv) resulting in any judgment or assessment of damages, direct or indirect, which in the aggregate has had or could be reasonably expected to have an ECU Material Adverse Effect or a Golden Material Adverse Effect, (v) if the Arrangement were consummated, could reasonably be expected to cause an ECU Material Adverse Effect or a Golden Material Adverse Effect, or (vi) seeks to prohibit or limit the ownership or operation by any Party or any of its affiliates of any material portion of its business or assets or to compel any Party or any of its affiliates to dispose of or hold separate any material portion of its business or assets as a result of the Arrangement;

(f)                                    the Golden Stock, Golden Replacement Options and Golden Replacement Warrants to be issued in the United States pursuant to the Plan of Arrangement shall be exempt from the registration requirements under the U.S. Securities Act in reliance upon the Section 3(a)(10) Exemption or have been registered under the U.S. Securities Act;

(g)                                 neither party shall have materially breached any of the terms or conditions of the Subscription Agreement and the Private Placement shall have been completed by no later than the date that is five (5) Business Days prior to the ECU Meeting Record Date;

(h)                                 the Key Regulatory Approvals shall have been obtained;

(i)                                     the Key Third Party Consents shall have been obtained; and

(j)                                     this Agreement shall not have been terminated in accordance with its terms.

6.2                                                                               Additional Conditions Precedent to the Obligations of Golden

The obligations of Golden to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of Golden and may be waived by Golden at any time):

(a)                                  all covenants of ECU under this Agreement to be performed on or before the Effective Time shall have been duly performed by ECU in all material respects, and Golden shall have received a certificate from ECU addressed to Golden and dated the Effective Date, signed on behalf of ECU by two of their senior executive officers (without personal liability), confirming the same as at the Effective Date;

(b)                                 all representations and warranties of ECU set forth in this Agreement (other than those contained in Sections 3.1(c), 3.1(d), 3.1(f), 3.1(g) and 3.1(w)(i) to 3.1(w)(iii)) shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them, as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have an ECU Material Adverse Effect, and the representations and warranties of ECU set forth in Sections 3.1(c), 3.1(d), 3.1(f), 3.1(g) and 3.1(w)(i) to 3.1(w)(iii) shall be true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time, and Golden shall have received a certificate from ECU addressed to Golden and dated the Effective Date, signed on behalf of ECU by two of their senior executive officers (without personal liability), confirming the same as at the Effective Date;

(c)                                  since the date of this Agreement, there shall not have been any change, effect, event, occurrence, development or state of facts that in the aggregate has had or could reasonably be expected to have an ECU Material Adverse Effect;

(d)                                 all loans made by ECU or any of its subsidiaries to an officer or director of ECU or any of its subsidiaries shall have been repaid in full;

(e)                                  Golden shall have received the ECU Title Opinions and the ECU Corporate Opinions;

(f)                                    a Flip-in Event for the purposes of the Shareholder Rights Plan shall not have occurred;

(g)                                 Michel Roy shall have transferred any shares held by him in Minera William S.A. de C.V., Minera Labri S.A. de C.V. and BLM Minera de Mexicana S.A. de C.V. as Golden may direct and shall enter into agreements and execute such documents (including trust declarations) as may be necessary to effect the foregoing;

(h)                                 holders of no more than 5% of the ECU Shares shall have exercised Dissent Rights and Golden shall have received a certificate dated the day immediately preceding the Effective Date of two officers of ECU (without personal liability) to such effect;

(i)                                     all loans made by officers and directors of ECU or its subsidiaries to ECU, or made by ECU or its subsidiaries to any officers and directors thereof, shall have been repaid without any penalty or premium; and

(j)                                     All Mineral Rights or other assets used or held for use in the business of ECU or its subsidiaries that as of the date of this Agreement are held in the name of any person other than ECU or its subsidiaries, including those Mineral Rights or other assets listed on Schedule 3.1(w)(iii), shall have been transferred to ECU or one of its subsidiaries prior to the Effective Time.

6.3                                                                               Additional Conditions Precedent to the Obligations of ECU

The obligation of ECU to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of ECU and may be waived by ECU at any time):

(a)                                  all covenants of Golden under this Agreement to be performed on or before the Effective Time shall have been duly performed by Golden in all material respects, and ECU shall have received a certificate from Golden, addressed to ECU and dated the Effective Date, signed on behalf of Golden, by two of their senior executive officers (without personal liability), confirming the same as at the Effective Date;

(b)                                 all representations and warranties of Golden set forth in this Agreement (other than those contained in Sections 4.1(c), 4.1(d), 4.1(f) and 4.1(w)(i) to 4.1(w)(iii)) shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them, as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Golden Material Adverse Effect, and the representations and warranties of Golden set forth in Sections 4.1(c), 4.1(d), 4.1(f) and 4.1(w)(i) to 4.1(w)(iii) shall be true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time and ECU shall have received a certificate from each of Golden, addressed to ECU and dated the Effective Date, signed on behalf of Golden, by two of their senior executive officers (without personal liability), confirming the same as at the Effective Date;

(c)                                  Golden shall have delivered evidence satisfactory to ECU of the conditional approval of (i) the listing and posting for trading on the TSX and the NYSE Amex of the Golden Stock to be issued pursuant to the Plan of Arrangement and pursuant to the exercise of the Golden Replacement Securities; and (ii) the listing and posting for trading on the TSX of the Golden Replacement Warrants;

(d)                                 ECU shall have received the Golden Title Opinions and the Golden Corporate Opinions;

(e)                                  since the date of this Agreement, there shall not have been any change, effect, event, occurrence, development or state of facts that in the aggregate, has had or could reasonably be expected to have a Golden Material Adverse Effect; and

(f)                                    Golden shall have deposited or cause to be deposited with the Depositary, for the benefit of the ECU Securityholders, the aggregate Consideration to be paid for the ECU Securities under the Plan of Arrangement.

6.4                                                                               Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Enterprise Registrar.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1                                                                               Notice and Cure Provisions

Each Party shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(a)                                  cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any respect at the Effective Time; or

(b)                                 result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.

Golden may not exercise its right to terminate this Agreement pursuant to Section 8.2.1(c)(iv) and ECU may not exercise its right to terminate this Agreement pursuant to Section 8.2.1(d)(iv) unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition or the termination right, as the case may be.  If any such notice is delivered, provided that the applicable Party is proceeding diligently to cure such matter and such matter is capable of being cured (except matters arising out of the failure to make appropriate disclosure in the Golden Disclosure Letter or the ECU Disclosure Letter, as the case may be), no Party may terminate this Agreement until the earlier of: (i) the Outside Date and (ii) the expiration of a period of fifteen (15) Business Days from such notice, and then only if such matter has not been cured by such date. If such notice has been delivered prior to either the making of the application for the Final Order or the filing of Articles of Arrangement, such application and such filing shall be postponed until the earlier of (i) the expiry of such period and (ii) three (3) Business Days prior to the Outside Date.  For greater certainty, in the event that such matter is cured within the time period referred to herein without an ECU Material Adverse Effect or a Golden Material Adverse Effect, as applicable, this Agreement may not be terminated as a result of the cured breach.

7.2                                                                               Non-Solicitation

7.2.1                        Except as otherwise expressly provided in this Section 7.2, each Party shall not directly, or indirectly through any officer, director, employee, representative (including any financial or other advisor) or agent or any of its subsidiaries or their respective officers, directors, employees, representatives or agents (collectively, the “Representatives”) (and each Party shall cause its Representatives and subsidiaries not to), (i) solicit, initiate, facilitate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding, or that would be reasonably expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations with any person (other than the other Party or any of its affiliates) regarding, or that would be reasonably expected to lead to, an Acquisition Proposal, (iii) approve, accept, endorse or recommend, or propose publicly to accept, approve, endorse or recommend any Acquisition Proposal, (iv) accept or enter into or publicly propose to accept or enter into, any agreement, understanding or arrangement in respect of an Acquisition Proposal, or (v) make a Golden Board Change in Recommendation or an ECU Board Change in Recommendation, as applicable.

7.2.2                        Except as otherwise provided in this Section 7.2, each Party shall, and shall cause its subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted heretofore by the Party, its subsidiaries or any Representatives with respect to any Acquisition Proposal, and, in connection therewith, each Party shall discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall as soon as possible hereafter request, to the extent that it is entitled to do so (and exercise all rights it has to require) the return or destruction of all confidential information regarding the Party and its subsidiaries previously provided to any such person or any other person and shall request (and exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any confidential information regarding the Party and its subsidiaries.  Each Party agrees that neither it nor any of its subsidiaries, shall terminate, waive, amend or modify any provision of any existing confidentiality agreement or any standstill agreement to which it or any of its subsidiaries is a party. Each Party shall enforce all standstill, non-disclosure, non-disturbance, non-solicitation, use, business purpose and similar covenants to which it or any of its subsidiaries is party (it being acknowledged and agreed that the automatic termination, pursuant to the express terms of any such agreement, of any standstill provisions thereof as a result of the entering into and announcement of this Agreement by the Parties shall not be a violation of this Section 7.2.2 and that neither Party shall be prohibited from considering a Superior Proposal from a party whose standstill obligations terminated automatically upon the entering into and announcement of this Agreement).

7.2.3                        (a)           Notwithstanding Sections 7.2.1 and 7.2.2 and any other provision of this Agreement, if at any time following the date of this Agreement and prior to the Effective Date, provided that ECU or Golden, as applicable, is then in compliance with all of its obligations under this Agreement (including under Sections 7.2.1 and 7.2.2), a Party receives a bona fide unsolicited written Acquisition Proposal that its board of directors determines in good faith, after consultation with the ECU Financial Advisor or Golden Financial Advisor, as applicable, and outside legal counsel, constitutes or, if consummated in accordance with its terms (but not assuming away any risk of non-completion), would reasonably be expected to be a Superior Proposal, then the Party may, provided it has first complied with Section 7.2.4 and has first entered into, and provided to the other Party an executed copy of, a confidentiality and standstill agreement with such person substantially in the form of the Confidentiality Agreement containing terms that are no more favourable to such person than those found in the Confidentiality Agreement (including, for greater certainty, standstill provisions; provided, however, that a limited waiver of such standstill provisions may be granted to the extent, and only to the extent, reasonably necessary to permit the relevant Party and its board of directors to engage in the activities expressly permitted by and in accordance with this Section 7.2.3 and Section 7.2.5 under the terms and conditions set forth in this Section 7.2.3 and Section 7.2.5):

(i)            furnish information with respect to the Party and its subsidiaries to the person making such Acquisition Proposal; and/or

(ii)           enter into, participate, facilitate and undertake discussions or negotiations with, and otherwise cooperate with or assist, the person making such Acquisition Proposal,

provided that the Party shall not, and shall not allow its Representatives to, disclose any non-public information to such person if such non public information has not been previously provided to, or is not concurrently provided to, the other Party.

(b)           Notwithstanding Section 7.2.1 and any other provision of this Agreement, if at any time following the date of this Agreement and prior to the Effective Date, provided that ECU or Golden, as applicable, is then in compliance with all of its obligations under this Agreement (including under Sections 7.2.1 and 7.2.2), the board of directors of such Party may make an ECU Board Change in Recommendation or a Golden Board Change in Recommendation (collectively, an “Adverse Recommendation Change”), as applicable, (i) following receipt of an Acquisition Proposal that it determines to be a Superior Proposal or (ii) solely in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of circumstances) not related to an Acquisition Proposal that was not known to the board of directors of such Party on the date hereof (or if known, the magnitude or material consequences of which were not known to the board of directors of the Party as of the date hereof) (an “Intervening Event”), in each case if it determines in good faith, after consultation with its legal advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

In addition, nothing contained herein shall prevent either Party or its board of directors from (i) complying with Rule 14d-9 or 14e-2(a) under the U.S. Exchange Act or any comparable applicable Law, or making any similar communication to stockholders in connection with any amendment to the terms of a tender offer, exchange offer or takeover bid, so long as any action taken or statement made to so comply is consistent with the requirements of this Article 7, (ii) disclosing factual information regarding the business, financial condition or results of operations of such Party or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal, to the extent such Party in good faith determines that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law or (iii) making any statement or disclosure to such Party’s securityholders required by applicable Law; provided that any such action taken or statement or disclosure made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the board of directors of such Party reaffirms the recommendation contemplated by Section 2.5(b) or Section 2.11(b), as applicable, in such statement or disclosure or in connection with such action (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the U.S. Exchange Act or any comparable applicable Law, shall not constitute an Adverse Recommendation Change).

7.2.4                        Each Party shall promptly (and in any event within 24 hours of receipt by the Party, any subsidiary or any of its Representatives) notify the other Party, at first orally and then in writing, of any offer, proposal, expression of interest, or inquiry (oral or in writing) relating to or constituting, or which would reasonably be expected to lead to, an Acquisition Proposal, all requests for discussions or negotiations relating to an Acquisition Proposal and all requests for non-public information relating to the Party or any of its subsidiaries or for access to the properties, books or records of the Party or any of its subsidiaries in connection with any actual or potential Acquisition Proposal, in each case received on or after the date hereof, of which it or any of its subsidiaries, or any of its or their Representatives, is or becomes aware, or any amendments to any of the foregoing. Such notice shall include a description of the material terms and conditions of any such Acquisition Proposal or offer, proposal, expression of interest, or inquiry or request, the identity of the person making such Acquisition Proposal or such offer, proposal, expression of interest, or inquiry or request, a copy of such Acquisition Proposal or such offer, proposal, expression of interest, or inquiry or request and all written communications related thereto and provide such other details of such Acquisition Proposal or offer, proposal, expression of interest, or inquiry or request as the other Party may reasonably request. Each Party shall keep the other Party fully informed on a prompt basis of the status, including any change to the material terms, of any such Acquisition Proposal or such offer, proposal, expression of interest, or inquiry or request and shall respond promptly to all inquiries by the other Party with respect thereto.

7.2.5                        Notwithstanding anything in this Agreement to the contrary, but subject to Section 7.3, if at any time following the date of this Agreement and prior to the Effective Date, provided that the relevant Party is then in compliance with all of it obligations under this Agreement (including under Section 7.2), either ECU or Golden receives an Acquisition Proposal which its board of directors concludes in good faith constitutes a Superior Proposal, its board of directors may, subject to compliance with the applicable procedures set forth in Section 7.3 and Section 8.2, terminate this Agreement in order to enter into a definitive agreement with respect to such Superior Proposal.

7.3                                                                               Right to Match or Respond to a Potential Adverse Recommendation Change

7.3.1                        Each Party covenants that it shall not approve, accept, endorse, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 7.2.3) or make an Adverse Recommendation Change unless:

(a)           such party (the “Notifying Party”) has complied with its obligations under Section 7.2 and the other provisions of this Article 7 and has provided the other Party (the “Notified Party”) with a copy of the Superior Proposal or a reasonably detailed description of the relevant Intervening Event, as applicable; and

(b)           a period (the “Response Period”) of five (5) Business Days has elapsed from the date that is the later of (x) the date on which the Notified Party receives written notice from the ECU Board or the Golden Board, as applicable, that it has determined, subject only to compliance with this Section 7.3, to approve, accept, endorse, recommend or enter into a binding written agreement to proceed with the Superior Proposal or to make the Adverse Recommendation Change, and (y) the date the Notified Party receives a copy of the Superior Proposal or the description of the Intervening Event, as applicable.

7.3.2                        During the Response Period, the Notified Party shall have the right, but not the obligation, to offer to amend the terms of this Agreement and the Plan of Arrangement.  During the Response Period, the Notifying Party shall negotiate in good faith with the Notified Party to make such amendments to the terms of this Agreement and the Arrangement as would enable the Notifying Party and the Notified Party to proceed with the transactions contemplated by this Agreement on such amended terms or to obviate the need for the Adverse Recommendation Change.  Within five (5) Business Days (the “Review Period”) of any such proposal by the Notified Party to amend the terms of this Agreement and the Plan of Arrangement, including an increase in, or modification of, the aggregate Consideration and an alteration of the nature of the transactions contemplated hereby, the ECU Board or the Golden Board, as applicable, shall review and determine whether the Acquisition Proposal to which the Notified Party is responding would continue to be a Superior Proposal , or whether the Adverse Recommendation Change is still necessary, when assessed in light of this Agreement and the Plan of Arrangement as they are proposed by the Notified Party to be amended. Such determination shall be made by the ECU Board or the Golden Board, as applicable, in consultation with the ECU Financial Advisor and ECU Fairness Advisor or Golden Financial Advisor, as applicable, and outside legal counsel, and shall be communicated to the Notified Party by no later than the last day of the Review Period. If the ECU Board or the Golden Board, as applicable, determines that the Acquisition Proposal to which the Notified Party is responding would not continue to be a Superior Proposal, or the Adverse Recommendation Change would not be necessary, when assessed in light of this Agreement and the Plan of Arrangement as they are proposed by the Notified Party to be amended, the Notifying Party shall enter into an amendment to this Agreement to give effect to such amendments and the ECU Board or the Golden Board, as applicable, shall promptly reaffirm its recommendation of the Plan of Arrangement on the same basis as described in Section 2.5(b) or Section 2.11(b), as applicable, by the prompt issuance of a press release to that effect.  If the ECU Board or the Golden Board, as applicable, determines that the Acquisition Proposal, if any, to which the Notified Party is responding would continue to be a Superior Proposal when assessed against this Agreement and the Plan of Arrangement as they are proposed by the Notified Party to be amended, the Notifying Party may approve and recommend that ECU Securityholders or Golden Stockholders, as applicable, accept such Superior Proposal and may terminate this Agreement pursuant to Section 8.2.1(c)(ii) or 8.2.1(d)(ii), as applicable, in order to accept or enter into a binding written agreement to proceed with the Superior Proposal; provided that, for greater certainty, any determination by the board of directors of the Notifying Party to approve and recommend that ECU Securityholders or Golden Stockholders, as applicable, accept such Superior Proposal without terminating this Agreement pursuant to Section 8.2.1(c)(ii) or 8.2.1(d)(ii), as applicable, shall for all purposes hereof constitute an ECU Board Change in Recommendation or a Golden Board Change in Recommendation, as applicable; and provided further that the Notifying Party shall pay the ECU Termination Fee or the Golden Termination Fee, as applicable, required by Section 7.4 concurrently with any such termination of this Agreement pursuant to Section 8.2.1(c)(ii) or 8.2.1(d)(ii), as applicable.

7.3.3                        Where the Notifying Party has provided the Notified Party notice pursuant to Section 7.3.1(b) and the ECU Meeting or the Golden Meeting, as applicable, is scheduled to be held prior to the expiry of the Response Period or the Review Period and the Notified Party requests in writing that the ECU Meeting or the Golden Meeting, as applicable, proceed, the Notifying Party shall continue to take all reasonable steps necessary to hold the ECU Meeting or the Golden Meeting, as applicable, and to cause the Arrangement Resolution or the Golden Meeting Resolution, as applicable, to be voted on at the ECU Meeting or the Golden Meeting, as applicable.  Alternatively, if directed to do so by the Notified Party, the Notifying Party shall postpone or adjourn the ECU Meeting or the Golden Meeting, as applicable, as directed by the Notified Party to a date designated by the Notified Party (which shall not be later than twenty (20) days after the scheduled date of the ECU Meeting or the Golden Meeting, as applicable, or the reconvening of any previous postponement or adjournment thereof and not later than five (5) Business Days prior to the Outside Date), and the ECU Board or the Golden Board, as applicable, shall waive the proxy-cut off time if requested to do so by the Notified Party and shall, in the event that the Parties amend the terms of this Agreement pursuant to Section 7.3.2, ensure that the details of such amended Agreement are communicated to the ECU Securityholders or the Golden Stockholders, as applicable, prior to the resumption of the postponed or adjourned ECU Meeting or the Golden Meeting, as applicable.

7.3.4                        Each successive amendment to any of the material terms of an Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 7.3 and the Notified Party shall be afforded a new Response Period and the rights afforded in paragraph 7.3.2 in respect of each such Acquisition Proposal.

7.4                            Expenses and Termination Fees

7.4.1                        Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.  Notwithstanding the foregoing, in the event that this Agreement is terminated:

(a)           by Golden pursuant to Section 8.2.1(c)(iv) or Section 8.2.1(c)(vi), ECU shall pay to Golden (by wire transfer of immediately available funds), within two (2) Business Days following such termination, $2,500,000 in respect of the fees, costs and expenses incurred by Golden in connection with the transactions contemplated by this Agreement and the Plan of Arrangement; and

(b)           by ECU pursuant to Section 8.2.1(d)(iv) or Section 8.2.1(d)(vi), Golden shall pay to ECU (by wire transfer of immediately available funds), within two (2) Business Days following such termination,  $2,500,000 in respect of the fees, costs and expenses incurred by ECU in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

7.4.2                        If an ECU Termination Fee Event occurs, ECU shall pay Golden or as Golden shall direct (by wire transfer of immediately available funds), the ECU Termination Fee in accordance with Section 7.4.4. If a Golden Termination Fee Event occurs, Golden shall pay to ECU or as ECU shall direct (by wire transfer of immediately available funds), the Golden Termination Fee in accordance with Section 7.4.5.

7.4.3                        For the purposes of this Agreement, “ECU Termination Fee” means $10,000,000. For the purposes of this Agreement, “Golden Termination Fee” means $10,000,000.

7.4.4                        For the purposes of this Agreement, “ECU Termination Fee Event” means the termination of this Agreement:

(a)           by Golden pursuant to Section 8.2.1(c)(i) or Section 8.2.1(c)(v);

(b)           by ECU pursuant to Section 8.2.1(d)(ii); or

(c)           by either Golden or ECU pursuant to Sections 8.2.1(b)(i) or 8.2.1(b)(iii), or by Golden pursuant to Sections 8.2.1(c)(iv) or 8.2.1(c)(vi), but only if:

(i)            in the case of termination of this Agreement pursuant to Sections 8.2.1(b)(i) or 8.2.1(c)(iv), prior to the termination of this Agreement an Acquisition Proposal, or the intention to make an Acquisition Proposal, in respect of ECU shall have been made or publicly announced by any person (other than Golden or any of its affiliates); or

(ii)           in the case of termination of this Agreement pursuant to Sections 8.2.1(c)(vi) or 8.2.1(b)(iii), prior to the ECU Meeting, an Acquisition Proposal, or the intention to make an Acquisition Proposal, in respect of ECU shall have been publicly announced by any person (other than Golden or any of its affiliates);

and, in either case:

(A)          within twelve months following the date of such termination an Acquisition Proposal relating to ECU is consummated; or

(B)           within six (6) months following the date of such termination ECU and/or one or more of its subsidiaries enters into a definitive agreement in respect of, or the ECU Board approves or recommends, a transaction contemplated by (i) above and that transaction is subsequently consummated at any time thereafter.

For the purpose of this Section 7.4.4(c), the references in the definition of “Acquisition Proposal” to “20% or more of any voting or equity securities”, “20% or more of any class of voting or equity securities”, “20% or more of the consolidated revenue”, “20% or more of the consolidated operating income” and “20% or more of the fair market value of the consolidated assets” shall be deemed to be references to “40% or more of any voting or equity securities”, “40% or more of any class of voting or equity securities”, “40% or more of the consolidated revenue”, “40% or more of the consolidated operating income” and “50% or more of the fair market value of the consolidated assets”, respectively.

7.4.5                        For the purposes of this Agreement, “Golden Termination Fee Event” means the termination of this Agreement:

(a)           by ECU pursuant to Section 8.2.1(d)(i) or Section 8.2.1(d)(v);

(b)           by Golden pursuant to Section 8.2.1(c)(ii); or

(c)           by either Golden or ECU pursuant to Sections 8.2.1(b)(i) or 8.2.1(b)(iv), or by ECU pursuant to Sections 8.2.1(d)(iv) or Section 8.2.1(d)(vi), but only if:

(i)            in the case of termination of this Agreement pursuant to Sections 8.2.1(b)(i) or 8.2.1(d)(iv), prior to the termination of this Agreement an Acquisition Proposal, or the intention to make an Acquisition Proposal, in respect of Golden shall have been made or publicly announced by any person (other than ECU or any of its affiliates); or

(ii)           in the case of termination of this Agreement pursuant to Sections 8.2.1(b)(iv) or 8.2.1(d)(vi), prior to the Golden Meeting, an Acquisition Proposal, or the intention to make an Acquisition Proposal, in respect of Golden shall have been publicly announced by any person (other than ECU or any of its affiliates);

and, in either case:

(A)          within twelve months following the date of such termination an Acquisition Proposal relating to Golden is consummated; or

(B)           within six (6) months following the date of such termination Golden and/or one or more of its subsidiaries enters into a definitive agreement in respect of, or the Golden Board approves or recommends, a transaction contemplated by (i) above and that transaction is subsequently consummated at any time thereafter.

For the purpose of this Section 7.4.5(c), the references in the definition of “Acquisition Proposal” to “20% or more of any voting or equity securities”, “20% or more of any class of voting or equity securities”, “20% or more of the consolidated revenue”, “20% or more of the consolidated operating income” and “20% or more of the fair market value of the consolidated assets” shall be deemed to be references to “40% or more of any voting or equity securities”, “40% or more of any class of voting or equity securities”, “40% or more of the consolidated revenue”, “40% or more of the consolidated operating income” and “50% or more of the fair market value of the consolidated assets”, respectively.

7.4.6                        If an ECU Termination Fee Event occurs due to a termination of this Agreement by ECU pursuant to Section 8.2.1(d)(ii), the ECU Termination Fee shall be payable no later than simultaneously with the occurrence of such ECU Termination Fee Event. If an ECU Termination Fee Event occurs due to a termination of this Agreement by Golden pursuant to Section 8.2.1(c)(i) or Section 8.2.1(c)(v), the ECU Termination Fee shall be payable within two (2) Business Days following such ECU Termination Fee Event.  If an ECU Termination Fee Event occurs in the circumstances set out in Section 7.4.4(c), the ECU Termination Fee, less any amount previously paid by ECU pursuant to Section 7.4.1(a), shall be payable within two (2) Business Days following the closing of the applicable transaction referred to therein. For the avoidance of doubt, in no circumstance shall ECU be obligated to pay more than one ECU Termination Fee.

7.4.7                        If a Golden Termination Fee Event occurs due to a termination of this Agreement by Golden pursuant to Section 8.2.1(c)(ii), the Golden Termination Fee shall be payable no later than simultaneously with the occurrence of such Golden Termination Fee Event.  If a Golden Termination Fee Event occurs due to a termination of this Agreement by ECU pursuant to Section 8.2.1(d)(i) or Section 8.2.1(d)(v), the Golden Termination Fee shall be payable within two (2) Business Days following such Golden Termination Fee Event.  If a Golden Termination Fee Event occurs in the circumstances set out in Section 7.4.5(c), the Golden Termination Fee, less any amount previously paid by Golden pursuant to Section 7.4.1(b), shall be payable within two (2) Business Days following the closing of the applicable transaction referred to therein. For the avoidance of doubt, in no circumstance shall Golden be obligated to pay more than one Golden Termination Fee.

7.4.8                        Each of the Parties acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 7.4 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive.  For greater certainty but subject to Section 7.4.9, each Party agrees that, upon any termination of this Agreement under circumstances where a Party is entitled to a Termination Fee or reimbursement of expenses pursuant to Section 7.4.1 and such Termination Fee or expense reimbursement is paid in full, the Party entitled to the Termination Fee or expense reimbursement shall be precluded from any other remedy against the other Party (excluding, in the case of a Party entitled to expense reimbursement, any Termination Fee (net of such expense reimbursement) that may thereafter become payable pursuant to the provisions of Section 7.4.4(c) or Section 7.4.5(c)) at law or in equity or otherwise (including an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the transactions contemplated hereby.

7.4.9                        Nothing in this Section 7.4 shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of an intentional or wilful breach of this Agreement.

7.4.10                      Nothing in this Section 7.4 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

7.5                            Access to Information; Confidentiality

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Golden Contracts or ECU Contracts, as applicable, each of the Parties shall, and shall cause its respective subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to the other Party and to the officers, employees, agents and representatives of the other Party such access as the other Party may reasonably require at all reasonable times, including, in the case of requests by Golden, for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Golden Contracts and ECU Contracts, as applicable, and shall furnish the other Party with all data and information as the other Party may reasonably request.  Golden and ECU acknowledge and agree that information furnished pursuant to this Section 7.5 shall be subject to the terms and conditions of the Confidentiality Agreement.

7.6                            Insurance and Indemnification

(a)           From and after the Effective Time, Golden will, at Golden’s option, either (a) purchase (to a maximum purchase price per year of coverage equal to 200% of the average purchase price paid by ECU and its subsidiaries per year of coverage over the three (3) years preceding the date hereof) prepaid non-cancellable run-off directors’ and officers’ liability insurance to be in effect without any reduction in scope or coverage for not less than six (6) years from the Effective Date providing protection no less favourable to the protection provided by the policies maintained by ECU in favour of the directors and officers of ECU and its subsidiaries which are in effect immediately prior to the Effective Date (and true and complete copies of which ECU has provided to Golden prior to the date hereof) and providing protection in respect of claims arising from facts or events which occurred prior to the Effective Time or (b) purchase (to a maximum purchase price per year of coverage equal to 200% of the average purchase price paid by ECU and its subsidiaries per year of coverage over the three (3) years preceding the date hereof) as an extension of the current insurance policies of ECU and its subsidiaries, prepaid non-cancellable run-off directors’ and officers’ liability insurance providing coverage comparable to that contained in the existing policies of ECU and its subsidiaries for six (6) years from the Effective Time with respect to claims arising from or related to facts or events that occurred at or prior to the Effective Time, in each case provided that if comparable coverage may not be obtained at the maximum purchase price per year specified above, then the coverage shall be as comparable as possible at such price, to be determined by Golden, acting reasonably.

(b)           Golden agrees that it shall cause ECU and its subsidiaries to honour all rights to expense reimbursement, indemnification or exculpation now existing in favour of present and former officers and directors of ECU and its subsidiaries as provided for in their respective articles and by-laws, and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect for a period of not less than six (6) years from the Effective Date.

(c)           If ECU or, following the Effective Time, Golden or any of its successors or assigns shall (a) amalgamate, consolidate with or merge or wind-up into any other person and, if applicable, shall not be the continuing or surviving corporation or entity; or (b) transfer all or substantially all of its properties and assets to any person or persons, then, and in each such case, proper provisions shall be made so that the successors, assigns and transferees of ECU or Golden, as the case may be, shall assume all of the obligations set forth in this Section 7.6.

(d)           The provisions of this Section 7.6 shall survive the consummation of the transactions contemplated by this Agreement and the Plan of Arrangement and are intended for the benefit of, and shall be enforceable by, the directors and officers of ECU and its subsidiaries, and their respective heirs, executors, administrators and personal representatives and shall be binding on ECU and its subsidiaries and their respective successors and assigns, and, for this purpose only, ECU hereby confirms that it is acting as trustee on their behalf.

ARTICLE 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.1                            Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms; provided, however, that the provisions of Sections 7.4, 7.6 and, to the extent required to give effect to the foregoing provisions, this Section 8.1, Sections 9.2, 9.3, 9.5, 9.6 as well as the confidentiality provisions of Section 7.5 and the provisions of the Confidentiality Agreement shall survive the Effective Time and remain in full force and effect, and neither the termination of this Agreement nor anything contained in this Section 8.1 shall relieve any Party for any liability for any intentional or wilful breach of this Agreement.

8.2                            Termination

8.2.1                        This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement Resolution by ECU Shareholders or the ECU Securityholders or the Arrangement by the Court or the approval by the Golden Stockholders of the Golden Meeting Resolution):

(a)           by mutual written agreement of ECU and Golden; or

(b)           by either ECU or Golden, if:

(i)            the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 8.2.1(b)(i) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

(ii)           after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins ECU or Golden from consummating the Arrangement and such applicable Law or enjoinment shall have become final and non-appealable;

(iii)          the Arrangement Resolution shall have failed to receive the requisite vote for approval from ECU Shareholders or ECU Securityholders at the ECU Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order; or

(iv)          the Golden Meeting Resolution shall have failed to receive the requisite vote for approval from the Golden Stockholders (including any adjournment or postponement thereof) at the Golden Meeting;

(c)           by Golden, if:

(i)            the ECU Board (A) fails to recommend that the ECU Securityholders vote their ECU Securities in favour of the Arrangement Resolution, (B) withdraws, withholds, amends, modifies or qualifies, or proposes publicly to withdraw, withhold, amend, modify or qualify its recommendation that the ECU Securityholders vote their ECU Securities in favour of the Arrangement Resolution, (C) approves, accepts, endorses, or recommends or proposes publicly to approve, accept, endorse or recommend, any Acquisition Proposal, or (D) fails to reaffirm its recommendation that the ECU Securityholders vote their ECU Securities in favour of the Arrangement Resolution within five (5) Business Days (and in any case on or prior to the Business Day immediately prior to the ECU Meeting) after having been requested by Golden to do so (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond a period of five (5) Business Days (or beyond the Business Day immediately prior to the ECU Meeting, if sooner) shall be considered a failure of the ECU Board to reaffirm its recommendation within the requisite time period) (each of the foregoing being referred to as a “ECU Board Change in Recommendation”);

(ii)                                  the Golden Board authorizes Golden, subject to complying with the terms of this Agreement, to enter into a binding written agreement relating to a Superior Proposal; provided that concurrent with such termination, Golden pays the Golden Termination Fee payable pursuant to Section 7.4;

(iii)                               any of the conditions set forth in Section 6.1 or Section 6.2 is not satisfied, and such condition  is incapable of being satisfied by the Outside Date; provided that Golden is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied;

(iv)                              subject to Section 7.1, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of ECU set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that Golden is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied; or

(v)                                 without limiting and notwithstanding the provisions of subparagraph (iv) above, ECU is in material breach or in default of any of its obligations or covenants set forth in Section 7.2, Section 7.3 or the Exclusivity Agreement; or

(vi)                              the ECU Meeting has not occurred on or before the date that is ninety-five (95) days from the date hereof (or such later date as the Parties may agree upon in accordance with Section 2.4(a)); provided that the right to terminate this Agreement pursuant to this Section 8.2.1(c)(vi) shall not be available to Golden if the failure by Golden to fulfil any obligation hereunder is the direct cause of, or directly results in, the failure of the ECU Meeting to occur on or before such date.

(d)                                 by ECU, if

(i)                                     the Golden Board (A) fails to recommend that Golden Stockholders vote their Golden Stock in favour of the Golden Meeting Resolution, (B) withdraws, withholds, amends, modifies or qualifies, or proposes publicly to withdraw, withhold, amend, modify or qualify its recommendation that Golden Stockholders vote their Golden Stock in favour of the Golden Meeting Resolution, (C) approves, accepts, endorses, or recommends or proposes publicly to approve, accept, endorse or recommend, any Acquisition Proposal, or (D) fails to reaffirm its recommendation that Golden Stockholders vote their Golden Stock in favour of the Golden Meeting Resolution within five (5) Business Days (and in any case on or prior to the Business Day immediately prior to the Golden Meeting) after having been requested by ECU to do so (it being understood that the taking of a neutral position or no position with respect to an Acquisition

Proposal beyond a period of five (5) Business Days (or beyond the Business Day immediately prior to the day of the Golden Meeting, if sooner) shall be considered a failure of the Golden Board to reaffirm its recommendation within the requisite time period) (each of the foregoing being referred to as a “Golden Board Change in Recommendation”);

(ii)                                  the ECU Board authorizes ECU, subject to complying with the terms of this Agreement, to enter into a binding written agreement relating to a Superior Proposal; provided that concurrent with such termination, ECU pays the ECU Termination Fee payable pursuant to Section 7.4;

(iii)                               any of the conditions set forth in Section 6.1 or Section 6.3 is not satisfied, and such condition is incapable of being satisfied by the Outside Date provided that ECU is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied;

(iv)                              subject to Section 7.1, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Golden set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that ECU is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied;

(v)                                 without limiting and notwithstanding the provisions of subparagraph (c)(iv) above, Golden is in material breach or in default of any of its obligations or covenants set forth in Section 7.2, Section 7.3 or the Exclusivity Agreement; or

(vi)                              the Golden Meeting has not occurred on or before the date that is ninety-five (95) days from the date hereof (or such later date as the Parties may agree upon in accordance with Section 2.10(a)); provided that the right to terminate this Agreement pursuant to this Section 8.2.1(d)(vi) shall not be available to ECU if the failure by ECU to fulfil any obligation hereunder is the direct cause of, or directly results in, the failure of the Golden Meeting to occur on or before such date.

8.2.2                        The Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Section 8.2.1(a) shall give written notice of such termination to the other Party.

8.2.3                        If this Agreement is terminated pursuant to this Section 8.2, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except as otherwise expressly contemplated hereby, and provided that the provisions of this Section 8.2.3 and Sections 7.4, 7.6, 8.1, 9.2, 9.3, 9.5, 9.6, as well as the confidentiality provisions of Section 7.5 and the provisions of the Confidentiality Agreement shall survive any termination hereof pursuant to Section 8.2.1; provided further that neither the termination of this Agreement nor anything contained in this Section 8.2 shall relieve a Party from any liability for any intentional or wilful breach of this Agreement arising prior to such termination.

8.3                            Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the ECU Meeting or the Golden Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties and any such amendment may, subject to the Interim Order and the Final Order and applicable Law, without limitation:

(a)                                  change the time for performance of any of the obligations or acts of the Parties;

(b)                                 waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)                                  waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)                                 waive compliance with or modify any mutual conditions precedent herein contained.

8.4                            Waiver

Either Party may (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 9
GENERAL PROVISIONS

9.1                            Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile, or as of the following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)                                  if to Golden:

Golden Minerals Company

350 Indiana Street, Suite 800

Golden, Colorado, 80401

U.S.A.

Attention:                      Jeffrey G. Clevenger, President

Facsimile:                      (303) 839-5907

with copies (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP
333 Bay Street, Suite 2400
Bay Adelaide Centre, Box 20
Toronto, ON M5H 2T6

Attention:                      John M. Sabetti

Facsimile:                      416 364 7813

and

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

Attention:                      Deborah Friedman

Facsimile:                      (303) 893 1379

(b)                                 If to ECU:

ECU Silver Mining Inc.

87 Front Street East, 2nd Floor

Toronto, ON  M5E 1B8

Attention: Stephen Altmann, President

Facsimile: (416) 366-8131

with copies (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

600 de Maisonneuve Boulevard West, Suite 2200

Montréal QC H3A 3J2

Attention:                                         Howard Levine

Facsimile:                                        (514) 982 4099

and

Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates
222 Bay Street

Suite 1750

Toronto, ON, M5K 1J5

Attention:                                         Riccardo A. Leofanti

Facsimile:                                        (212) 735 2004

9.2                            Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York. Each Party consents to the exclusive jurisdiction and proper venue of the state and federal courts located in New York, New York for any claim, dispute or controversy hereunder in any such suit, action or proceeding and irrevocably waives, to the fullest extent, any argument that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Each of the Parties, knowingly, voluntarily and intentionally waives any right to trial by jury in any action or other legal proceeding brought by the other Party arising out of or relating to this Agreement or the transactions contemplated hereby or any other document relating or pertaining to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the Plan of Arrangement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Québec and the federal laws of Canada applicable therein.

9.3                            Injunctive Relief

Subject to Section 7.4, the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions other equitable relief (including specific performance) to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief (including specific performance) hereby being waived.

9.4                            Time of Essence

Time shall be of the essence of this Agreement.

9.5                            Entire Agreement, Binding Effect and Assignment

Golden may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, an affiliate of Golden, provided that if such assignment and/or assumption takes place, Golden shall continue to be liable jointly and severally with such affiliate for all of its obligations hereunder.  This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

This Agreement (including the exhibits and schedules hereto and the ECU Disclosure Letter and the Golden Disclosure Letter), the Exclusivity Agreement (to the extent it is not superseded by the provisions of this Agreement), the Confidentiality Agreement and the Subscription Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder.  Except as expressly permitted by the terms hereof, including pursuant to Section 7.6, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.

9.6                            Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.7                            Further Assurances

Each Party shall use all commercially reasonable efforts do all such things and provide all such reasonable assurances as may be required to consummate the transaction contemplated by this Agreement, and each Party shall provide such further documents or instruments as reasonably required by any other Party as necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Date.

9.8                            Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
 SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ECU SILVER MINING INC.

Per:	/s/ Michel Roy
Name:	Michel Roy
Title:	CEO & Chairman

Per:	/s/ Stephen Altmann
Name:	Stephen Altmann
Title:	President & Director
We have authority to bind the Corporation

GOLDEN MINERALS COMPANY

Per:	/s/ Jeffrey G. Clevenger
Name:	Jeffrey G. Clevenger
Title:	President & Chief Executive Officer

Per:	/s/ Robert P. Vogels
Name:	Robert P. Vogels
Title:	SVP & CFO
We have authority to bind the Corporation

[Arrangement Agreement]